   As filed with the Securities and Exchange Commission on November 1, 2000

                   Registration Statement No. 333-__________

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                          --------------------------

                               DRUGMAX.COM, INC.
                               -----------------
                (Name of Small Business Issuer in Its Charter)

            Nevada                               7375                                34-1755390
---------------------------------        --------------------------          ----------------------------
(State or Other Jurisdiction            (Primary Standard Industrial        (I.R.S. Employer Identification
of Incorporation or Organization)        Classification Code Number)                    Number)

                          12505 Starkey Road, Suite A
                             Largo, Florida 33773
                                (727) 533-0431
                        --------------------------------
                         (Address and Telephone Number
                        of Principal Executive Offices)

                          12505 Starkey Road, Suite A
                             Largo, Florida 33773
                        --------------------------------
                   (Address of Principal Place of Business)

                         William L. LaGamba, President
                               DrugMax.com, Inc.
                          12505 Starkey Road, Suite A
                             Largo, Florida 33773
                                (727) 533-0431
                        --------------------------------
                         (Name, Address and Telephone
                         Number of Agent for Service)

                   Please Send Copies of Communications to:

      Gregory C. Yadley, Esq.                        R. Alan Higbee, Esq.
      Julio C. Esquivel, Esq.                        David M. Doney, Esq.
  Shumaker, Loop & Kendrick, LLP      Fowler, White, Gillen, Boggs, Villareal and Banker, P.A.
 101 East Kennedy Blvd. Suite 2800             501 East Kennedy Blvd., Suite 1700
      Tampa, Florida 33602                           Tampa, Florida 33602
    Telephone: (813) 229-7600                      Telephone: (813) 228-7411
    Facsimile: (813) 229-1660                      Facsimile: (813) 228-9401

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.[_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[_]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------
 Title of each class of                             Proposed maximum            Proposed
    securities to be          Amount to be         offering price per      maximum aggregate          Amount of
       registered              registered              share/(1)/         offering price/(1)/     registration fee
---------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
     par value                 2,300,000           $6.41                   $14,743,000             $3,892.15
---------------------------------------------------------------------------------------------------------------------

_____________
(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c).

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the securities and exchange commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                Subject to completion, dated October ____, 2000


                               [GRAPHIC OMITTED]


                               DRUGMAX.COM, INC.


                        2,000,000 Shares of Common Stock

     This is a public offering of common stock of DrugMax.com, Inc. DrugMax is offering a total of 1,600,000 shares of common stock with this prospectus. The selling stockholders identified in this prospectus are offering an additional 400,000 shares of common stock of DrugMax. See "Selling Stockholders." We will not receive any of the proceeds from the sale of shares by the selling stockholders.

     This is a firm commitment underwriting. The underwriters named in this prospectus have an option for 45 days to purchase up to 300,000 additional shares of our common stock at the offering price to cover any over-allotments.

     Our common stock is currently quoted on the Nasdaq SmallCap Stock Market under the symbol "DMAX." We have applied to have our common stock included for quotation on the Nasdaq National Market, also under the symbol "DMAX." On October _____, 2000, the last reported closing sale price of our common stock, as reported, by Nasdaq, was $_______ per share. See "Market for the Common Stock."

     Your investment in our common stock involves a high degree of risk. Before investing in our common stock, you should consider carefully the risks described under "Risk Factors" beginning on page _____.


=============================================================================================
                                    TERMS OF THE OFFERING
---------------------------------------------------------------------------------------------
                                                           PER SHARE         TOTAL
---------------------------------------------------------------------------------------------
Public Offering Price                                      $                 $
Underwriting Discounts and Commissions                     $                 $
Proceeds to DrugMax                                        $                 $
Proceeds to Selling Stockholders                           $                 $
=============================================================================================

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                        UTENDAHL CAPITAL PARTNERS, L.P.

        The date of this prospectus is _________________________, 2000.

                               TABLE OF CONTENTS

                                                        Page                                                   Page
                                                        ----                                                   ----
Summary...............................................     1  Business.........................................
Risk Factors..........................................        Management.......................................
Use of Proceeds.......................................        Selling Stockholders.............................
Capitalization........................................        Security Ownership of Management
Market for the Common Stock...........................         and Certain Beneficial Owners....................
Dividend Policy.......................................        Description of Capital Stock.....................
Selected Consolidated Financial Data..................        Underwriting.....................................
Selected Pro Forma Condensed                                  Legal Matters....................................
  Consolidated Financial Data.........................        Experts..........................................
Management's Discussion and                                   Additional Information...........................
  Analysis of Financial Condition                             Index to Financial Statements....................
  and Results of Operations...........................


     You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

     Information contained on our web sites does not constitute part of this prospectus.

Cautionary Statement Regarding Forward-Looking Statements

     Some of the statements in this prospectus are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which provides a "safe harbor" for these types of statements. These forward-looking statements include statements in the "Summary," "Business," and other sections of this prospectus relating to our expansions and acquisition strategy, business development and projected capital expenditures, as well as trends in Internet use and electronic commerce. These forward-looking statements also include statements relating to our performance in the "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Use of Proceeds," and "Business" sections of this prospectus. Forward-looking statements include statements regarding the intent, belief or current expectations of DrugMax or our management (including statements preceded by, followed by or including forward-looking terminology such as "may," "will," "should," "believe," "expect," "plan," "intend," "anticipate," "estimate," "continue," "future" or similar expressions or comparable terminology) with respect to various matters. All forward-looking statements in this prospectus are based on information available to us on the date of this prospectus. Please note that matters set forth under the caption "Risk Factors" constitute cautionary statements identifying important factors with respect to the forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

                               Prospectus Summary

     You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering and our Consolidated Financial Statements, Pro Forma Consolidated Financial Statements and related Notes appearing elsewhere in this prospectus. Because this is only a summary, you should read the rest of this prospectus before you invest in our common stock. Read the entire prospectus carefully, especially the risks described under "Risk Factors." Unless otherwise indicated, the information in this prospectus (a) has been adjusted to give retroactive effect to a number of stock splits and reverse stock splits as described in Note 9 to our Consolidated Financial Statements appearing elsewhere in this prospectus and (b) assumes that the underwriter's over-allotment option has not been exercised.

                                  Our Business

          Drugmax.com, Inc. primarily is an e-commerce business providing: (1) the wholesale distribution of pharmaceuticals, over-the-counter products, health and beauty care products, and nutritional supplements and (2) one of the first business-to-business online trade exchanges for the same products, dedicated exclusively to manufacturers, distributors, wholesalers and retailers in the pharmaceuticals and over-the-counter product markets. We also continue to derive a significant portion of revenue from our traditional "brick and mortar" full-line wholesale distribution business. We utilize our competitive advantage of being one of the early entrants into the Internet business-to-business pharmaceutical market, leveraging our existing infrastructure, technology, relationships, marketing and management resources. We believe that the combination of our traditional wholesale distribution business with both our online wholesale distribution business and our e-commerce trade exchange provides the "clicks and mortar" combination that will allow us to aggressively market and distribute our products and services. During the fiscal year ended March 31, 2000, and the three months ended June 30, 2000, we generated revenues of $21.1 million and $28.8 million, respectively.

          In general, we distribute our products primarily to independent pharmacies in the continental United States, and secondarily to small and medium-sized pharmacy chains, alternate care facilities and other wholesalers and retailers. Since the early December 1999 launch of our website, www.drugmax.com, over 9,000 independent pharmacies, small regional pharmacy chains, wholesalers and distributors have registered to purchase products through our site. We believe we have been successful in attracting potential customers to our site because we have designed our site as an online source for a select group of products, typically higher cost and margin products, which make up a large percentage of our targeted customers sales. In addition, we maintain an inventory of over 20,000 stock keeping units, and continue to serve our customers as a primary, full-line wholesale distributor through a combination of our e-commerce venues and traditional distribution methods.

          Our online trade exchange, DrugMaxTrading.com, established in August 2000, offers one of the first business-to-business online trade exchanges for pharmaceuticals, over-the-counter products, health and beauty care products, and nutritional supplements dedicated exclusively to manufacturers, distributors, wholesalers and retailers in the pharmaceutical and over-the-counter product markets. DrugMaxTrading.com allows our trade exchange members to lower their overall costs of doing business while providing them with wider market access and the best available prices. Capitalizing on the efficiencies of the Internet and our strategic alliances, DrugMaxTrading.com aggregates a variety of product and market participant information, and, in doing so, facilitates the execution of mutually beneficial online transactions among trade exchange members in an open-market format.

          Through DrugMaxTrading.com, we provide our members with three online trading options:

          . The Best Buy System is powered by an online catalog of products. Product information is uploaded into the DrugMaxTrading.com database by multiple vendors, and a corresponding system for purchasers automatically searches for the desired product and provides information on, and the ability to, acquire the lowest price.

          . Through our Closeout System, our members can offer and purchase viable products approaching expiration. Based on the expiration date, the price of the product will decrease daily as the expiration date approaches, giving buyers the most favorable pricing and sellers a channel for end-of-life management.

          . The Auction System provides our members with the opportunity to participate in auctions as inventory is placed for sale.

          Although we expect our wholesale distribution business to continue to provide the primary source of revenues for the foreseeable future, we believe that our new e-commerce trade exchange ultimately will provide greater profits than our wholesale distribution operations.

          Our key business objectives are:

          . to become a leading business-to-business e-commerce provider of pharmaceuticals, over-the-counter products, health and beauty care products and nutritional supplements; and

          . to own and operate a leading online trade exchange for pharmaceuticals, over-the-counter products, health and beauty care products and nutritional supplements.

Industry Trends

          Pharmaceutical and Healthcare Markets.  According to IMS Health, a
          -------------------------------------
company specializing in information services for the pharmaceutical and health care industries, the United States is the world's largest pharmaceutical market, with 1998 sales of $111 billion, including diagnostics and over-the-counter drugs. That figure is expected to rise to $163 billion in 2002, an increase of 46%. The National Association of Chain Drug Stores reported that total pharmaceuticals drug sales for 1999 exceeded a record $121 billion. This continued growth rate of the sales of pharmaceutical products was attributed to a number of factors including:

          . the value added by the introduction of new drugs into the marketplace, which more than offsets the value lost by medications losing patent protection;
          . new patterns of drug lifestyle management, resulting in higher sales occurring earlier in the life cycle of a medication;
          . increased money spent on direct-to-consumer marketing initiatives; and
          . an unprecedented period of investment by pharmaceutical companies worldwide.

          Currently, the pharmaceuticals and health care products markets are serviced primarily by traditional full-line wholesalers.

          Internet.  The Internet has emerged as the fastest growing
          --------
communications medium in history and is dramatically changing how businesses and individuals communicate and share information. International Data Corporation estimates that the number of Internet users will grow from 97 million at the end of 1998 to 320 million by 2002. The Internet has created new opportunities for conducting commerce, such as business-to-consumer and person-to-person e-commerce. Recently, the widespread adoption of intranets and the acceptance of the Internet as a business communications platform has created a foundation for business-to-business e-commerce that offers the potential for organizations to streamline complex processes, lower costs and improve productivity. Internet-based business-to-business e-commerce is poised for rapid growth and is expected to represent a significantly larger opportunity than business-to-consumer or person-to-person e-commerce. According to Gartner Group, business-to-business e-commerce revenue was $145 billion in 1998 and by 2004 will represent about 7.0% of the total global sales transactions, estimated to be $7 trillion. Gartner Group estimates that in 2000 business-to-business revenues will be $403 billion, a figure that should rise to $953 billion in 2001, $2 trillion in 2002 and nearly $4 trillion in 2003.

          Our principal executive offices are located at 12505 Starkey Road, Suite A, Largo, Florida 33773, and our telephone number is (727) 533-0431. Our web sites are www.drugmax.com and www.DrugMaxTrading.com. The information contained on our web sites does not constitute part of this prospectus.

                                 The Offering

Common Stock Offered by DrugMax........................  1,600,000 shares
Common Stock Offered by Selling Stockholders...........  400,000 shares
Total Shares Offered...................................  2,000,000 shares
Common Stock Outstanding After this Offering...........  _____________ shares/(1)/
Use of Proceeds........................................  We intend to use the proceeds primarily for working capital, as well as future strategic acquisitions, business expansion and marketing.
Nasdaq Symbol (2)......................................  DMAX

     (1) Does not include 500,000 shares which are being held in escrow in connection with our acquisition of Becan Distributors, Inc. See "Business-Recent Material Acquisitions."

     (2) Our common stock is currently quoted on the Nasdaq SmallCap Market under the symbol "DMAX." We have applied to have our common stock included for quotation on the Nasdaq National Market, also under the symbol "DMAX."

                                 Risk Factors

               Investing in our common stock involves a high degree of risk. For a discussion of certain risks that you should consider before buying shares of our common stock, see "Risk Factors" beginning at page ____ of this prospectus.

                      Summary Consolidated Financial Data

     The following table shows our summary financial data which you should read together with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," our Consolidated Financial Statements and Pro Forma Consolidated Financial Statements and related Notes, and the other financial data included elsewhere in this prospectus.

     The as adjusted balance sheet data gives effect to our sale of 1,600,000 shares of common stock at an assumed public offering price of $___________ per share in this offering and our application of the estimated net proceeds.

                                                September 8, 1998
                                               (date of inception)    Year Ended             Three Months Ended
                                                through March 31,     March 31,                 June 30,
                                                      1999/(1)/          2000                1999            2000
                                                 ----------------  ----------------  --------------   --------------
Consolidated Statement of Operations Data:

Revenues...................................         $   37,118       $21,050,547         $   33,899       $28,816,653
Cost of goods sold.........................             14,496        20,906,771             14,786        27,813,691
                                                --------------      ------------        -----------      ------------
Gross profit...............................             22,622           143,776             19,113         1,002,962

Selling, general and administrative
 expenses..................................            128,858         2,076,653            101,308         2,363,190
                                                --------------      ------------        -----------      ------------

Loss from operations.......................           (106,236)       (1,932,877)           (82,195)       (1,360,228)
Total other income (expense), net..........              1,761           (56,067)              (254)         (159,601)
                                                 -------------      ------------        -----------      ------------

Net loss...................................         $ (104,475)      $(1,988,944)        $  (82,449)      $(1,519,829)
                                                 =============       ===========        ===========      ============

Basic and diluted net loss per share.......         $    (0.08)      $     (0.51)        $    (0.02)      $     (0.24)
                                                 =============      ============       ============      ============

Basic and diluted weighted average number
 of common shares outstanding..............          1,372,230         3,875,445          5,351,028         6,374,780
                                                 =============     =============       ============      ============
                                                                        As of                       As of June 30, 2000
                                                                    March 31, 2000               Actual              As Adjusted
                                                                  ------------------       -----------------     ------------------
Consolidated Balance Sheet Data:

Cash and cash equivalents................................              $ 6,020,129            $ 4,124,356
Working capital..........................................                5,161,409              4,170,868
Total assets.............................................               38,513,912             50,133,906
Long term obligations, less current portion..............                       --              1,471,575            1,471,575
Stockholders' equity.....................................               31,992,740             32,672,618

_______________
(1) In March 1999, we acquired all of the outstanding stock of Nutriceuticals.com Corporation, a Florida corporation formed on September 8, 1998. For accounting purposes, this acquisition was treated as an acquisition of our company by Nutriceuticals and as a recapitalization of Nutriceuticals. Thus, although we were incorporated in Nevada on October 18, 1993 our date of inception is September 8, 1998, for accounting purposes. Accordingly, summary consolidated statement of operations data is not presented for the period prior to September 8, 1998.

                                  Risk Factors

     An investment in our common stock involves a high degree of risk. Before deciding whether to invest, you should read and consider carefully the following risk factors. If any of the following events actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

General Risks Related To Our Business

We have incurred net losses since inception and may incur additional losses in the future, which may require us to seek additional financing.

   We had revenues of approximately $21.1 million for the year ended March 31, 2000, and $28.8 million for the three months ended June 30, 2000, and losses of approximately $2.0 million and $1.5 million for such periods. We expect to continue to invest heavily in brand development, marketing and promotion, as well as technology and operating infrastructure development. In addition, we expect to continue to incur expenses relating to strategic acquisitions, including expenses related to the integration of those acquisitions into our business. We cannot be certain that we can achieve positive cash flows on a quarterly or annual basis in the future. If we do not achieve or sustain positive cash flows, we may be unable to meet our working capital requirements without obtaining additional financing.

To meet our plans, we will require additional capital in the future which may not be available to us.

     Our expansion and development plans are expected to consume substantial amounts of capital. We do not presently have adequate cash from operations or financing activities to meet either our short or long-term capital needs. Accordingly, we are dependent on and intend to use a substantial portion of the proceeds of this offering to fund our operations and implement our marketing and growth strategies. We currently anticipate that the net proceeds we receive from this offering, together with our existing borrowing arrangements and other available funds will be sufficient to meet our anticipated needs for working capital and capital expenditures for at least the next 12 months. Thereafter, if we are not able to generate sufficient positive cash flows, we likely will have to obtain additional financing.

     Our future capital requirements will depend upon many factors, including, but not limited to:

     .  the extent to which we develop and brand our name;

     .  the frequency with which we make future acquisitions;

     .  the rate at which we hire additional personnel;

     .  the rate at which we expand the services that we offer; and

     .  the extent to which we develop and upgrade our technology.

     Because of these factors, our actual revenues and costs are uncertain and may vary considerably. These variations may significantly affect our future need for capital.

     The actual amount and timing of our future capital requirements may differ materially from our estimates. In particular, our estimates may be inaccurate as a result of changes and fluctuations in our revenues, operating costs and development expenses. Our revenues, operating costs and development expenses will be negatively affected by any inability to:

     .  effectively and efficiently manage the expansion of our operations;

     . negotiate favorable contracts and relationships with manufacturers, distributors and wholesalers; and

     . obtain brand recognition, attract sufficient numbers of customers or increase the volume of e-commerce sales of our products and e-commerce trade exchange services.

     Adequate funds may not be available when needed or may not be available on favorable terms. If funding is insufficient at any time in the future, we may be unable to develop or enhance our products or services, take advantage of business opportunities or respond to competitive pressures, any of which could harm our business.

The requirement for additional capital could have a negative effect on our stockholders.

     We currently anticipate that the net proceeds of this offering, together with our existing borrowing arrangements and other available funds will be sufficient to meet our anticipated needs for working capital and capital expenditures for at least the next 12 months. We may need to raise additional funds in the future to fund expansion, pursue customer sales, develop new or enhanced services, respond to competitive pressures or acquire complementary businesses, technologies or services. If we raise additional funds through the issuance of equity or convertible securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution and these securities may have powers, preferences and rights that are senior to those of the rights of our common stock.

We have a limited operating history and may not be able to successfully manage our business or achieve profitability.

     We acquired our primary wholesale distribution operations in two transactions in November 1999 and April 2000. In addition, we launched our web site, www.drugmax.com, in December 1999, and our DrugMaxTrading online trade exchange, at www.DrugMaxTrading.com, in August 2000. Accordingly, we have only a limited operating history on which to base an evaluation of our business and prospects. You should consider our prospects in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as electronic commerce. Such risks include, but are not limited to, risks related to evolving and unpredictable business models and the management of growth. To address these risks, we must, among other things, develop and maintain a customer base, implement and successfully execute our business and marketing strategy, continue to develop and upgrade our technology and transaction-processing systems, improve our web sites, provide superior customer service and order fulfillment, respond to competitive developments, and attract, retain and motivate qualified personnel. We may not be able to successfully address such risks, or manage our business to achieve or maintain profitability.

Our management team is relatively unexperienced in e-commerce business, and we may not be able to hire additional e-commerce experienced personnel in the future, which may hinder our ability to operate successfully.

     We are substantially dependent on the efforts of William LaGamba, President and Chief Operating Officer, and Jugal K. Taneja, Chairman of the Board and Chief Executive Officer. Messrs. LaGamba and Taneja have no proven record of success in the operation of an e-commerce wholesale distributor or online trade exchange. In addition, our future success depends on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, editorial, merchandising, marketing and customer service personnel. We currently have 64 employees and two consultants. The e-commerce market is highly competitive; attracting and retaining new personnel could be costly in terms of cash compensation or equity, or such personnel may not be available to us on any terms. Competition for these individuals is intense, and we may be unable successfully to attract, assimilate or retain sufficiently qualified personnel in the future. We do not currently carry key man life insurance for our principal officers.

Our efforts to raise awareness of the DrugMax brand may not be successful, which may limit our ability to expand our customer base and attract employees and acquisition candidates.

     We believe that building the DrugMax brand is critical for attracting and expanding our targeted customer base and attracting acquisition candidates and employees. If we do not continue to build the DrugMax brand on a national basis, we may not be able to effectively implement our strategy. Promotion and enhancement of our name will depend largely on our success in continuing to provide high quality products and services. If customers do not perceive our products and services as meeting their needs, or if we fail to market our services effectively, we will be unsuccessful in maintaining and strengthening our brand.

We may not be able to complete future strategic acquisitions, delaying our growth plans.

  Our growth to date largely has resulted from acquisitions, and a significant component of our future growth strategy is to continue to make such acquisitions. We are continually evaluating possible acquisitions of businesses or product lines that complement or expand our existing business or product lines, and we intend to pursue favorable opportunities as they arise. The evaluation of prospective acquisitions and the negotiation of acquisition agreements may require substantial expense and management time, and not all potential acquisitions ultimately are consummated. Further, we cannot guarantee that suitable acquisition candidates will be found or that acquisitions can be completed on favorable terms. In addition, even if we are able to complete such acquisitions, we cannot guarantee that the acquired companies or assets will be successfully integrated into our company. Acquisitions may be announced or completed at any time and may be dilutive to earnings per share on a pro forma basis.

Acquisitions may disrupt or otherwise have a negative impact on our business and may result in dilution to existing stockholders.

     In the past 12 months, we have completed four acquisitions and currently we have one potential acquisition pending. In the future, we intend to continue to seek investments in complementary businesses, product lines and technology. If we buy a company, or an operating division, we could have difficulty in assimilating the personnel and operations. In addition, the key personnel of an acquired company may decide not to work for us and customers and vendors of the acquired company may decide not to do business with us. We could also have difficulty in assimilating the acquired business, products or technology into our operations. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition, future acquisitions could have a negative impact on our business, financial condition and results of operations. Furthermore, we may have to incur debt or issue equity securities to pay for any future acquisition, the issuance of which may be dilutive to our existing stockholders.

If not managed efficiently, our rapid growth may divert management's attention from the operation of our business which could hinder our ability to operate successfully.

     Our growth has placed, and our anticipated continued growth will continue to place, significant demands on our managerial and operational resources. Our failure to manage our growth efficiently may divert management's attention from the operation of our business and render us unable to keep pace with our customers' demands.

We rely on manufacturers, distributors and wholesalers for our products, the unavailability of which could hinder our ability to operate successfully.

     We are dependent upon manufacturers, distributors and wholesalers to supply us with products for resale, and the price, term and supply of these products is unpredictable. As is common in the industry, we have no long-term or exclusive arrangements with any manufacturer, distributor or wholesaler that guarantees the availability of any material portion of our products for resale.

Our markets are highly competitive and we may be unable to compete effectively.

     The e-commerce marketplace is new, rapidly evolving and intensely competitive. We expect competition to intensify in the future because barriers to entry in the e-commerce marketplace are minimal, and current and new competitors can launch new web sites at a relatively low cost. The pharmaceutical and over-the-counter product industries are also intensely competitive. In the pharmaceutical and over-the-counter product industries we currently compete primarily with other wholesalers and distributors. We also compete with the growing number of manufacturers that sell their products directly, either online or through traditional distribution channels. Many of these manufacturers, wholesalers and distributors are larger and have substantially greater resources than we do.

Increased competition may reduce our operating margins, as well as cause a loss to any possible market share and brand recognition. Further, to strategically respond to changes in the competitive environment, we may sometimes make pricing, service or marketing decisions or acquisitions that could materially hurt our business. In addition, companies controlling access to Internet transactions through network access or web browsers could promote our competitors or charge us a substantial fee for inclusion in their product or service offerings. We cannot guarantee that we can compete successfully against current and future competitors. See "Business--Competition."

Our online trade exchange may not be successful if it is not adopted by a significant number of buyers and suppliers.

     We launched our DrugMaxTrading.com online trade exchange in August 2000. If we do not successfully attract a significant number of buyers and suppliers to our online trade exchange, our online trade exchange will not be widely accepted, which in turn would limit the growth of our e-commerce revenues and could adversely affect our business, financial condition and operating results. Whether we can retain and attract buyers and suppliers will depend in large part on our ability to design, develop and implement a secure, user-friendly application with features and functionality that buyers and suppliers find attractive in an e-commerce solution and that provides substantial value to its users over their traditional procurement methods. Buyers and suppliers may continue purchasing and selling products through traditional procurement methods, rather than adopting an e-commerce solution. Buyers and suppliers also may not use our online trade exchange if they do not perceive it as a neutral marketplace that does not favor one participant over another.

We may not successfully protect our proprietary rights.

     To protect our proprietary rights, we will rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others. After completion of this offering, we intend to apply for federal registration of the marks "DrugMax" and "DrugMaxTrading" in the United States. We cannot be certain that federal registration of these trademarks will be completed or issued. In addition, effective trademark, service mark, copyright and trade secret protection may be unavailable in every country in which our products and services are made available online in the future. We have not applied to register any mark outside the United States or undertaken any trademark searches to determine whether any of these marks are available for use or registration outside the United States.

     To date, our business has not been interrupted as the result of any claim of infringement. However, we cannot guarantee we will not be adversely affected by the successful assertion of intellectual property rights belonging to others. The effects of such assertions could include requiring us to alter or withdraw existing trademarks or products, delaying or preventing the introduction of products, or forcing us to pay damages if the products have been introduced.
The steps we take to protect our proprietary rights may be inadequate, or third parties might infringe or misappropriate our trade secrets, copyrights, trademarks, trade dress and similar proprietary rights. In addition, others could independently develop substantially equivalent intellectual property. We may have to litigate in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and the diversion of our management and technical resources which could harm our business. See "Business-Proprietary Rights."

Risks Related To E-Commerce

We are subject to risks associated with dependence on the Internet and Internet infrastructure development.

     Our success will depend in large part on continued growth in, and the use of, the Internet. There are critical issues concerning the commercial use of the Internet which remain unresolved. The issues concerning the commercial use of the Internet which we expect to affect the development of the market for our products and services include:

     .  security               .  ease of access
     .  reliability            .  quality of service
     .  cost                   .  necessary increases in bandwidth availability

        The adoption of the Internet for information retrieval and exchange, commerce and communications, particularly by those enterprises that have historically relied upon traditional means of commerce and communications, generally will require that these enterprises accept a new medium for conducting business and exchanging information. These entities likely will accept this new medium only if the Internet provides them with greater efficiency and an improved arena for commerce and communication.

        Demand and market acceptance of the Internet are subject to a high level of uncertainty and are dependent on a number of factors, including the growth in access to and acceptance of new interactive technologies, the development of technologies that facilitate interactive communication between organizations and targeted audiences and increases in user bandwidth. If the Internet fails to develop or develops more slowly than we expect as a commercial or business medium, it may adversely affect our business.

Our future e-commerce operating results are unpredictable, and fluctuations in our revenues and operating results may cause our stock's trading price to be highly volatile.

        Our revenues and operating results may fluctuate significantly from time to time due to a number of factors, not all of which are in our control. These factors include:

     . our ability to attract and retain new customers and maintain customer satisfaction;

     . new web sites, services and products introduced by us or by our competitors;

     .  price competition;

     . our ability to upgrade and develop our systems and infrastructure and attract new personnel in a timely and effective manner;

     . traffic levels on our web sites and our ability to convert that traffic into customers;

     . general technical difficulties or system downtime affecting the Internet or online services or the operation of our web sites;

     . the failure of Internet bandwidth to increase significantly over time and/or an increase in the cost to consumers of obtaining or using Internet bandwidth;

     . government regulations related to use of the Internet for commerce or sales and distribution of natural products; and

     . general economic conditions and economic conditions specific to the Internet, online commerce and the software industry.

        Our failure to produce operating results that meet securities analysts' or investor expectations in one or more quarters may materially and adversely affect the price of our common stock.

We are subject to capacity constraint system development risks which may result in our inability to service our customers and meet our growth expectations.

        A key element of our strategy is to generate a high volume of traffic on, and use of, our web sites. Accordingly, our web site transaction processing systems and network infrastructure performance, reliability and availability are critical to our operating results. These factors are also critical to our reputation and our ability to attract and retain customers and maintain adequate customer service levels. The volume of goods we sell and the attractiveness of our product and service offerings will decrease if there are any systems interruptions that affect the availability of our web sites or our ability to fulfill orders. We expect to continually enhance and expand our technology and transaction processing systems, and network infrastructure and other technologies, to accommodate increases in the volume of traffic on our web sites. We may be unsuccessful in these efforts or we may be unable to accurately project the rate or timing of increases in the use of our web sites. We may also fail timely to expand and upgrade our systems and infrastructure to accommodate these increases.

Rapid technological change may adversely affect our business and increase our business costs.

          The Internet and the e-commerce industry are characterized by rapid technological change, changes in user and customer requirements and preferences and frequent product and service introductions. If competitors introduce products and services embodying new technologies or if new industry standards and practices emerge, then our existing web sites, proprietary technology and systems may become obsolete. Our future success will depend on our ability to do the following:

     . license and/or internally develop leading technologies useful in our business;

     .    enhance our existing services;

     . develop new services and technology that address the increasingly sophisticated and varied needs of our existing and prospective customers; and

     . respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

     The development of our web sites and other proprietary technology entails significant technical and business risks. We may use new technologies ineffectively or we may fail to adapt our web sites, proprietary technology and transaction processing systems to customer requirements or emerging industry standards. If we face material delays in introducing new services, products and enhancements, our customers may decide not to use our products and services and use those of our competitors.

We are subject to risk of system failure which may hinder our ability to operate successfully.

          Our success, in particular our ability to successfully receive and fulfill orders and provide high-quality customer service, largely depends on the efficient and uninterrupted operation of our computer and communications systems. We host and maintain our own web sites. While we contract with a third party to provide back up web hosting services, our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. We carry no business interruption insurance to compensate us for losses that may occur. In addition, our security mechanisms or those of our suppliers may not prevent security breaches or service breakdowns. Despite our implementation of security measures, our servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. These events could cause interruptions or delays in our business, loss of data or render us unable to accept and fulfill orders.

We are subject to risks associated with online commerce security.

          A significant barrier to online commerce and communications is the secure transmission of confidential information over public networks. Our business may be adversely affected if our security measures do not prevent security breaches, and we cannot assure that we can prevent all security breaches. To the extent that our activities, or those of third-party contractors, involve the storage and transmission of proprietary information, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability.

The Internet may become subject to additional government regulation, which could affect our operations or increase our business costs.

          Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel, contracts and taxation apply to the Internet. In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online. The adoption or modification of laws or regulations relating to the Internet could adversely affect our business.

Risks Related To This Offering

New investors in our common stock will experience immediate and substantial dilution.

     The public offering price is substantially higher than the net tangible book value per share of our common stock. Assuming a public offering price of $___ per share, investors purchasing our common stock in this offering will incur immediate dilution of $_________________ in net tangible book value per share of our common stock. This dilution figure deducts the estimated underwriting discounts and commissions and estimated offering expenses payable by us from the public offering price.

Management and certain stockholders can control our company.

     Upon completion of this offering, there will be [_______] shares outstanding, of which our current directors and executive officers and their respective affiliates will beneficially own, in the aggregate, approximately ____%. In particular, Jugal K. Taneja, a principal stockholder and our Chairman of the Board, will beneficially own ____% of our outstanding common stock upon completion of this offering, and together with his spouse and adult children, will control _____%. Therefore, if these stockholders act together, they likely will be able to exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying, preventing or deterring a change in control which could adversely affect the market price of our common stock. See "Security Ownership of Management and Certain Beneficial Owners."

Our management will have broad discretion in the use of proceeds and it may not effectively utilize those funds.

     Our management will have broad discretion in how we use the net proceeds of this offering. Investors will be relying on the judgment of our management regarding the application of the net proceeds of this offering. Our management's decision regarding use of the net proceeds may not be the most effective utilization of those funds.

Future public sales of our common stock could adversely affect our stock price.

     If our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall. Such sales might also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. As of June 30, 2000, we had 6,417,754 shares of common stock outstanding (excluding the 500,000 common shares held in escrow in connection with the Becan acquisition). Of these shares, the 2,000,000 shares sold in this offering, together with _____________ additional shares of our common stock, will be freely tradable without restriction. The remaining ___________ shares of our common stock are deemed restricted shares of which __________ shares will be eligible for sale within 12 months of this offering and the remainder of ____________ shares subsequent to 12 months from this offering. Any additional shares issued in connection with the Becan acquisition and the potential acquisition of Penner & Welsch will be restricted shares, eligible for sale under Rule 144 12 months after issuance. See "Description of Capital Stock-- Shares Eligible for Future Sales."

The trading price of our common stock is likely to remain highly volatile due to market volatility, which may affect your liquidity and the value of your investment.

     The market price of our common stock has been and will likely continue to be highly volatile because the stock market in general, and the market for Internet-related companies in particular, has been highly volatile. Investors may not be able to resell their shares of our common stock following periods of volatility because of the market's adverse reaction to such volatility. The trading prices of many Internet-related companies' stocks have reached historical highs within the past year and have reflected relative valuations substantially above historical levels. During the same period, such companies' stocks have also been highly volatile and have recorded lows well below such historical highs. Our stock may not trade at the same levels as other Internet-related companies' stocks, and Internet-related companies' stocks in general may not sustain their current market prices. Factors that could cause such volatility may include, among other things:

     .  actual or anticipated variations in quarterly operating results;

     .  announcements of technological innovations;

     .  new sales models or new products or services;

     .  changes in financial estimates by securities analysts;

     .  conditions or trends in the Internet industry;

     .  changes in the market valuations of other Internet companies;

     .  failure to meet analysts' expectations;

     . announcements by us or our competitors of significant acquisitions, strategic partnerships or joint ventures;

     .  capital commitments;

     .  additions or departures of key personnel;

     .  sales of common stock; and

     . stock market price and volume fluctuations, which are particularly common among highly volatile securities of Internet companies.

           Many of these factors are beyond our control. These broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of stock, many companies have been the object of securities class action litigation. If we were to be sued in a securities class action, it could result in substantial costs and a diversion of our management's attention and resources.

The underwriter's limited underwriting experience could adversely affect this offering and the subsequent trading market, resulting in a lack of liquidity or reduced value of your investment.

           Utendahl Capital Partners, L.P., our underwriter, has been actively engaged in the securities brokerage and investment banking business since 1992. However, Utendahl has engaged in only limited equity underwriting activities, and this offering is one of the first public equity offerings in which Utendahl has acted as the sole managing underwriter. We cannot guarantee that Utendahl's limited experience will not adversely affect the proposed public offering of the common stock or the subsequent development of a trading market for the common stock. Purchasers of stock in this offering may suffer a lack of liquidity in their investment or a material decrease in the value of such investment.

                                Use Of Proceeds

     We estimate that we will receive net proceeds of approximately $__________ from our sale of the 1,600,000 shares of common stock offered by us with this prospectus (approximately $_______________ if the underwriter fully exercises its over-allotment option), after deducting estimated underwriting discounts and commissions ($_____,000), the underwriter's non-accountable expense allowance ($_____,000) and other estimated offering expenses payable by us ($____,000). We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. See "Selling Stockholders." We expect to use the net proceeds of this offering primarily for working capital, as well as future strategic acquisitions, business expansion and marketing efforts.

     Amounts to be expended for working capital may include:

     .  cash payments required to acquire and manage our inventory; and

     . cash required for accounts receivable financing in support of our business expansion.

     We routinely evaluate potential acquisitions of businesses and product lines that would complement or expand our business or further our strategic goals. We may use a portion of the net proceeds of this offering for one or more such transactions. However, other than with regard to our proposed acquisition of Penner & Welsch, Inc., we currently have no commitments or agreements with respect to such transactions. See "Business-Pending Acquisition."

     Business expansion includes amounts to be expended for:

     . the hiring of additional personnel, including office, accounting, production, warehouse and management; and

     . the pursuit of strategic alliances, partnerships and key contractual relationships.

     We reserve the right to reallocate proceeds to different uses, upon the discretion of our executive officers and directors. Pending use, we intend to invest the net proceeds of this offering in interest-bearing bank accounts, short-term interest-bearing investment grade securities or similar quality investments. Based upon our current operating plan, we currently anticipate that the net proceeds of this offering, together with our existing borrowing arrangements and other available funds will be sufficient to meet our anticipated needs for working capital and capital expenditures for at least the next 12 months.

                                 Capitalization

     The following table shows our long-term obligations and capitalization as of June 30, 2000, and as adjusted as of that date to reflect our sale of 1,600,000 shares of common stock and our application of the estimated net proceeds, after deduction of estimated offering expenses and underwriting discounts and commissions. You should read the information in the table in conjunction with the more detailed information regarding our company and the common stock being sold in this offering and our Consolidated Financial Statements, Pro Forma Consolidated Financial Statements and related Notes appearing elsewhere in this prospectus.

                                                                                               June 30, 2000
                                                                                       Actual              As Adjusted
                                                                                  -----------------      -----------------
Long-term obligations, less current portion................................         $  1,471,575           $  1,471,575
                                                                                -----------------      -----------------


Stockholders' equity:
   Preferred stock, $.001 par value; 2,000,000 shares authorized; no
    preferred shares issued and outstanding................................                   --                     --
   Common stock, $.001 par value; 24,000,000 shares authorized,
    [6,417,754] shares issued and outstanding, actual; [_________] shares
    issued and outstanding, as adjusted(1)(2)..............................                6,419
   Additional paid-in capital(3)...........................................           36,279,447
   Accumulated deficit.....................................................           (3,613,248)            (3,613,248)
                                                                                -----------------      -----------------

Total stockholders' equity.................................................           32,672,618
                                                                                -----------------      -----------------

Total capitalization........................................................        $ 34,144,193           $
                                                                                =================      =================

--------------------------
(1) Does not include 400,000 shares of common stock reserved for future issuance under our 1999 Stock Option Plan or 350,000 shares issuable upon exercise of outstanding warrants. See "Description of Capital Stock."
(2) Excludes 500,000 shares held in escrow in connection with the Becan acquisition to be issued pending the attainment of certain financial targets for the year ending March 31, 2001. See "Business-Recent Acquisitions."
(3) Net of $__________ of costs and expenses, and $___________ of underwriter's discounts and commissions in connection with the sale of common stock offered by this prospectus.

                          Market for the Common Stock

     Prior to November 19, 1999, our common stock was quoted on the OTC Electronic Bulletin Board and traded under the symbol "JCOM." From March 1997 through November 1999 there was a very limited market for our common stock. From April 1999 to November 19, 1999, there were a total of 18 trades reported for our common stock on the OTC Electronic Bulletin Board.

     Since November 19, 1999, our common stock has been listed for trading on the Boston Stock Exchange and is currently traded on the Nasdaq SmallCap Market under the symbols "DMA" and "DMAX," respectively. The following table shows the high and low last reported sale prices for our common stock on the Nasdaq SmallCap Market for each calendar quarter from November 19, 1999, the date our stock was first listed for trading on the Nasdaq SmallCap Market, as reported by Nasdaq.

                                                                                   High                   Low
                                                                           ------------------     -----------------

1999
Fourth Quarter (commencing November 19, 1999)..............................         $ 18.75              $  10.25

2000
First Quarter..............................................................          20.188                 13.00
Second Quarter.............................................................           15.00                  9.00
Third Quarter..............................................................           9.875                  6.25
Fourth Quarter through October ___, 2000...................................

     On September 30, 2000, there were approximately 550 holders of record of our common stock. The last reported sale price as reported by Nasdaq on October ____, 2000, was $___________.

     We have applied to have our common stock included for quotation on the Nasdaq National Market, also under the symbol "DMAX."

                                Dividend Policy

     We have not paid any cash dividends on our common stock, and we currently intend to retain any future earnings to fund the development and growth of our business. Any future determination to pay dividends on our common stock will depend upon our results of operations, financial condition and capital requirements, applicable restrictions under any credit facilities or other contractual arrangements and such other factors deemed relevant by our Board of Directors. Our current credit facilities prohibit the payment of dividends. Prospective investors should not view an investment in the common stock as a source of income.

                      Selected Consolidated Financial Data

     You should read the following selected consolidated financial data in conjunction with the Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated statement of operations data for the year ended March 31, 1999 and the consolidated balance sheet data as of March 31, 1999 are derived from our Consolidated Financial Statements for such year, which have been audited by Kirkland, Russ, Murphy & Tapp, independent auditors, and are included elsewhere in this prospectus, and are qualified by reference to such Consolidated Financial Statements and the related Notes. The consolidated statement of operations data for the year ended March 31, 2000 and the consolidated balance sheet data as of March 31, 2000 are derived from our Consolidated Financial Statements for such year, which have been audited by Deloitte & Touche LLP, independent auditors, and are included elsewhere in this prospectus, and are qualified by reference to such Consolidated Financial Statements and the related Notes. The selected consolidated financial data as of and for the three-month periods ended June 30, 1999 and 2000 have been derived from our unaudited condensed consolidated financial statements for such periods, which are included elsewhere in this prospectus and are qualified by reference to such unaudited condensed consolidated financial statements and the related notes. The unaudited financial statements include all adjustments, consisting of normal recurring accruals that we consider necessary for a fair presentation of our financial position and results of operations for the period. The results of operations for the three months ended June 30, 2000 are not necessarily indicative of results that may be expected for the full year.

                                               September 8, 1998
                                              (inception) through           Year Ended
Consolidated Statement Of Operations Data:         March 31,                 March 31,             Three Months Ended June 30,
                                                    1999/(1)/                  2000                1999                  2000
                                              ---------------------      -----------------     ---------------      ---------------
Revenues...................................        $      37,118             $  21,050,547          $   33,899       $   28,816,653
Cost of goods sold.........................               14,496                20,906,771              14,786           27,813,691
                                              ---------------------      -----------------     ---------------      ---------------

Gross profit...............................               22,622                   143,776              19,113            1,002,962
Selling, general and administrative
 expenses..................................              128,858                 2,076,653             101,308            2,363,190
                                              ---------------------      -----------------     ---------------      ---------------

Loss from operations.......................             (106,236)               (1,932,877)            (82,195)          (1,360,228)
Other income (expenses), net...............                1,761                   (56,067)               (254)            (159,601)
                                              ---------------------      -----------------     ---------------      ---------------

Loss before income taxes...................             (104,475)               (1,988,944)            (82,449)          (1,519,829)
Income taxes...............................                   --                        --                  --                   --
                                             -------------------        ------------------      --------------     ----------------
Net loss...................................        $    (104,475)            $  (1,988,944)         $  (82,449)      $  (1,519,829)
                                             ===================        ==================      ==============     ===============
Basic and diluted loss per share...........        $       (0.08)            $       (0.51)         $    (0.02)      $       (0.24)
                                             ===================        ==================      ==============     ===============
Basic and diluted weighted average number
of common shares outstanding...............            1,372,230                 3,875,445           5,351,028           6,374,780
                                             ===================        ==================      ==============     ===============

Consolidated Balance Sheet Data:                             As of March 31,                              As of June 30,
                                                   1999                        2000                1999                  2000
                                           ---------------------        ------------------     ---------------    ------------------
Cash and cash equivalents..................        $      56,986           $     6,020,129        $     14,599         $   4,124,356

Working capital (deficiency)...............               (9,953)                5,161,409             (89,722)            4,170,868

Total assets...............................              135,618                38,513,912             128,570            50,133,906

Long-term obligations, less current
portion....................................                   --                        --                  --             1,471,575

Stockholders' equity (deficiency)..........               37,927                31,992,740             (44,522)           32,672,618

__________________
(1) In March 1999, we acquired all of the outstanding stock of Nutriceuticals.com Corporation, a Florida corporation formed on September 8, 1998. For accounting purposes, this acquisition was treated as an acquisition of our company by Nutriceuticals and as a recapitalization of Nutriceuticals. Thus, although we were incorporated in Nevada on October 18, 1993 our date of inception is September 8, 1998, for accounting purposes. Accordingly, selected consolidated statement of operations data is not presented for the period prior to September 8, 1998.

      Selected Unaudited Pro Forma Condensed Consolidated Financial Data

     The selected unaudited pro forma condensed consolidated financial data presented below for the year ended March 31, 2000, and for the three months ended June 30, 2000, are derived from the unaudited Pro Forma Condensed Consolidated Financial Statements included elsewhere in this prospectus. The pro forma condensed consolidated statements of operations data for the year ended March 31, 2000 and for the three months ended June 30, 2000 give effect to the acquisitions of Becan Distributors, Inc., VetMall LLC, Desktop Corporation and Valley Drug Company as if they had occurred on April 1, 1999. The pro forma results are not necessarily indicative of future operations or the actual results that would have occurred had the acquisitions taken place at the beginning of the period. This pro forma condensed consolidated financial data should be read together with our Consolidated Financial Statements, Pro Forma Condensed Consolidated Financial Statements and related Notes appearing elsewhere in this prospectus.



                                                                                  Year Ended           Three Months Ended
                                                                                March 31, 2000            June 30, 2000
                                                                            --------------------     --------------------

Revenues....................................................................        $106,293,657              $31,633,651
Gross profit................................................................           3,906,606                1,064,101
Selling, general and administrative expenses................................           7,013,352                2,437,958
Goodwill amortization.......................................................           1,310,347                        *
Total operating expenses....................................................           8,323,699                2,437,958
Operating loss .............................................................          (4,417,093)              (1,373,856)
Other income (expense), net.................................................             586,668                       --
Interest income (expense), net..............................................            (659,590)                (142,789)
Net income (loss)...........................................................          (4,490,015)              (1,516,645)
Basic and diluted net loss per share........................................        $      (0.89)             $     (0.24)
Basic and diluted weighted average number of common shares outstanding......           5,018,708                6,374,780

________
* Goodwill amortization is included in selling, general and administrative expenses for the three months ended June 30, 2000.

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

Overview


     Some of the statements in this prospectus are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which provides a "safe harbor" for these types of statements. These forward-looking statements include statements made in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" section relating to our expansions and acquisition strategy, business development and projected capital expenditures, as well as trends in Internet use and electronic commerce. Forward-looking statements include statements regarding our intent, belief or current expectations or our management (including statements preceded by, followed by or including forward-looking terminology such as "may," "will," "should," "believe," "expect," "plan," "intend," "anticipate," "estimate," "continue," "future" or similar expressions or comparable terminology) with respect to various matters. All forward-looking statements in this prospectus are based on information available to us on the date of this prospectus. Please note that matters set forth under the caption "Risk Factors" constitute cautionary statements identifying important factors with respect to the forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

     We currently derive the bulk of our revenues from traditional and online sales of pharmaceuticals, over-the-counter products, health and beauty care products and nutritional supplements. These products are sold primarily to independent pharmacies and to a lesser extent to other distributors, alternate-care facilities and hospitals. In the future, we anticipate growing revenues from our e-commerce related services, including transaction fees from the operation of our online trade exchange, DrugMaxTrading.com, banner advertisements, sponsored newsletters, online auctions, slotting fees and other special e-commerce services related to our online trade exchange. In addition, we believe that our new online trade exchange model will allow us to leverage our wholesale distribution business by allowing us to effectively market and distribute our products. Revenues relating to the sales of our products are recognized as goods are shipped or when services are provided to the customer, net of discounts, allowances, returns and credits.

     Cost of goods sold is comprised of product and service costs. Selling, general and administrative costs include various administrative, sales and marketing and other indirect operating costs.

     We were founded in 1993 under the name NuMED Surgical, Inc. as a subsidiary of NuMED Home Health Care, Inc., a publicly traded company. We were created to complete the distribution of certain assets and liabilities associated with NuMED Home Health Care's surgical/medical products division to its stockholders. NuMED Home Health Care contributed all of those assets and liabilities to us, and then distributed all of the shares of our common stock to its stockholders. In connection with the spin off, our common stock was registered under the Securities Exchange Act of 1934, and we began trading as a public company.

     In April 1997, we sold our major product line and subsequently disposed of all our operating assets because of continued losses caused by increased competition and the loss of exclusivity of our products. The sale of our major product line and assets was completed by March 31, 1998, and, accordingly, from April 1, 1998, to September 8, 1998, we used a liquidation basis of accounting.

      In March 1999, we acquired all of the outstanding common stock of Nutriceuticals, a Florida corporation formed in September 1998 to engage in the online retailing of natural products over the Internet. For accounting purposes, this acquisition was treated as an acquisition of our company by Nutriceuticals and as a recapitalization of Nutriceuticals. Thus, although we were incorporated in Nevada on October 18, 1993, our date of inception is September 8, 1998, for accounting purposes.

     On March 31, 1999, we acquired HealthSeek.com Corp., which provided web-based healthcare content and related information to healthcare professionals, medical patients and consumers. Prior to the acquisition of Nutriceuticals in March 1999, we had no operations or assets, and since Nutriceuticals and HealthSeek.com were start-up companies, our revenues were nominal and our operations were limited during the quarter ended June 30, 1999.

     In November 1999, we acquired all of the outstanding shares of common stock of Becan Distributors, Inc., a wholesale distributor primarily of pharmaceutical products and, to a lesser extent, over-the-counter drugs and health and beauty care products. Becan had net revenues of approximately $31.1 million and $26.5 million for its fiscal year ended March 31, 1999, and for its six months ended September 30, 1999, respectively. Our results of operations for the fiscal year ended March 31, 2000, include the results of operations of Becan from November 26, 1999, through March 31, 2000.

     In March 2000, we acquired Desktop Corporation and a 70% interest in VetMall, Inc. Desktop is an Internet e-commerce solutions provider specializing in the design, development and delivery of technology solutions by providing custom programming services and web hosting services. VetMall is an e-commerce pet care product sales distributor. Desktop had revenues and a net loss for the year ended March 31, 2000, of $2.4 million and $1.9 million, respectively. Our results of operations for the fiscal year ended March 31, 2000, include the results of operations of Desktop and VetMall from March 20, 1999 through March 31, 2000.

     In April 2000, we acquired Valley Drug Company, a full-line, primary wholesale distributor of pharmaceuticals, over-the-counter drugs, health and beauty care products and general merchandise. For the year ended December 31, 1999, and the three months ended March 31, 2000, Valley had revenues of approximately $50.6 million and $12.3 million, respectively, and a net income
(loss) of approximately $245,000 and ($34,000) for such periods. Our results of operations for the three months ended June 30, 2000, include the results of operations of Valley from April 19, 2000, through June 30, 2000.

     As a result of our acquisitions and the resulting disparity in assets and operations from last year to the present, we believe that the year end and quarterly periods ending March 31, 2000 and 1999 and June 30, 2000 and 1999, respectively, may not be comparable and should be read in conjunction with the consolidated financial statements and related notes appearing elsewhere in this prospectus.

Results of Operations

Fiscal Year Ended March 31, 2000 Compared To The Period From September 8, 1998 (date of inception for accounting purposes) through March 31, 1999


     Revenues. Revenues increased to approximately $21.1 million for the year ended March 31, 2000, as compared to $37,000 for the period from September 8, 1998 (date of inception) through March 31, 1999. The increase is primarily attributable to approximately $20.6 million in revenues generated by Becan from November 26, 1999 (date of acquisition) through March 31, 2000.

     Gross profit. Gross profit increased to $144,000 for the year ended March 31, 2000, as compared to $23,000 for the period from September 8, 1998 (date of inception) through March 31, 1999. Gross margin was 0.7% for the year ended March 31, 2000 as compared to 60.9% for the period from September 8, 1998 (date of inception) through March 31, 1999. The decline was primarily attributable to an increase in the mix of sales associated with the acquisition of Becan, which yields a lower gross margin.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased to approximately $2.1 million for the year ended March 31, 2000, as compared to $129,000 for the period from September 8, 1998 (date of inception) through March 31, 1999. The increase was primarily due to additional advertising and promotional expenses, web site support and development costs, increased payroll expenses and costs associated with fringe benefits, and amortization of goodwill associated with the acquisition of Becan.

     Interest expense. Interest expense was $107,000 for the year ended March 31, 2000. There was no interest expense for the period from September 8, 1998 (date of inception) through March 31, 1999. The increase was a result of borrowings under our credit facilities for financing of additional working capital needs with the expansion of our operations, specifically associated with the acquisition of Becan.

     Income Taxes. We have no income tax provision for the periods presented due to our net operating losses. These net operating losses may be carried forward for up to 20 years to offset future taxable income.

     Inflation; Seasonality. Management believes that there was no material effect on operations or the financial condition of DrugMax as a result of inflation for the fiscal year ended March 31, 2000, and the period from September 8, 1998 (date of inception) through March 31, 1999. Management also believes that its business is not seasonal; however, significant promotional activities can have a direct impact on sales volume in any given quarter.

Three Months Ended June 30, 2000 and 1999

     Revenues. We had revenues of approximately $28.8 million for the three months ended June 30, 2000, as compared to $33,899 for the three months ended June 30, 1999. The increase is attributable to the acquisitions of Becan in November 1999, Desktop and VetMall in March 2000, and Valley in April 2000, as well as additional organic growth within each respective acquired operation. The quarter to quarter growth of the acquired companies has been enhanced through the implementation of our e-commerce strategy and the operating synergies of the acquired companies.

     Gross Profit. We had gross profit of approximately $1.0 million for the three months ended June 30, 2000, as compared to $19,113 for the three months ended June 30, 1999. The increase is attributable to the acquisitions of Becan in November 1999, Desktop and VetMall in March 2000 and Valley in April 2000. Gross margin for the three-month period ended June 30, 2000 was 3.48% as compared to 56.4% for the same period ended June 30, 1999. The decline in gross margin is attributable to the variety of product offerings contributing varying degrees of profit margins from sales generated at Becan, Desktop, VetMall and Valley.

     Selling, general and administrative expenses. We had selling, general and administrative expenses of approximately $2.4 million for the three months ended June 30, 2000, as compared to $101,308 for the three months ended June 30, 1999. The increase was primarily due to additional advertising and promotional expenses, increased payroll, and amortization of goodwill associated with the acquisitions of Becan, Desktop, VetMall and Valley.

     Interest expense. Interest expense was $223,956 for the three months ended June 30, 2000, as compared to $589 for the three months ended June 30, 1999. The increase was a result of borrowings under our credit facilities for the financing of additional working capital needs associated with the acquisition of Valley, and to a greater extent, the outstanding debt associated with Valley.

     Income Taxes. We have no income tax provision for the periods presented due to its net operating losses. These net operating losses may be carried forward for up to 20 years to offset future taxable income.

     Inflation; Seasonality. Management believes that there was no material effect on operations or the financial condition of DrugMax as a result of inflation for the three months ended June 30, 2000. Management also believes that its business is not seasonal; however, significant promotional activities can have a direct impact on sales volume in any given quarter.

Financial Position, Liquidity and Capital Resources

     We have financed our operations primarily through proceeds received from a public offering in November 1999. Gross proceeds from that offering were approximately $13.8 million, and the net offering proceeds we received were approximately $11.9 million, after payment of underwriting discounts and commissions and other offering expenses totaling approximately $1.9 million. Prior to that, we funded our operations through borrowings from our officers, directors and affiliates.

     Net cash used in operating activities was approximately $3.1 million for the year ended March 31, 2000. The usage of cash is primarily attributable to our operating loss as well as an increase in accounts receivable of approximately $1.9 million, as a result of increased sales associated with the Becan acquisition, an increase in inventory of $189,000, an increase in due from affiliates of $8,000, an increase in prepaid expenses and other current assets of $80,000, a decrease in accrued expenses of $475,000, and a decrease in deposits of $9,000, partially offset by an increase in accounts payable of $835,000 associated with the acquisition of Becan.

     Net cash used in operating activities was approximately $1.7 million for the three months ended June 30, 2000. The usage of cash is primarily attributable to the operating loss as well as an increase in accounts receivable as a result of increased sales associated with the Becan and Valley acquisitions, an increase in prepaid expenses and other current assets and decreases in accounts payable and accrued expenses, partially offset by decreases in inventory and stockholder notes receivable. Net cash used in investing activities for the three months ended June 30 was approximately $1.8 million, representing purchases of property and equipment, an increase in intangible assets and cash paid for the acquisition of Valley. Net cash provided by financing activities for the three months ended June 30 was approximately $1.6 million, representing the net change in revolving line of credit agreements and an increase in proceeds from affiliates, partially offset by repayments of long-term obligations.

     At March 31, 2000, we had approximately $6.0 million in cash and cash equivalents as compared to $57,000 at March 31, 1999. Working capital at March 31, 2000 was approximately $5.2 million, inclusive of obligations under our credit line facilities, as compared to a working capital deficiency of $10,000 at March 31, 1999. We had working capital of $4.2 million and cash and cash equivalents of $4.1 million at June 30, 2000.

     Our principal commitments at March 31, 2000 were leases on our office and warehouse space. There were no material commitments for capital expenditures at that date, with the exception of the commitment to acquire Valley for 226,666 shares of our common stock and cash in the amount of approximately $1.7 million. The acquisition of Valley was completed in April, 2000.

     In November 1999, we acquired Becan in exchange for 2,000,000 shares of restricted common stock and $2.0 million in cash. In addition, we also deposited 1,000,000 shares of our common stock into escrow for future issuance to Dynamic Health Products, Inc. upon the attainment of certain financial targets for the fiscal years ending March 31, 2000 and 2001. Currently, 500,000 shares remain in escrow and 500,000 shares have been returned to us. In March 2000, Becan was merged into DrugMax.

     In October 2000, we obtained from Mellon Bank, N.A. a line of credit and a $2.0 million term loan to refinance our prior bank indebtedness and to provide additional working capital and for other general corporate purposes. The new line of credit enables us to borrow a maximum of $15 million, with borrowings limited to 85.0% of eligible accounts receivable and 65.0% of eligible inventory. The term loan is payable over a 36-month period with interest at 0.75% per annum over the base rate, which is the higher of Mellon's prime rate or the effective federal funds rate plus 0.50% per annum. The revolving credit facility will bear interest at the floating rate of 0.25% per annum above the base rate. After we deliver our audited financial statements for the fiscal year ending March 31, 2001 to Mellon Bank, the applicable margin over the base rate may change on an annual basis depending on the ratio of funded debt to EBITDA. At our option, we may instead pay interest at a LIBOR rate plus an applicable margin, which also varies on the ratio of funded debt to EBITDA. We used the proceeds from this credit facility to repay our prior credit facilities.

     We currently anticipate that the net proceeds of this offering, together with our existing borrowing arrangements and other available funds will be sufficient to meet our anticipated needs for working capital and capital expenditures for at least the next 12 months. Our future liquidity and cash requirements will depend on a wide range of factors, including the level of business in existing operations, expansion of facilities and possible acquisitions. We will principally use the proceeds of this offering for working capital, as well as strategic acquisitions, business expansion, and marketing. See "Use of Proceeds."

                                    Business

Our Business

     Drugmax.com, Inc. primarily is an e-commerce business providing: (1) the wholesale distribution of pharmaceuticals, over-the-counter products, health and beauty care products, and nutritional supplements and (2) one of the first business-to-business online trade exchanges for the same products, dedicated exclusively to manufacturers, distributors, wholesalers and retailers in the pharmaceuticals and over-the-counter product markets. We also continue to derive a significant portion of revenue from our traditional "brick and mortar" full-line wholesale distribution business. We utilize our competitive advantage of being one of the early entrants into the Internet business-to-business pharmaceutical market, leveraging our existing infrastructure, technology, relationships, marketing and management resources. We believe that the combination of our traditional wholesale distribution business with both our online wholesale distribution business and our e-commerce trade exchange provides the "clicks and mortar" combination that will allow us to aggressively market and distribute our products and services. During the fiscal year ended March 31, 2000, and the three months ended June 30, 2000, we generated revenues of $21.1 million and $28.8 million, respectively.

     In general, we distribute our products primarily to independent pharmacies in the continental United States, and secondarily to small and medium-sized pharmacy chains, alternate care facilities and other wholesalers and retailers. Since the early December 1999 launch of our website, www.drugmax.com, over 9,000 independent pharmacies, small regional pharmacy chains, wholesalers and distributors have registered to purchase products through our site. We believe we have been successful in attracting potential customers to our site because we have designed our site as an online source for a select group of products, typically higher cost and margin products, which make up a large percentage of our targeted customers sales. In addition, we maintain an inventory of over 20,000 stock keeping units, and continue to serve our customers as a primary, full-line wholesale distributor through a combination of our e-commerce venues and traditional distribution methods.

     Our online trade exchange, DrugMaxTrading.com, established in August 2000, offers one of the first business-to-business online trade exchanges for pharmaceuticals, over-the-counter products, health and beauty care products, and nutritional supplements dedicated exclusively to manufacturers, distributors, wholesalers and retailers in the pharmaceutical and over-the-counter product markets. DrugMaxTrading.com allows our trade exchange members to lower their overall costs of doing business while providing them with wider market access and the best available prices. Capitalizing on the efficiencies of the Internet and our strategic alliances, DrugMaxTrading.com aggregates a variety of product and market participant information, and, in doing so, facilitates the execution of mutually beneficial online transactions among trade exchange members in an open-market format.

Our History

     We were founded in 1993 under the name NuMED Surgical, Inc. as a subsidiary of NuMED Home Health Care, Inc., a publicly traded company. We were created to complete the distribution of certain assets and liabilities associated with NuMED Home Health Care's surgical/medical products division to its stockholders. NuMED Home Health Care contributed all of those assets and liabilities to us, and then distributed all of the shares of our common stock to its stockholders. In connection with the spin off, our common stock was registered under the Securities Exchange Act of 1934, and we began trading as a public company.

     In April 1997, we sold our major product line and subsequently disposed of all our operating assets because of continued losses caused by increased competition and the loss of exclusivity of our products. The sale of our major product line and assets was completed by March 31, 1998, and, accordingly, from April 1, 1998, to September 8, 1998, we used a liquidation basis of accounting.

     On March 17, 1999, we acquired all of the outstanding common stock of Nutriceuticals.com Corporation, a Florida corporation formed in September 1998 to engage in the online retailing of natural products over the Internet. For accounting purposes, this acquisition was treated as an acquisition of our company by Nutriceuticals and a recapitalization of Nutriceuticals. Thus, although we were incorporated in Nevada on October 18, 1993, our date of inception is September 8, 1998 for accounting purposes. After we acquired Nutriceuticals, we changed our corporate name to Nutriceuticals.com Corporation.

     In November 1999, we acquired all of the outstanding shares of common stock of Becan Distributors, Inc., a wholesale distributor primarily of pharmaceuticals and, to a lesser extent, over-the-counter products and health and beauty care products. Following the acquisition of Becan, we changed our name to DrugMax.com, Inc. With the acquisition of Becan, we changed our primary focus from that of an online business-to-consumer retailer of vitamins and other health products to that of an e-commerce business-to-business wholesale distributor of pharmaceuticals, over-the-counter products, health and beauty care products and nutritional supplements. Becan commenced operations in January 1997, and its net revenues for the year ended March 31, 1999, and the six months ended September 30, 1999, were $31.1 million and $26.5 million, respectively. Net income for the respective periods was $94,031 and $112,095. See "Business-Recent Material Acquisitions - Becan" and "Management - Loans and Other Affiliated Transactions - Becan Distributors, Inc."

     In April 19 2000, we acquired Valley Drug Company, a full-line, primary wholesale distributor of pharmaceuticals, over-the-counter products, health and beauty care products and general merchandise. This acquisition helped us expand our customer base, product line and market share, and provided us with the additional ability to serve our customers as a primary, full-line wholesale distributor, and offer them the convenience of one-stop shopping. Valley has been in operation since 1950, and its offices are located in Youngstown, Ohio. For the year ended December 31, 1999, and the three months ended March 31, 2000, Valley had revenues of approximately $50.6 million and $12.3 million, respectively, and net income (loss) of approximately $245,000 and ($34,000) for such periods.

     In August 2000, we launched DrugMaxTrading.com, thus initiating the most recent phase of our growth strategy. Through DrugMaxTrading.com, we offer one of the first business-to-business online trade exchange for pharmaceuticals, over-the-counter products, health and beauty care products and nutritional supplements, dedicated exclusively to manufacturers, distributors, wholesalers and retailers in the pharmaceutical and over-the-counter product industries. Capitalizing on the efficiencies of the Internet and our strategic alliances, this business-to-business site centralizes manufacturers, distributors, wholesalers and retailers to facilitate the execution of mutually beneficial online transactions in an open-market format.

     Most recently, on September 13, 2000, we entered into a letter of intent to purchase substantially all of the assets of Penner & Welsch, Inc., a wholesale distributor of pharmaceuticals, over-the-counter products and health and beauty care products headquartered near New Orleans, Louisiana. Penner & Welsch has filed a voluntary petition for Chapter 11 relief under the United States Bankruptcy Code. Pursuant to the letter of intent, we will work with Penner & Welsch, on an exclusive basis, to formulate a bankruptcy reorganization plan pursuant to which we have planned to purchase, for $750,000 worth of restricted DrugMax common stock, all of Penner & Welsch's assets and/or equity, without its liabilities, while keeping Penner & Welsch's customers in continuous service. The proposed acquisition is still subject to the final approval of the United States Bankruptcy Court for the Eastern District of Louisiana, and we cannot guarantee that the transaction will be completed. See "Business-Pending Acquisition-Penner & Welsch."

Industry Trends

     Pharmaceutical and Healthcare Markets.  According to IMS Health, a company
     -------------------------------------
specializing in information services for the pharmaceutical and health care industries, the United States is the world's largest pharmaceutical market, with 1998 sales of $111 billion, including diagnostics and over-the-counter drugs. That figure is expected to rise to $163 billion in 2002, an increase of 46%. The National Association of Chain Drug Stores reported that total pharmaceuticals drug sales for 1999 exceeded a record $121 billion. This continued growth rate of the sales of pharmaceutical products was attributed to a number of factors including:

     . the value added by the introduction of new drugs into the marketplace, which more than offsets the value lost by medications losing patent protection;

     . new patterns of drug lifestyle management, resulting in higher sales occurring earlier in the life cycle of a medication;

     .    increased money spent on direct-to-consumer marketing initiatives; and

     . an unprecedented period of investment by pharmaceutical companies worldwide.

     Currently, the pharmaceuticals and health care products markets are serviced primarily by traditional full-line wholesalers.

     Internet.  The Internet has emerged as the fastest growing communications
     --------
medium in history and is
dramatically changing how businesses and individuals communicate and share information. International Data Corporation estimates that the number of Internet users will grow from 97 million at the end of 1998 to 320 million by 2002. The Internet has created new opportunities for conducting commerce, such as business-to-consumer and person-to-person e-commerce. Recently, the widespread adoption of intranets and the acceptance of the Internet as a business communications platform has created a foundation for business-to-business e-commerce that offers the potential for organizations to streamline complex processes, lower costs and improve productivity. Internet-based business-to-business e-commerce is poised for rapid growth and is expected to represent a significantly larger opportunity than business-to-consumer or person-to-person e-commerce. According to Gartner Group, business-to-business e-commerce revenue was $145 billion in 1998 and by 2004 will represent about 7.0% of the total global sales transactions, estimated to be $7 trillion. Gartner Group estimates that in 2000 business-to-business revenues will be $403 billion, a figure that should rise to $953 billion in 2001, $2 trillion in 2002 and nearly $4 trillion in 2003. We cannot guarantee that we will benefit from this growth.

     The dynamics of business-to-business e-commerce relationships differ significantly from those of other e-commerce relationships. Business-to-business e-commerce solutions frequently automate processes that are fundamental to a business's operations by replacing various paper-based transactions with electronic communications. In addition, business-to-business e-commerce solutions must often be integrated with a customer's existing systems, a process that can be complex, time-consuming and expensive. Consequently, selection and implementation of a business-to-business e-commerce solution represents a significant commitment by the customer, and the costs of switching solutions are high. In addition, because business transactions are typically recurring and non-discretionary, the average order size and lifetime value of a business-to-business e-commerce customer is generally greater than that of a business-to-consumer e-commerce customer. These solutions are likely to be most readily accepted by industries characterized by a large number of buyers and sellers, a high degree of fragmentation among buyers, sellers or both, significant dependence on information exchange, large transaction volume and user acceptance of the Internet.


Our Objectives

     Our business objectives are:

          . to become a leading business-to-business e-commerce provider of pharmaceuticals, over-the-counter products, health and beauty care products and nutritional supplements; and

          . to own and operate a leading online trade exchange for pharmaceuticals, over-the-counter products, health and beauty care products and nutritional supplements.


Our Strategy

     To accomplish our objectives, we plan to:

          . market our name, products and services to create brand recognition and generate and capture traffic on our web sites;

          . provide quality products at competitive prices and efficient service through online automation;

          . develop strategic relationships that increase our online content and product offerings;

          . maintain technology focus and expertise to improve efficiency and ease of use of our web sites; and

          .    attract and retain exceptional employees.

     Marketing. We are promoting, advertising and increasing recognition of our web sites through a variety of marketing and promotional techniques, including:

          . developing co-marketing agreements with major online sites and services;

          .    enhancing online content and ease of use of our web sites;

          .    enhancing customer service and technical support;

          .    advertising in trade journals and at industry trade shows;

          .    conducting an ongoing public relations campaign; and

          .    developing other business alliances and partnerships.

     Develop Strategic Relationships. We believe that developing strategic relationships with a diverse set of partners, which include manufacturers, distributors, wholesalers and retailers, will assist us in achieving our objectives because such strategic marketing alliances may enhance our brand recognition, increase customer sales and expand our online visibility.

     Maintain Technology Focus and Expertise. A state-of-the-art interactive commerce platform is necessary to enhance the services we offer and to expand the benefits of online reselling of our products. We are continually upgrading our technology platform to further enhance our customer interaction and support systems, which we believe offer us a competitive advantage. We will continue to expend substantial efforts to develop, purchase, license and make technological advancements to our web sites and our transaction processing systems to enhance our availability, reliability and site up-time, and to improve the efficiency of our fulfillment activities.

     Attract and Retain Exceptional Employees. Talented employees, management and directors provide significant advantages in the rapidly evolving electronic commerce market. We intend to devote substantial efforts to building a talented employee base.

Sales and Marketing; Customer Service and Support

     We sell our products both through e-commerce venues, including our web sites, www.drugmax.com and www.DrugMaxTrading.com, and through traditional wholesale distribution lines. We believe our e-commerce, business-to-business model will allow us to leverage our wholesale distribution business, thus increasing our ability to effectively market and distribute our products.

     We use a variety of programs to stimulate increased traffic to our web sites and demand for our products, including a direct sales force, telemarketing and advertising.

          Direct Sales.  We employ four persons to act as our direct sales force
          ------------
to target organizations that buy and sell products listed on our web sites.

          Telemarketing.  We maintain an in-house telemarketing group of eight
          -------------
persons for use in customer prospecting, lead generation and lead follow-up.

          Advertising.  In addition to strategic agreements and traditional
          -----------
advertising, we use many online sales and marketing techniques to increase brand recognition and direct traffic to our online stores. These include purchasing banner advertising on search engine web sites and Internet directories, direct links from healthcare home pages, and mass e-mailings. We also advertise in trade journals, at trade shows and engage in co-branding arrangements.

     Customer Service and Support. We believe that we can establish and maintain long-term relationships with our customers and encourage repeat visits if, among other things, we have excellent customer support and service. We currently offer information regarding our products and services and answer customer questions about the ordering process, and investigate the status of orders, shipments and payments. A customer can access our staff by fax or e-mail by following prompts located on our web sites or by calling our toll-free telephone line. In the future, we may outsource our customer support services to a provider of customer support services.

Distribution

     Our e-commerce venues and traditional marketing efforts are supported by three distribution centers, located in Pittsburgh, Pennsylvania, Mandeville, Louisiana, and Youngstown, Ohio. These locations enable us to deliver approximately 95% of our products to our customers via next day delivery, shipped by UPS. The remaining product is distributed by our delivery vans in the region of eastern Ohio and western Pennsylvania around Youngstown, Ohio, or by common carrier to more distant customers. In order to reduce inventory discrepancies and shrinkage, as well as maintain good customer relations, our shipping department double checks all orders prior to shipment.

Purchasing

     We purchase over 20,000 stock keeping units primarily from manufacturers and secondarily from other wholesalers and distributors. Our purchasing department constantly monitors the market to take advantage of periodic volume discounts, market discounts and pricing changes.

DrugMaxTrading.com Business-to-Business Trade Exchange

     In August 2000, we initiated the most recent phase of our growth strategy through the launch of our online trade exchange, DrugMaxTrading.com. Through DrugMaxTrading.com, we offer one of the first business-to-business online trade exchanges for pharmaceuticals, over-the-counter products, health and beauty care products and nutritional supplements, dedicated exclusively to manufacturers, distributors, wholesalers and retailers in the pharmaceutical and over-the-counter product industries. Capitalizing on the efficiencies of the Internet and our strategic alliances, this business-to-business site brings together manufacturers, distributors, wholesalers, and retailers to facilitate the execution of mutually beneficial online transactions in an open-market format, while enabling them to manage their entire buying/selling cycle over the Internet. Our e-commerce services allow our trade exchange members to lower their overall costs of doing business while providing them with wider market access and the best prices available.

     Although we expect our wholesale distribution business to continue to provide the primary source of revenues for the foreseeable future, we believe that our new e-commerce trade exchange model will ultimately provide greater profits than our wholesale distribution operations. Through our trade exchange, we expect to derive these profits from:

     .    transaction fees from the operation of our online trade exchange;

     .    banner advertisements;

     .    sponsored newsletters;

     .    online auctions;

     .    slotting fees; and

     . other special e-commerce services related to our online trade exchange.

     In addition, we believe that the combination of our e-commerce trade exchange and our "clicks and mortar" business model and traditional distribution methods will allow us to aggressively market and distribute our products to new customers.

     Our primary objective is to match buyers and sellers who wish to trade or exchange goods and services related to the pharmaceutical and over-the-counter products, health and beauty care products and nutritional supplements industries. Users can conduct transactions using alternative market-making mechanisms designed to achieve an optimal price versus volume goal. Our innovative "Best Buy" technology provides our members with the best prices on the market, while our "Closeout" and "Auction" technology provides our members with "Open Market Trading" that allows them unique buying and selling opportunities.

     Best Buy System. The Best Buy System is an online catalog powered by a multi-vendor database and a database containing each of our members' personal buying preferences. The format is designed primarily for recurring product sales. Product information is uploaded into the DrugMaxTrading.com database by multiple vendors, and a corresponding system for purchasers automatically searches for the desired product and provides information on, and the ability to, acquire the lowest prices available. Once our members are registered, they can select or "upload" their list of items they wish to buy. The Best Buy System cross-references their selected items with all the vendors selling these items and displays the lowest price. Each order is filled by the lowest price available. If the sales for the lowest selling price exceed the quantity available by that seller, the seller with the next lowest price will be contacted to complete the order. The Best Buy System also allows our members to select items for their "Product Watch" portfolio. These items are items that they wish to monitor on an ongoing basis.

     Closeout System. This format is designed for users that want to sell their products as quickly as possible. Items such as short-dated inventory are ideal candidates for closeouts. Through the Closeout System, our members can offer and purchase products approaching expiration. Based on the expiration date, the price of the products will decrease daily based on intervals set by the sellers as the expiration date approaches, giving buyers the best deal and sellers a channel for end-of-life product management. The sale will continue until the time limit is over or the items are completely sold.

     Auctions. This format is designed for sellers that want a market for their non-traditional products or who are carrying excess inventory that they need to sell. It provides our buying members with the opportunity to participate in auctions as inventory is posed for sale. We provide for both English auctions and Dutch auctions. In an English auction, as the bidding begins, bids are ranked in order of price, then quantity and then time. The bidder with the highest bid, highest quantity and first time will be the winner, as long as the minimum requirements are met. In a Dutch auction, as the bidding begins, bids are ranked in order of price, then quantity and then time. The bidders with the highest bid will be the winner, as long as the minimum requirements are met.

Technology and Security

     We host and maintain our web sites and contract with a third party that provides backup web hosting services. The backup provider delivers a secure platform for server hosting with uninterruptible power supply and back up generators, fire suppression, raised floors, heating ventilation and air-conditioning, separate cooling zones, operations twenty-four-hours-a-day, seven-days-a-week.

     Notwithstanding these precautions, we cannot assure that the security mechanisms used by us, our customers or our backup provider will prevent security breaches or service breakdowns. Despite the network security measures we have implemented, our servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. Such a disruption could lead to interruptions or delays in our service, loss of data, or our inability to accept and fulfill customer orders. Any of these events could materially affect our business.

     To protect the customer information we receive, we use SSL (Secure Socket Layer) encrypted protocol, user names and passwords, and other tools. We also have our own certificate server from Microsoft that encrypts the registration session to protect the customer information. In addition, we have taken steps to protect the registration information residing in our servers by using firewalls, backups and other preventive measures designed to protect the privacy of our customers. We restrict access to customer personal and financial data to those authorized employees who have a need for these records. We do not release information about our customers to third parties without the prior written consent of our customers unless otherwise required by law.

Competition

     In every area of operations, our wholesale distribution business faces strong competition both in price and service from national, regional and local full-line, short-line and specialty wholesalers, service merchandisers, self-warehousing chains and from manufacturers engaged in direct distribution. Many of our current and potential competitors have longer operating histories and larger customer bases than we do. In addition, many of our current and potential competitors have greater brand recognition and significantly greater financial, marketing and other resources than we do, and may be able to:

          .    secure merchandise from vendors on more favorable terms;

          .    devote greater resources to marketing and promotional campaigns;
               and

          .    adopt more aggressive pricing or inventory availability policies.

     In addition, certain of our competitors, such as McKesson HBOC, Inc., Cardinal Health, Inc., FreeMarkets, Inc., Ventro Corporation and Bindley Western Industries, Inc. have developed or may be able to develop e-commerce operations that compete with ours, and may be able to devote substantially more resources to web site development and systems development than we can. The online commerce market is new, rapidly evolving and intensely competitive. We expect competition to intensify in the future because barriers to entry are minimal, and current and new competitors can launch new web sites at relatively low cost. We believe that the critical success factors for companies seeking to create Internet business-to-business e-commerce solutions include the following.

          .    breadth and depth of product offerings;

          .    brand recognition;

          .    depth of existing customer base; and

          .    ease of use and convenience.

     Unlike other well-publicized product categories such as online book or compact disc retailing, there is no current market leader in our online business-to-business market segment. Our immediate goal is to position ourselves as a leading business-to-business e-commerce provider of, and online trade exchange for, pharmaceuticals, over-the-counter products, health and beauty care products and nutritional supplements. To that end, we believe that our early entry into the online market may enable us to establish critical competitive advantages over future competitors. Management believes that such competitive advantages include:

          .    the establishment of a recognizable brand;

          .    the development of online marketing and media relationships;

          . the development of important relationships with manufacturers, distributors, wholesalers and content providers; and

          .    exposure to an existing customer base.

     However, competitive pressures created by any one of our current or future competitors, or by our competitors collectively, could materially affect our business. We believe that the principal competitive factors in our market are and will be:

  .  brand recognition                 .  selection
  .  speed and accessibility           .  customer service
  .  quality of site content           .  reliability and speed of fulfillment
  .  convenience                       .  price

Government Regulations and Legal Uncertainties

     Internet Regulation. Few laws or regulations are currently directly applicable to the Internet. However, because of the Internet's popularity and increasing use, new laws and regulations may be adopted. Such laws and regulations may cover issues such as:

  .  user privacy                      .  distribution
  .  pricing                           .  taxation

     .    content               .    characteristics and quality of products and
     .    copyrights            .    services

          Laws and regulations directly applicable to electronic commerce or Internet communications are becoming more prevalent. We believe that our use of third party material on our portal is permitted under current provisions of copyright law. However, because legal rights to certain aspects of Internet content and commerce are not clearly settled, our ability to rely upon exemptions or defenses under copyright law is uncertain. Also, although not yet enacted, Congress is considering laws regarding Internet taxation. In addition, various jurisdictions already have enacted laws that are not specifically directed to electronic commerce but that could affect our business. The applicability of many of these laws to the Internet is uncertain and could expose us to substantial liability. Any new legislation or regulation regarding the Internet, or the application of existing laws and regulations to the Internet, could materially adversely affect us. If we were alleged to violate federal, state or foreign, civil or criminal law, even if we could successfully defend such claims, it could materially adversely affect us.

          Additionally, several telecommunications carriers are seeking to have telecommunications over the Internet regulated by the Federal Communications Commission in the same manner as other telecommunications services. Furthermore, local telephone carriers have petitioned the Federal Communications Commission to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on such providers. If either of these petitions are granted, the costs of communicating on the Internet could increase substantially. This, in turn, could slow the growth of use of the Internet. Any such legislation or regulation could materially adversely affect our business, financial condition and operating results.

          Healthcare Regulation. The manufacturing, packaging, labeling, advertising, promotion, distribution and sale of most of our products is subject to regulation by numerous governmental agencies, particularly the United States Food and Drug Administration, which regulates most of our products under the Federal Food, Drug and Cosmetic Act, and the United States Federal Trade Commission, which regulates the advertising of many of our products under the Federal Trade Commission Act. Our products are also subject to regulation by, among other regulatory agencies, the Consumer Product Safety Commission, the United States Department of Agriculture, the United States Department of Environmental Regulation and the Occupational Safety and Health Administration. The manufacturing, labeling and advertising of our products is also regulated by the Occupational Safety and Health Administration through various state and local agencies as well as foreign countries to which we distribute our products.

          Furthermore, we and/or our customers are subject to extensive licensing requirements and comprehensive regulation governing various aspects of the healthcare delivery system, including the so called "fraud and abuse" laws. The fraud and abuse laws preclude:

          . persons from soliciting, offering, receiving or paying any remuneration in order to induce the referral of a patient for treatment or for inducing the ordering or purchasing of items or services that are in any way paid for by Medicare or Medicaid, and

          . physicians from making referrals to certain entities with which they have a financial relationship.

          The fraud and abuse laws and regulations are broad in scope and are subject to frequent modification and varied interpretations. Significant criminal, civil and administrative sanctions may be imposed for violation of these laws and regulations.

          Our advertising of dietary supplement products is also subject to regulation by the Federal Trade Commission under the Federal Trade Commission Act, in addition to state and local regulation. The Federal Trade Commission Act prohibits unfair methods of competition and unfair or deceptive acts or practices in or affecting commerce. The Federal Trade Commission Act also provides that the dissemination or the causing to be disseminated of any false advertisement pertaining to drugs or foods, which would include dietary supplements, is an unfair or deceptive act or practice. Under the Federal Trade Commission's Substantiation Doctrine, an advertiser is required to have a "reasonable basis" for all objective product claims before the claims are made. Failure to adequately substantiate claims may be considered either deceptive or unfair practices. Pursuant to this Federal

Trade Commission requirement, we are required to have adequate substantiation for all material advertising claims made for our products.

          We may be subject to additional laws or regulations by the Food and Drug Administration or other federal, state or foreign regulatory authorities, the repeal of laws or regulations which we consider favorable, such as the Dietary Supplement Health and Education Act of 1994, or more stringent interpretations of current laws or regulations, from time to time in the future. We are unable to predict the nature of such future laws, regulations, interpretations or applications, nor can we predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future. The Food and Drug Administration or other governmental regulatory bodies could, however, require the reformulation of certain products to meet new standards, the recall or discontinuance of certain products not able to be reformulated, imposition of additional record keeping requirements, expanded documentation of the properties of certain products, expanded or different labeling and scientific substantiation. Any or all of such requirements could have a materially adverse affect on our business.

          Our products function within the structure of the healthcare financing and reimbursement system of the United States. As a result of a wide variety of political, economic and regulatory influences, this system is currently under intensive scrutiny and subject to fundamental changes. In recent years, the system has changed significantly in an effort to reduce costs. These changes include increased use of managed care, cuts in Medicare, consolidation of pharmaceutical and medical-surgical supply distributors, and the development of large, sophisticated purchasing groups. In addition, a variety of new approaches have been proposed to continue to reduce cost, including mandated basic healthcare benefits and controls on healthcare spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending. We anticipate that Congress and state legislatures will continue to review and assess alternative healthcare delivery systems and payment methods and that public debate with respect to these issues will likely continue in the future. Because of uncertainty regarding the ultimate features of reform initiatives and their enactment and implementation, we cannot predict which, if any, of such reform proposals will be adopted, when they may be adopted, or what impact they may have on us. We expect the healthcare industry to continue to change significantly in the future. Some of these changes, such as a reduction in governmental support of healthcare services or adverse changes in legislation or regulations governing the privacy of patient information, or the delivery of pricing of pharmaceuticals and healthcare services or mandated benefits, may cause healthcare industry participants to greatly reduce the amount of our products and services they purchase or the price they are willing to pay for our products. Changes in pharmaceutical manufacturers' pricing or distribution policies could also significantly reduce our income.

          While we use our best efforts to adhere to the regulatory and licensing requirements, as well as any other requirements affecting our products, compliance with these often requires subjective legislative interpretation. Consequently, we cannot assure that our compliance efforts will be deemed sufficient by regulatory agencies and commissions enforcing these requirements. Violation of these regulations may result in civil and criminal penalties, which could materially and adversely affect our operations.

Proprietary Rights

          We believe that protecting our trademarks and registered domain names is important to our business strategy of building strong brand name recognition and that such trademarks have significant value in the marketing of our products. To protect our proprietary rights, we will rely on copyright, trademark and trade secret laws, confidentiality agreements with employees and third parties, and license agreements with consultants, vendors and customers. Despite such protections, a third party could, without authorization, copy or otherwise appropriate information from our web sites. The laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States, and effective copyright, trademark and trade secret protection may not be available in such jurisdictions. Our agreements with employees, consultants and others who participate in development activities could be breached, we may not have adequate remedies for any breach, and our trade secrets may otherwise become known or independently developed by competitors.

          After the completion of this offering, we intend to apply for federal registration of the marks "DrugMax" and "DrugMaxTrading" in the United States. We cannot be certain that federal registration of the marks will be completed or issued. We rely on common law trademark rights to protect our unregistered trademarks. Common law trademark rights generally are limited to the geographic area in which the trademark is actually used, while a United States federal registration of a trademark enables the registrant to stop the unauthorized use of the trademark by any third party anywhere in the United States. Furthermore, the protection available, if any, in foreign jurisdictions may not be as extensive as the protection available to us in the United States.

       We also utilize the registered domain names www.drugmax.com and www.DrugMaxTrading.com. Currently, the acquisition and maintenance of domain names is regulated by governmental agencies and their designees. The regulation of domain names in the United States and in foreign countries is expected to change in the near future. These changes could include the introduction of additional top level domains, which could cause confusion among web users trying to locate our sites. As a result, we may not be able to maintain our domain name. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Generally, we cannot protect our web addresses for our portal as trademarks because they are too generic. We may be unable to prevent third parties from acquiring domain names that are similar to ours. The acquisition of similar domain names by third parties could cause confusion among web users attempting to locate our site and could decrease the value of our brand name.

       There has been a substantial amount of litigation in the computer industry regarding intellectual property assets. Third parties may claim infringement by us with respect to current and future products, trademarks or other proprietary rights, or we may counterclaim against such parties in such actions. Any such claims or counterclaims could be time-consuming, result in costly litigation, diversion of management's attention, cause product release delays, require us to redesign our products or require us to enter into royalty or licensing agreements, any of which could have a material adverse effect upon our business. Such royalty and licensing agreements, if required, may not be available in terms acceptable to us, or at all.

Employees

       We currently employ 64 persons and two consultants. Labor unions do not represent any of our employees. We consider our employee relations to be good. Competition for qualified personnel in our industry is intense, particularly for technical staff responsible for marketing, advertising, web development, and general and administrative activities.

Facilities

       Our principal administrative, marketing and customer service facility totals approximately 6,500 square feet of office and warehouse space, located at 12505 Starkey Road, Suite A, Largo, Florida 33773. The property is leased under a three-year lease with a three-year option to renew, which requires monthly lease payments of approximately $3,800 plus sales and use taxes. The lease expires in November 2002.

       We lease property for our distribution center in Pittsburgh, Pennsylvania. The leased space consists of approximately 4,000 square feet of office and warehouse space. The property is leased under a four-year lease that expires in February 2003. The rent under the lease is approximately $1,650 per month subject to yearly adjustment for tax expenses.

       We lease property for our distribution center in Mandeville, Louisiana. The leased space consists of approximately 1,200 square feet of office and warehouse space. This space is leased on a month-to-month basis, and the rent under the lease is $900 per month.

       We lease property for our distribution center in Youngstown, Ohio. The leased space consists of approximately 30,000 square feet of office and warehouse space. The lease expires in December, 2008. The rent under the lease is $6,000 per month.

Legal Proceedings

     From time to time, we may become involved in litigation arising in the ordinary course of our business. We are not presently involved in any material legal proceedings.

Recent Material Acquisitions

     DrugMax has made the following material acquisitions since April 1, 1999:

Becan.

     In November 1999, we acquired Becan Distributors, Inc., a wholesale distributor of pharmaceuticals, over-the-counter drugs, and health and beauty care products. Becan was a wholly owned subsidiary of Dynamic Health Products, Inc., an affiliate of Jugal K. Taneja, who serves as our Chairman of the Board and is one of our principal stockholder of us. In connection with this acquisition, we paid Becan's then parent company, Dynamic, the sum of $2.0 million in cash and 2,000,000 shares of our common stock in exchange for all of the outstanding shares of Becan common stock. In addition, we also deposited 1,000,000 shares of our common stock into escrow for future issuance to Dynamic upon the attainment of certain financial targets for the fiscal years ending March 31, 2000 and 2001. Currently, 500,000 shares remain in escrow and 500,000 shares have been returned to us. In March 2000, Becan was merged into DrugMax.

Desktop/VetMall.

     In March 2000, we acquired Desktop Corporation in exchange for 99,985 shares of our common stock (20,000 of which remain in escrow pending the resolution of certain indemnification obligations on the part of the prior Desktop shareholders) and $100,000 in cash. As a result, we also acquired Desktop's 50% interest in VetMall, LLC, which was later converted into VetMall, Inc. At the time of our acquisition, the other 50% interest in VetMall was owned by W.A. Butler & Company. Simultaneously with the acquisition of Desktop, we entered into a purchase agreement with Butler, whereby Butler sold to us a 20% interest in VetMall, in exchange for the payment of $1.0 million in cash plus the issuance to Butler of 25,000 shares of our common stock. As a result, we own a 70% interest in VetMall.

     In connection with our acquisition of Desktop, we agreed that upon

          . the closing of any initial public offering of VetMall or its successors,

          .  the sale by DrugMax of all of its shares of VetMall, or

          .  the sale by VetMall of all or substantially all of its assets,

         we will either

                  (a) transfer to the stockholders of Desktop that were
                      stockholders of Desktop on the date of our acquisition of Desktop (in the same proportion as the DrugMax shares of common stock received by them pursuant to the acquisition agreement) that number of shares of VetMall's common stock which, when multiplied by the closing price of VetMall's common stock on the date the IPO is declared effective by the SEC or the per share value of such stock on the closing date of a sale, has a value $4.8 million, or

                  (b) transfer to the stockholders of Desktop that were
                      stockholders of Desktop on the date of our acquisition of Desktop (in the same proportion as the DrugMax shares of common stock received by them pursuant to the acquisition agreement) 16% of the common stock of VetMall acquired by us from those stockholders, whichever of (a) or (b) has a lower value based on the sales price or the closing price of VetMall common stock on the date that the IPO is declared effective by the SEC.

     Desktop, organized in 1995, was engaged in the business of designing and developing customized Internet solutions. VetMall.com, Inc. provides us a business-to-business portal designed to link animal health product manufacturers, distributors, veterinarians and animal owners. VetMall's web site, www.vetmall.com, provides a site to place and receive product orders, and to display and exchange information about animal care, services and products.

     We purchased Desktop in order to obtain VetMall, which we intended to use to expand our e-commerce model into the veterinary pharmaceutical and over-the-counter product markets.

Valley Drug Company.

     In April 2000, we acquired Valley Drug Company, a full-line, primary wholesale distributor of pharmaceuticals, over-the-counter products, health and beauty care products, and general merchandise. As a result, Valley is now our wholly-owned subsidiary. In connection with the acquisition, Valley stockholders received $1.7 million in cash and 217,225 shares of our common stock.

Pending Acquisition - Penner & Welsch

     On September 13, 2000, we entered into a letter of intent to purchase substantially all of assets of Penner & Welsch, Inc., a wholesale distributor of pharmaceuticals, over-the-counter products and health and beauty care products, headquartered near New Orleans, Louisiana. Also on that date, Penner & Welsch filed a voluntary petition for Chapter 11 relief under the United States Bankruptcy Code. The case is pending in the United States Bankruptcy Court for the Eastern District of Louisiana. Pursuant to the letter of intent, we will work with Penner & Welsch, on an exclusive basis, to formulate a bankruptcy reorganization plan, pursuant to which we plan to purchase, for $750,000 worth of restricted DrugMax common stock, all of Penner & Welsch's assets and/or equity, without its liabilities, while keeping Penner & Welsch's customers in continuous service.

     In addition, on September 13, 2000, we entered into a management agreement with Penner & Welsch, pursuant to which we will manage the day-to-day operations of Penner & Welsch, in exchange for a management fee equal to a percentage of the gross revenues of Penner & Welsch each month. Also on September 13, 2000, we entered into a financing and security agreement with Penner & Welsch, pursuant to which we have agreed to provide Penner & Welsch with a secured revolving line of credit for the sole purpose of purchasing inventory from us, up to an aggregate amount of $2.5 million as may be requested by Penner & Welsch and as may be allowed by us in our sole discretion. The line of credit is secured by a second lien on substantially all of the assets of Penner & Welsch, second only to Penner & Welsch's primary banking facility, as well as real estate owned by an affiliate of Penner & Welsch. On September 14, 2000, the Bankruptcy Court entered an emergency interim order approving the management agreement and financing and security agreement. However, the bankruptcy plan, including the proposed acquisition, management agreement and financing and security agreement, are still subject to the final approval of the United States Bankruptcy Court for the Eastern District of Louisiana, and we cannot guarantee that the transaction will be completed or, if completed, that we will successfully assimilate the additional personnel, operations, acquired technology and products of Penner & Welsch into our business, or retain key personnel and customers.

                                   Management

Directors and Executive Officers

     Our executive officers and directors and their ages and positions as of October 25, 2000 are as follows:

                  Name                        Age                        Position
                  ----                        ---                        --------
Jugal K. Taneja.........................       57         Chairman of the Board and Chief Executive Officer
William L. LaGamba......................       41         President, Chief Operating Officer and Director
Ronald J. Patrick.......................       52         Chief Financial Officer, Vice President of Finance, Secretary,
                                                          Treasurer and Director
Stephen M. Watters......................       33         Director
Dr. Howard L. Howell, DDS...............       53         Director
Jeffrey K. Peterson.....................       50         Director
Joseph Zappala..........................       67         Director


     Pursuant to DrugMax's bylaws, each director of DrugMax serves as a director for a term of one (1) year and until his successor is duly qualified. Officers shall be appointed annually by the Board of Directors (subject to the terms of any employment agreement), at our annual meeting, to hold such office until an officer's successor shall have been duly appointed and qualified, unless an officer sooner dies, resigns or is removed by the Board. There are no family relationships among any of our directors and executive offices.

     Set forth below is the business experience and other biographical information regarding our directors and executive officers.

     Jugal K. Taneja serves as our Chairman of the Board and since October 2000 has served as our Chief Executive Officer. He also served as our Chief Executive Officer from inception through April 1995, and again from January 1996 until August 1999. Further, he served at various times over the years as our President and Secretary. In addition to his service to DrugMax, Mr. Taneja operates several other companies. He is presently the Chairman of the Board of Dynamic Health Products, Inc., a position he has held since Dynamic's inception in 1991. Through its wholly owned subsidiaries, which include Go2Pharmacy, Inc. (formerly known as Innovative Health Products, Inc.), Dynamic manufactures and distributes nutritional and health products. Mr. Taneja also serves as a director of Go2Pharmacy. Mr. Taneja holds degrees in Petroleum Engineering, Mechanical Engineering, and a Masters in Business Administration from Rutgers University.

     William L. LaGamba is a member of our board of directors and has served as our President and Chief Operating Officer since October 2000. From March 2000 to October 2000, he served as our Chief Executive Officer. From November 1999 to October 2000, he also served as our Secretary and Treasurer. From November 1999 to March 2000, he served as our Chief Operating Officer and Vice President. From June 1998 until joining DrugMax in November 1999, Mr. LaGamba had served as Chief Executive Officer of Dynamic. He was also a founder and the President of Becan from its inception in January 1997 until Becan was acquired by Dynamic in June 1998. For 14 years prior to January 1997, Mr. LaGamba served in various capacities for McKesson Drug Company, a large distributor of pharmaceuticals, health and beauty care products and services, and FoxMeyer Drug Company.

     Ronald J. Patrick is a member of our board of directors and has served as our Chief Financial Officer since our acquisition of Valley in April 2000. He also has served as our Vice President of Finance, Secretary and Treasurer since October 2000. He also has served as Chief Financial Officer of Valley since January 1999. Before becoming Valley's CFO, Mr. Patrick practiced as a Certified Public Accountant and was part owner of a full service accounting firm for the past 20 years. He served as Managing Partner for six of those years and as Coordinator of Consulting Services for the last two years he was with the firm. Mr. Patrick graduated from Gannon College in 1970 with a degree in Business Administration and has been licensed to practice as a Certified Public Accountant since 1974.

     Stephen M. Watters serves as one of our directors. He was the President and a Director of Nutriceuticals.com Corporation from that company's inception in September 1998, until its merger with and into our company in March 1999. From March 1999 to August 2000, Mr. Watters served as our president. He currently is also a consultant to us. Previously, from September through November 1998, Mr. Watters was Vice President of Finance of Dynamic. Prior to his association with Dynamic, Mr. Watters was in the investment banking and brokerage businesses where he served as Vice President of Sales for Gilford Securities from February 1998 to September 1998; Vice President of Sales for Hobbs, Melville Corp. from November 1997 to February 1998; and as branch manager for sales, with Schneider Securities, Inc. from 1995 to 1997. From April 1992 to March 1995, Mr. Watters was employed by Bancapital Corp. as an investment banker. He received his Executive Masters of Business Administration degree from Case Western Reserve University in 1997.

     Howard L. Howell, D.D.S. has served as a director since August 1999. Dr. Howell has been managing his private orthodontic dentistry practice since 1977. In addition to the private practice of orthodontics, Dr. Howell is the President of Howell, Whitehead & Associates, P.A., a multi-office private practice group specializing in pediatric dentistry and orthodontics. He also serves as Chief Executive Officer and a Director of Telluride Expeditions Corp., a Colorado-based travel agency, and as a director of Medcom Facilities Inc., a real estate holding company. Dr. Howell received his degree from the Medical College of Virginia.

     Jeffrey K. Peterson has served as a director since August 1999. From 1997 to the present, Mr. Peterson served as Vice Chairman of the Board of Directors and Executive Vice President of Central European Distribution Corporation, a leading importer and distributor of alcoholic beverages in Poland. Mr. Peterson also handles investor relations for Central European Distribution Corporation. Mr. Peterson is also a co-founder of Central European Distribution Corporation's subsidiary Carey, AGRI International Poland SP Z.O.O., and has served as a member of its management board since its inception in 1990. Prior thereto, Mr. Peterson contracted with African, Middle Eastern, South American and Asian Governments and companies for the supply of American agricultural exports and selected agribusiness products, such as livestock, feed supplements and veterinary supplies. In addition, Mr. Peterson has worked with international banks and with United States governmental entities to facilitate support for exports from the United States. Mr. Peterson served for three years with the United States military in southeast Asia prior to attending the University of South Florida, from which he graduated in 1976.

     Joseph Zappala has served as a director since April 2000. Since January 1995, Mr. Zappala has served as Chairman and a member of the board of managers of CarePlus, LLC, a growing Medicaid and Child Health Plus health maintenance organization. Mr. Zappala also serves as a director of Go2Pharmacy. Since January 2000, he has served on the Board of Directors of Amedore Homes, Inc., a homebuilding company located in the Capitol Region of New York. Mr. Zappala was on the Boards of Directors of the International Thoroughbreds Association from June 1997 to January 1999 and Miami Subs, Inc. from June 1995 to July 1999. Mr. Zappala was appointed by United States President George Bush and served as the United States Ambassador to Spain from 1989 to 1992. Mr. Zappala has been a Florida-based business executive for over 35 years with experience in various industries, including healthcare, banking, real estate and manufacturing.

Key Employees

     DrugMax has the following key employees:

     Phillip J. Laird has served as the President of Becan since it was acquired by Dynamic in June 1998. From May 1997 until June 1998, Mr. Laird was the Vice President of the Diabetes Supply Division of Direct Rx, Inc., the predecessor of Dynamic. Mr. Laird was also a retail area sales manager for McKesson Drug Company from November 1996 to May 1997. Similarly, Mr. Laird was a retail area sales manager for FoxMeyer Drug Company, managing approximately 250 retail pharmacies with four sales consultants from May 1994 to May 1997. Mr. Laird received a degree in Business Administration from Robert Morris College, Pennsylvania, in 1983.

     Willem H. Hamers is the Vice President of Discount Rx, Inc., a subsidiary we acquired in connection with our acquisition of Becan. He has held this position since Becan founded Discount Rx in August 1998. Before becoming President of Discount Rx, Mr. Hamers served as the Executive Vice President of Sales for Penner & Welsch since 1997. Prior thereto, Mr. Hamers was a Sales Manager for the Slidell Division of McKesson Drug Company from 1996 to 1997, and he also was a Sales Manager for the Slidell Division of FoxMeyer Drug Company from 1991 to 1996.

     Ralph A. Blundo has served as the President of Valley since he acquired the company in January 1999. From 1986 through 1995, Mr. Blundo served as Valley's Director of Sales and from 1996 to 1998 he served as Vice President of Sales. During this period he was responsible for new account development and overall management of the sales staff. Mr. Blundo received a Bachelor of Science degree in Business Administration from Youngstown State University in 1970.

     John P. Cairns has served as the Vice President of Sales of Valley since January 1999. From 1988 to 1998 Mr. Cairns held the position of Valley's Territory Sales Manager. Prior to joining Valley, he was the Executive Vice President for Mincing Trading Corp, a subsidiary of C. Czarnidow, Ltd., a multi-national commodities trading company.

Committees of the Board of Directors

     We have an Audit Committee of the Board of Directors. The Audit Committee is responsible for, among other things, reviewing our auditing programs, overseeing the quarterly regulatory reporting process, overseeing internal audits as necessary, receiving and reviewing the results of each external audit and reviewing management's response to auditor's recommendations. In January 2000, the Board of Directors appointed Dr. Howard L. Howell and Jeffrey K. Peterson to serve on the Audit Committee. It is anticipated that Joseph Zappala will be appointed in the near future to serve as the third member of the Audit Committee. Messrs. Howell, Peterson and Zappala are all "independent" directors, as that term is defined in the Rules of the National Association of Securities Dealers listing standards. This newly formed Audit Committee did not meet during the fiscal year ended March 31, 2000. On June 12, 2000, the Board of Directors adopted a written charter for the Audit Committee. In accordance with the charter and the rules of the Securities and Exchange Commission, and in connection with the filing of all future Annual Reports on Form 10-KSB, the Audit Committee will review and discuss DrugMax's audited financial statements with management, and it will discuss with our independent auditors the matters required to be discussed by Statements on Auditing Standards. The Audit Committee will also request the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discuss with the independent auditors their independence.

Compensation of Directors

     Our employee directors do not receive any cash compensation for attending board meetings. Our non-employee directors receive $500 for each meeting of the Board of Directors that they attend, plus reimbursement of their reasonable out-of-pocket expenses incurred in connection with such meetings. Additionally, each non-employee member serving on a committee of the Board of Directors receives a fee of $100 per committee meeting that he or she attends. All directors are eligible to receive stock options under our 1999 Incentive and Non-Statutory Stock Option Plan. Members of the Board who are also employees of DrugMax, or a subsidiary of DrugMax, may be granted Incentive Options when and as approved by the Board of Directors. Non-employee directors are entitled to receive a Non-Statutory Stock Option for the purchase of 3,000 shares of our common stock upon their initial election or appointment to the Board. During the fiscal year ended March 31, 2000, outside directors Howell and Peterson, and former director M. Lisa Shasteen were each granted five-year options for the purchase of 5,000 shares of common stock at an exercise price of $10.00 per share. Messrs. LaGamba and Watters were each granted an option to purchase 50,000 shares. See "Compensation of Executive Officers - Long-term Compensation - Stock Options," and "Management-1999 Stock Option Plan."

Compensation of Executive Officers


                           Summary Compensation Table

Summary Compensation Table

     The following summary compensation table sets forth the compensation awarded to, earned by or paid to our Chief Executive Officers in the past three fiscal years. No other executive officers of our company received compensation exceeding $100,000 in any of the past three fiscal years.


                                                      Fiscal Year Ended                         Securities Underlying
           Name And Principal Position                    March 31              Salary ($)           Options (#)
           ---------------------------                ----------------          ----------      ---------------------
Jugal K. Taneja, Chairman of the Board (1)                    2000                 87,500                200,000
                                                              1999                     --                     --
                                                              1998                     --                     --
William L. LaGamba, President and Chief Executive
 Officer (2)                                                  2000                 45,000                 50,000
                                                              1999                     --                     --
                                                              1998                     --                     --
Stephen M. Watters, Director (3)                              2000                139,423                 50,000
                                                              1999                     --                     --
                                                              1998                     --                     --

     (1) Mr. Taneja serves as our Chairman of the Board and since October 2000 has served as our Chief Executive Officer. Previously, he served as our Chief Executive Officer, from our inception in October 1993 to April 1995, and again from January 1996 until August 1999. Compensation for his services to DrugMax commenced in April 1999.

     (2) Mr. LaGamba is our President and Chief Operating Officer. He also served as our Chief Executive Officer from March 2000 to October 2000. Compensation for his services to DrugMax commenced in November 1999.

     (3) Mr. Watters is a consultant to DrugMax. He also served as our President from March 1999 to August 2000. From August 1999 to March 2000, Mr. Watters was our Chief Executive Officer. Compensation for his services to DrugMax also commenced in April 1999.

Annual Compensation

     Employment Agreements and Other Arrangements

     Jugal K. Taneja - We have a consulting agreement with Jugal K. Taneja, our Chairman of the Board and Chief Executive Officer. Mr. Taneja's consulting agreement provides for an initial three-year term ending April, 2002, and an annual base salary of $100,000. From our inception in October, 1993, Mr. Taneja has served DrugMax in multiple capacities, including Chief Executive Officer, President and Secretary, without any compensation prior to April, 1999. It is anticipated that Mr. Taneja will continue to devote approximately twenty-five (25%) of his time to the affairs of DrugMax under his consulting agreement. Mr. Taneja's consulting agreement contains non-competition provisions that prohibit him from competing with us under certain circumstances. The period covered by the non-competition provisions will end three years after Mr. Taneja's termination.

     William L. LaGamba - Mr. LaGamba is our President and Chief Operating Officer. In January 2000, we entered into an employment agreement with Mr. LaGamba. Mr. LaGamba's employment agreement provides for an initial three-year term ending December 2002, an annual base salary of $150,000, plus an annual performance bonus and stock options as determined by the Board of Directors. Mr. LaGamba's employment agreement also contains standard termination provisions for disability, for cause and for good reason. If the employment agreement is terminated other than for good reason or cause, Mr. LaGamba is entitled to receive his compensation through the end of the term of the agreement.

     Stephen M. Watters - We have a consulting agreement with Mr. Watters, our former President. The consulting agreement provides for an initial three-year term ending August 2003, an annual consulting fee of $100,000. Mr. Watters' consulting agreement also contains standard termination provisions for disability, for cause and for good reason, and it also contains confidentiality and non-competition provisions that prohibit him from competing with us under certain circumstances. The period covered by the non-competition provisions will end three years after Mr. Watters' termination.

     Ronald J. Patrick - Mr. Patrick became our Chief Financial Officer following our acquisition of Valley Drug Company. He is also the Chief Financial Officer, Secretary and Treasurer of our wholly-owned subsidiary, Valley. In connection with our acquisition of Valley, DrugMax authorized an employment agreement between Mr. Patrick and Valley. Mr. Patrick's employment agreement with Valley provides for an initial three-year term ending April 2003, an annual base salary of $125,000, plus such health and other benefits as the Board of Directors and/or any compensation and stock option committee of Valley may provide. Mr. Patrick's employment agreement contains standard termination provisions for disability, for cause, and for good reason, and it also contains confidentiality provisions prohibiting him from disclosing DrugMax's confidential information.

     Ralph A. Blundo - Mr. Blundo is the President of our wholly owned subsidiary Valley Drug Company. In connection with our acquisition of Valley, DrugMax authorized an employment agreement between Mr. Blundo and Valley. Mr. Blundo's employment agreement with Valley provides for an initial three-year term ending April 2003, an annual base salary of $125,000, plus such health and other benefits as the Board of Directors and/or any compensation and stock option committee of Valley may provide. Mr. Blundo's employment agreement contains standard termination provisions for disability, for cause, and for good reason, and it also contains confidentiality provisions prohibiting him from disclosing DrugMax's confidential information.

Long-term Compensation

     Stock Options

     The following table sets forth information concerning Incentive and Non-Statutory Stock Options granted to the executive officers listed in the Summary Compensation Table above. Messrs. LaGamba and Watters were the only executive officers of DrugMax who were granted options during our fiscal year ended March 31, 2000 under our 1999 Incentive and Non-Statutory Stock Option Plan:

                          OPTION GRANTS IN FISCAL 2000

                                                  Percent of Total
          Name              Options Granted     Options Granted (3)        Exercise Price        Expiration Date
          ----              ---------------     -------------------       ----------------       ---------------
William L. LaGamba             50,000 (1)               19.5%                   $13.00          January 11, 2005
Stephen M. Watters             50,000 (2)               19.5%                   $14.30          January 11, 2005

__________________________
(1) One third of such options become exercisable on each of January 12, 2001, 2002 and 2003.

(2) Mr. Watters' options are all currently exercisable.

(3) Based solely on the grant of options for an aggregate of 255,800 shares under our 1999 Stock Option Plan. Does not include a warrant granted to Jugal K. Taneja for the purchase of 200,000 shares. See "Management - Loans and Other Affiliated Transactions--Guaranty by Mr. Taneja of Company's Credit Facility."

     The following table sets forth certain information concerning unexercised options held at March 31, 2000 by the executive officers listed in the Summary Compensation Table above (none of whom exercised any options during fiscal
2000):

                        OPTION VALUES AT MARCH 31, 2000

                             Number of Unexercised Options          Value of Unexercised In-the-Money
                                  at  March 31, 2000                   Options at March 31, 2000
                                  ------------------                  ----------------------------
         Name              Exercisable        Unexercisable        Exercisable        Unexercisable
         ----              -----------        -------------       ------------        -------------
William L. LaGamba             0                50,000                  0                   0
Stephen M. Watters             0                50,000                  0                   0

1999 Stock Option Plan

     On August 13, 1999, the Board of Directors adopted the 1999 Stock Option Plan. The purpose of the Plan is to attract, retain, develop and reward superior executive talent by encouraging ownership of our common stock by our officers, directors and other employees. The Plan authorizes the granting of both Incentive Stock Options, as defined under Section 422 of the Internal Revenue Code of 1986, and Non-Statutory Stock Options to purchase common stock. All employees of DrugMax and its subsidiaries are eligible to participate in the Plan. The Plan also authorizes the granting of Non-Statutory Stock Options to non-employee directors and consultants of DrugMax. Pursuant to the Plan, an option to purchase 3,000 shares of our common stock shall be granted automatically to each outside director upon their initial election or appointment to the Board. Any outside director may decline to accept any such option granted to him or her under the Plan.

     The Board of Directors, or a committee of the Board, shall be responsible for the administration of the Plan. We currently do not have a separate stock option committee. The Plan is presently being administrated by the Board of Directors as a whole. The Board (or option committee) is responsible for determining the terms of each option, including: (a) the directors and employees to whom options will be granted, (b) the number of shares of the common stock covered by each option, (c) the vesting period during which each option will be exercisable, (d) the exercise price, (e) the expiration date, and (f) whether an option will be an Incentive Stock Option or a Non-Statutory Stock Option.

     The purchase price per share of the common stock under each ISO shall be determined by the Board of Directors, or the stock option committee, provided however, the purchase price shall not be less than the fair market value of the common stock on the date the option is granted, (or 110% of the fair market value in the case of a greater-than-10% stockholder). The price at which shares may be purchased under a Non-Statutory Stock Option may be less than, equal to, or greater than the fair market value of the shares of common stock on the date of such Non-Statutory Stock Option is granted.

     Options vest in accordance with the terms set forth in the option agreement under which they were granted. However, upon the occurrence of a "change in control" of DrugMax unless otherwise provided in the option agreement, the maturity of all options then outstanding under the Plan will be accelerated automatically, so that all such options will become exercisable in full with respect to all shares that have not been previously exercisable. A "change in control" includes certain mergers, consolidations, and reorganizations, sales of assets, or a dissolution of DrugMax. The Board, or option committee, may in its sole discretion accelerate the date on which any option vests. Incentive Stock Options granted under the Plan may not be transferred, other than by will or the laws of descent and distribution in the event of an optionee's death. Non-Statutory Stock Options may be transferable, to the extent provided in the option agreement under which the Non-Statutory Stock Option is granted.

     An option will expire on the date determined by the Board of Directors, or option committee, provided however, the expiration date shall not be later than the tenth anniversary of the date on which the option was granted, (or the fifth anniversary in the case of an option granted to a greater-than-10% stockholder). However, upon termination of an optionee's employment with DrugMax (other than in the case of death or a termination of employment due to the disability of the optionee), Incentive Stock Options and Non-Statutory Stock Options will expire ninety (90) days after such termination of employment. The ninety-day expiration period may be waived by the Board of Directors in the case of a Non-Statutory Stock Option. Any option granted to an outside director will remain effective during its entire term, regardless of whether such director continues to serve as a director.

     The Plan presently authorizes 400,000 shares of our common stock for issuance. As of June 30, 2000, options for an aggregate of 293,300 shares have been granted to 16 employees and 4 outside directors. A total of

106,700 shares remain available for issuance under the Plan. Unless sooner terminated, the Plan will expire on August 12, 2009.

Loans and Other Affiliated Transactions

     Dynamic Health Products, Inc. and Go2Pharmacy

     From September 1998 to November 1999, we operated out of the principal offices of Dynamic Health Products, Inc., in Largo, Florida. Dynamic provided us, without charge, office and warehouse space, and the use of Dynamic's general office equipment.

     Dynamic is a manufacturer and distributor of proprietary and nonproprietary dietary supplements, over-the-counter drugs, and health and beauty care products. Jugal K. Taneja, a principal stockholder and Chairman of the Board of DrugMax, is also the Chairman of the Board and a principal stockholder of Dynamic. Mr. Taneja has beneficial ownership of approximately 36.3% of the outstanding voting stock of Dynamic. Members of his immediate family own in the aggregate an additional 23.0% of the outstanding voting stock of Dynamic. William L. LaGamba, our President and Chief Operating Officer, is also a stockholder of Dynamic, with beneficial ownership of 14.9% of the outstanding voting stock of Dynamic. We have entered into a management agreement with Dynamic pursuant to which Dynamic provides accounting support services to us in connection with our management responsibilities relating to Penner & Welsch, Inc. Dynamic is entitled to receive one-third of all fees collected by us from Penner & Welsch. See "Business - Pending Acquisition - Penner & Welsch."

     Go2Pharmacy, Inc. (formerly, Innovative Health Products, Inc.) is a wholly-owned subsidiary of Dynamic, and it conducts all of Dynamic's manufacturing operations. Go2Pharmacy recently filed a registration statement with the Securities and Exchange Commission seeking an initial public offering of its shares of common stock. If such initial public offering is completed, Dynamic will own approximately 42.3% of the outstanding shares of common stock of Go2Pharmacy.

     We have entered into a First Right to Manufacture Agreement with Go2Pharmacy pursuant to which Go2Pharmacy has agreed to manufacture all products which we require and which it is capable of manufacturing. In addition, we are the exclusive distributor of Lean Protein Chips, a product manufactured by Go2Pharmacy, to all independent pharmacies. Purchases of all products by us from Go2Pharmacy were approximately $580,000 and $24,000 for our fiscal years ended March 31, 2000 and March 31, 1999, respectively, which purchases represent less than 1.5% of the products we purchased in each of such years.

     Becan Distributors, Inc.

     Becan Distributors, Inc., together with its wholly owned subsidiary Discount Rx, Inc., was a wholesale distributor of pharmaceuticals, over-the-counter drugs, and health and beauty care products. In November 1999, we acquired Becan from Dynamic. In March 2000, we merged Becan into DrugMax. Accordingly, Discount Rx is now a wholly owned subsidiary of DrugMax. Pursuant to the terms of the purchase agreement for Becan, we acquired all of the outstanding common stock of Becan in exchange for $2 million in cash and 2,000,000 shares of our common stock. In addition, we deposited 1,000,000 shares of our common stock into escrow for future issuance to Dynamic upon the attainment of certain financial targets for the fiscal years ended March 31, 2000 and 2001. Currently, 500,000 shares remain in escrow and 500,000 shares have been returned to us.

     Merger with Nutriceuticals

     In March 1999, we acquired Nutriceuticals.com Corporation in a merger transaction pursuant to which we were the surviving corporation. The stockholders of Nutriceuticals received an aggregate of 2,400,000 shares of our Common Stock in the merger. Before the merger, Jugal K. Taneja was the Chief Executive Officer of both corporations. Mr. Taneja was also a principal stockholder of both corporations, having beneficial ownership of approximately 21.0% of the outstanding common stock of Nutriceuticals prior to the merger. Members of his immediate family owned in the aggregate an additional 16.8% of the outstanding common stock of Nutriceuticals before the Merger. As a result of the merger, immediately after the merger, Mr. Taneja and his family collectively held approximately 35.0% of the outstanding common stock of the combined entities.

     Guaranty by Mr. Taneja of Company's Credit Facility

     In February 2000, we entered into a revolving credit facility with Merrill Lynch Financial, pursuant to which Merrill Lynch Financial granted us a $5.0 million credit facility. The lender required and obtained a personal guaranty from Jugal K. Taneja, our Chairman of the Board and Chief Executive Officer. In consideration for Mr. Taneja's acting as the guarantor, we granted to Mr. Taneja a warrant to purchase 200,000 shares of our common stock at a price of $16.40 per share, the average closing price over the 30-day period prior to execution of the guaranty. The warrant is exercisable over a three-year period in equal annual amounts. In October 2000, we terminated this credit facility.

     Indebtedness to Management and Directors

     In 1999, Mr. Watters and Mr. Taneja, either directly or through affiliates, provided us with loans for working capital in the amount of $80,000 and $70,000, respectively. The principal sum, together with interest on the unpaid principal balance at an annual rate equal to prime plus one percent, was due and payable on demand at any time following the earlier to occur of either (a) a public offering of our common stock or (b) December 31, 1999. Those loans were repaid with the proceeds of the offering we conducted in November 1999.

     Policy Regarding Loans and Other Affiliated Transactions

     We currently have three independent directors, and we will maintain at least two independent directors on our Board. All future material affiliated transactions and future loans and loan guarantees with our officers, directors, holders of 5% or more of our voting securities, or their respective affiliates, will be on terms that are as favorable to DrugMax as those generally available from unaffiliated third parties; and all such future transactions and loans, and any forgiveness of such loans, shall be approved or ratified by a majority of our independent directors who do not have an interest in the transactions and who will have access, at our expense, to DrugMax's or independent legal counsel. Further, we do not intend to make any future loans to or guarantee loans on behalf of our officers, directors and employees, other than (a) advances for travel, business expense, and similar ordinary operating expenditures; (b) loans or loan guarantees made for the purchase of our securities; and (c) loans for relocation.

                             Selling Stockholders

     The following table shows the number of shares of our common stock beneficially owned by each selling stockholder as of September 30, 2000, the number of shares that each selling stockholder will sell in this offering and the number of shares that each selling stockholder will beneficially own upon completion of this offering. The selling stockholders have furnished to us the information set forth below, and this information is accurate to the best of our knowledge. As of September 30, 2000, there were approximately ___________ common shares issued and outstanding.

                                            Beneficial Ownership Prior                             Beneficial Ownership After
                                                    to Offering (1)           Shares to be               Offering (1)
Name                                         Shares             Percent           Sold              Shares              Percent
----                                         ------             -------           ----              ------              -------
Bryan Capital Ltd. Partnership (2)        1,865,500               %            180,000               1,685,500           %
SMW Capital Group, L.P. (3)               1,005,000               %             96,000                 909,000           %
21/st/ Century Health Care LLC (4)          300,000               %             30,000                 270,000           %
Manju Taneja (5)                            210,491               %             22,000                 188,491           %
Mandeep Taneja (6)                          200,000               %             20,000                 180,000           %
Mihir Taneja (6)                            200,000               %             20,000                 180,000           %
Ronald J. Patrick (7)                       109,629               %             11,000                  98,629           %
Ralph Blundo (8)                            109,629               %             11,000                  98,629           %
William L. LaGamba (9)                      117,667               %             10,000                 107,667           %

__________________________________

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. To our knowledge, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.

(2) The number of shares beneficially owned by Bryan Capital Ltd. Partnership, a Nevada limited partnership, does not include 500,000 shares held in escrow in connection with our acquisition of Becan Distributors, Inc. Mr. Taneja, our Chairman of the board and Chief Financial Officer, owns all of the shares of the general partner of Bryan Capital Ltd. Partnership. See "Business - Recent Material Acquisitions - Becan" and "Management - Loans and Other Affiliated Transactions - Becan Distributors, Inc."

(3) Stephen M. Watters, one of our directors, is the sole stockholder of the general partner of SMW Capital Group, L.P.

(4) Jugal Taneja, our Chairman of the Board and Chief Executive Officer, is a principal of 21/st/ Century Health Care, LLC.

(5) Manju Taneja is the wife of Jugal Taneja, our Chairman of the Board and Chief Executive Officer.

(6) Mandeep and Mihir Taneja are the adult children of Jugal Taneja, our Chairman of the Board and Chief Executive Officer.

(7) Ronald J. Patrick is our Chief Financial Officer and Treasurer and one of our directors.

(8) Ralph Blundo is the President of Valley Drug Company, one of our subsidiaries.

(9) Mr. LaGamba is our President and Chief Operating Officer. The number of shares beneficially owned by Mr. LaGamba include 16,667 shares underlying a stock option which is exercisable within 60 days.

                        Security Ownership of Management
                         and Certain Beneficial Owners

     The following table presents certain information regarding the beneficial ownership of our common stock as of September 30, 2000, by (i) each person known to own beneficially more than 5% of our common stock, (ii) each director and officer of our company, and (iii) all directors and officers as a group. As of September 30, 2000, there were approximately ____________ common shares issued and outstanding.

                                                         Amount and Nature of
     Name and Address of Beneficial Owner                Beneficial Owner (1)           Percentage of Class
     ------------------------------------                --------------------           -------------------
     Bryan Capital Ltd. Partnership (2)                         1,865,500
       6950 Bryan Dairy Road
       Largo, Florida 33777
     SMW Capital Group, L.P.                                    1,005,000
       12505 Starkey Road, Suite A,
       Largo, Florida 33773
     Dr. Howard L. Howell (3)                                       8,000                           *
     William L. LaGamba (4)                                       117,667
     Stephen M. Watters (5)                                     1,055,000
     Ronald J. Patrick                                            109,629
     Jeffrey K. Peterson (6)                                        5,000                           *
     Jugal K. Taneja (7)                                        2,409,317
     Joseph Zappala                                                    --                           *
     All Directors and Officers a group (7 persons)             3,704,613

____________________________
* Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. To our knowledge, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table. The business address of each of the directors named above is: c/o DrugMax.com, Inc., 12505 Starkey Road, Suite A, Largo, Florida 33773.

(2) The number of shares beneficially owned by Bryan Capital Ltd. Partnership, a Nevada limited partnership, does not include 500,000 shares held in escrow in connection with our acquisition of Becan Distributors, Inc. Mr. Taneja, our Chairman of the Board and Chief Executive Officer, owns all of the shares of the general partner of Bryan Capital Ltd. Partnership. See "Business -Recent Material Acquisitions - Becan" and "Management - Loans and Other Affiliated Transactions - Becan Distributors, Inc."

(3) The number of shares beneficially owned by Mr. Howell includes 5,000 shares underlying a Non-Statutory Stock Option which is immediately exercisable.

(4) The number of shares beneficially owned by Mr. LaGamba include 16,667 shares underlying a stock option which is exercisable within 60 days. It does not include an additional 33,333 shares under the same option which are not exercisable within 60 days.

(5) The number of shares beneficially owned by Mr. Watters includes 1,000,000 beneficially owned by SMW Capital Group, L.P. Mr. Watters owns all of the shares of Summerford Capital, Inc., the general partner of SMW Capital Group, L.P. The number of shares beneficially owned by Mr. Watters also includes 50,000 shares underlying Incentive and Non-Statutory Stock Options which are exercisable within sixty (60) days.

(6) The number of shares beneficially owned by Mr. Peterson includes 5,000 shares underlying a Non-Statutory Stock Option which is immediately exercisable.

(7) The number of shares beneficially owned by Mr. Taneja includes 1,865,500 shares beneficially owned by Bryan Capital Ltd. Partnership, 300,000 shares held of record by 21st Century Healthcare Fund, LLC, a limited liability company of which Jugal K. Taneja is the principal, 8,994 shares held of record by The First Delhi Trust, a trust established for the benefit of his children, 18,000 shares beneficially owned by Westminster Trust Company, a partnership in which Jugal K. Taneja is the general partner, 1,331 shares held of record by Mr. Taneja, and 215,492 shares held of record by Manju Taneja, his spouse. Mr. Taneja disclaims voting power with respect to the shares held of record by his spouse.

                          Description of Capital Stock

Authorized and Outstanding Capital Stock

     We are authorized to issue up to 24,000,000 shares of common stock and 2,000,000 shares of preferred stock. The following description of our capital stock is not complete and is qualified in its entirety by our articles of incorporation and bylaws, both of which are included as exhibits to the registration statement of which this prospectus forms a part, and by applicable Nevada laws.

Common Stock

     As of June 30, 2000, there were approximately 6,417,754 shares of common stock outstanding held by approximately 550 stockholders of record or approximately 1,800 beneficial holders. Subject to preferences that may be applicable to any outstanding shares of preferred stock and the restrictions imposed under our credit facility, our board of directors may declare a dividend out of funds legally available and the holders of common stock are entitled to receive ratably any such dividends. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all of our assets remaining after we pay our liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of our common stock have no preemptive rights or other subscription rights to convert their shares into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

     Our board of directors has the authority, without further action by our stockholders, to issue up to 2,000,000 shares of preferred stock in one or more series and to fix the privileges and rights of each series. These privileges and rights may be greater than those of the common stock. Our board of directors, without further stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. This type of "blank check preferred stock" makes it possible for us to issue preferred stock quickly with terms calculated to delay or prevent a change in our control or make removal of our management more difficult. Additionally, if we issue this preferred stock, then the market price of common stock may decrease, and voting and other rights may decrease. However, we will not offer preferred stock to our officers, directors, 5% stockholders, or their respective affiliates, except on the same terms as it is offered to all other existing stockholders or to new stockholders, unless the issuance of preferred stock is approved by a majority of our independent directors who do not have an interest in the transaction and who have access, at our expense, to our or independent legal counsel. We currently have no plans to issue any preferred stock.

Warrants

     In connection with the public offering that we conducted last year, and as additional compensation to the underwriters in that transaction, we granted warrants for the purchase of 150,000 shares of common stock to Kashner, Davidson Securities. The warrants are exercisable, in whole or in part, between November 18, 2000 and November 18, 2004, at an exercise price equal to $16.50 per share (subject to adjustment under certain circumstances). Kashner, Davidson has the option to require us to register the common stock underlying the warrants under certain circumstances.

     In addition, in connection with this offering, and as additional compensation to the underwriters, we will grant to Utendahl Capital Partners, L.P. (a) a warrant to purchase up to 100,000 shares of common stock at an exercise price of $8.00 and (b) a warrant to purchase up to 200,000 shares of common stock at an exercise price per share equal to 165% of the public offering price of the shares in this offering. The underwriter's warrants will be exercisable for a period of five years after the date of this prospectus.

     We have granted to Jugal Taneja, our Chairman of the Board and Chief Executive Officer, a warrant to purchase 200,000 shares of our common stock at a price of $16.40 per share, the average closing price over the 30-day period prior to execution of the guaranty. The warrant is exercisable over a three-year period in equal annual amounts. See "Management--Loans and Other Affiliated Transactions."

     We have entered into a Statement of Work and Network Access Agreement with Purchasepro.com, Inc. dated February 15, 2000. Upon the satisfaction by Purchasepro.com of its obligations under the agreement, we will grant to Purchasepro.com warrants to purchase 200,000 shares of our common stock, with an exercise price of $15.00 per share. Upon issuance, these warrants will be immediately exercisable.

     We have entered into a consulting agreement with Marc Mazur Consulting, Inc. dated July 7, 2000. Upon the satisfaction by Marc Mazur Consulting of its obligations under the agreement, we will grant to Marc Mazur Consulting warrants to purchase 200,000 shares of our common stock, with an exercise price of $10.00 per share. Upon issuance, these warrants will be immediately exercisable.


Indemnification

     Our bylaws provide that, to the fullest extent permitted by the Nevada Revised Statutes, we may indemnify our directors, officers and employees. Our bylaws further provide that we may similarly indemnify our agents. Our directors enter into indemnification agreements with us, pursuant to which we will indemnify our directors to the fullest extent permitted by law. At present, there is no pending litigation or proceeding involving any of our directors or officers in which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

     While these indemnification provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is Computershare Investors Services. The transfer agent's address is 12039 W. Alameda Parkway, Lakewood, Colorado 80228, and its telephone number is (303) 986-5400.

Shares Eligible for Future Sales

     Sales of a substantial number of shares of common stock in the public market following the offering made by this prospectus could adversely affect market prices prevailing from time to time. Furthermore, sales of substantial amounts of common stock in the public market after various resale restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

     Based on 6,417,754 shares outstanding on June 30, 2000, there will be 8,017,754 shares of common stock outstanding upon the completion of this offering, assuming the underwriters do not exercise their over-allotment option (excludes the 500,000 shares held in escrow in connection with the Becan acquisition). The 2,000,000 shares sold in this offering will be freely tradeable without restriction under the Securities Act. In addition, approximately _______________ additional shares are freely tradeable without restriction.

     The remaining ________ shares outstanding upon completion of the offering (excluding 500,000 shares in escrow in connection with the Becan acquisition) will be "restricted securities" as that term is defined in Rule 144 and may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration. Of these restricted securities, _________ shares are eligible for immediate sale pursuant to Rule 144, subject to compliance with the volume limitations and other restrictions under Rule 144.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned "restricted securities" (as defined in Rule 144) for at least one year (including the holding period of any prior owner, except an affiliate) is entitled to sell, within any three month period, a number of shares that does not exceed the greater of (i) one percent of the number of shares of common stock then outstanding, or (ii) the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume and other limitation or notice provisions of Rule 144. In general, under Rule 701 of the Securities Act as currently in effect, any employee, consultant or advisor of ours who purchases shares from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell such shares 90 days after the effective date of our initial public offering (which was completed in June 1998) in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

     In connection with our initial public offering, the holders of 5,038,815 shares of common stock (consisting of our directors, officers, 5% holders and affiliates) entered into lock-up agreements with Kashner Davidson Securities under which they agreed not to offer, sell or otherwise dispose of any such shares of common stock, any options or warrants to acquire shares of common stock or any securities convertible into shares of common stock (or any shares of common stock issuable upon exercise or conversion of securities) owned by them for a period of 18 months after the date of the initial public offering. Kashner Davidson Securities may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to such lock-up agreements. Kashner Davidson Securities has agreed to release the shares the Selling Stockholders propose to sell in this Offering from these lock-up provisions.

     In addition, to satisfy the requirement of several state securities regulations, Mr. Taneja and all of our current 5% stockholders agreed, in connection with the public offering that we conducted in November, 1999, that they will not, for a period of two (2) years after that date, offer, pledge, sell, contract a sale, grant any option for the sale of, or otherwise dispose of, directly or indirectly, shares of the common stock held by them, or any security or other instrument which by its terms is convertible into, exercisable for, or exchangeable for shares of common stock. Provided that our stock will be accepted for listing on the NASDAQ National Market System, these lock up arrangements will be terminated simultaneously with the closing of this offering.

     In connection with this offering, the holders of [_____________] shares of common stock (consisting of our directors, officers, 5% holders and affiliates) have entered into lock-up agreements with Utendahl Capital Partners, L.P. under which they have agreed not to offer, sell or otherwise dispose of any such shares of common stock, any options or warrants to acquire shares of common stock or any securities convertible into shares of common stock (or any shares of common stock issuable upon exercise or conversion of securities) owned by them for a period of 18 months after the date of this prospectus. Utendahl Capital Partners, L.P. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to such lock-up agreements. Utendahl Capital Partners, L.P. currently has no plans to release any portion of the securities subject to such lock-up agreements.

                                  Underwriting

     Subject to the terms and conditions set forth in the underwriting agreement, the underwriter named below, for whom Utendahl Capital Partners, L.P. is acting as representative, have agreed to purchase from DrugMax and the Selling Stockholders, and DrugMax and the Selling Stockholders have agreed to sell to the underwriters, the number of shares of common stock set forth opposite each underwriter's name below, excluding shares set aside for options granted for over-allotments.

               UNDERWRITERS                                NUMBER OF SHARES
               ------------                                ----------------

               Utendahl Capital Partners, L.P.
                                                           =================

                    Total                                        2,000,000

     The underwriting agreement provides that the obligations of the several underwriters thereunder are subject to certain conditions precedent, including the absence of any material adverse change in DrugMax's business and the receipt of certain certificates, opinions and letters from DrugMax's counsel and independent public accountants. The nature of the underwriters' obligation is such that they are committed to purchase and pay for all the shares of common stock if any are purchased.

     DrugMax has been advised by the representative that the underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain
securities dealers at such price less a concession not in excess of $[    ] per
share.  The underwriters may allow, and such selected dealers may also allow, a
discount not in excess of $[    ] per share to certain brokers and
dealers. After the public offering of the shares, the public offering price and other selling terms may be changed by the representative. No change in such terms shall change the amount of proceeds to be received by DrugMax as set forth on the cover page of this prospectus.

     The Selling Stockholders and Jugal Taneja, our Chairman of the Board and Chief Executive Officer, have agreed that they will not, without the prior written consent of Utendahl Capital Partners, L.P. (which consent may be withheld in its sole discretion) and subject to certain limited exceptions, offer, pledge, sell, contract to sell, sell any option or contract to purchase, sell short, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or enter into any swap or similar agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, for a period of eighteen months after the date of completion of this offering. Utendahl Capital Partners, L.P., on behalf of the underwriters, may, in its sole discretion and at anytime without notice, release all or any portion of the securities subject to these lock-up agreements. In addition, DrugMax has agreed that, for a period of eighteen months after the date of completion of this offering, it will not, without the consent of Utendahl Capital Partners, L.P., make any offering, purchase, or sale or other disposition of any shares of DrugMax's common stock or other securities convertible into or exchangeable or exercisable for shares of common stock (or agreement for such) except for

               . the grant of options to purchase shares of common stock pursuant to our 1999 Stock Option Plan;

               . shares of common stock issued pursuant to the exercise of options granted under such plan;

               . shares issued, options granted or shares purchased in connection with acquisitions; and

               . pursuant to the exercise of warrants and options outstanding prior to the sale of the common stock in this offering.

     DrugMax has agreed to issue to the representative, a warrant to purchase up to 100,000 shares of common stock at an exercise price of $8.00. In addition, DrugMax has agreed to issue to the representative, a warrant to purchase up to 200,000 shares of common stock at an exercise price per share equal to 165% of the public offering price of the shares in this offering. The exercise price of the representative's warrants has been determined by negotiations between DrugMax and the representative. The exercise price of the representative's warrants is one of the factors used by the National Association of Securities Dealers, Inc. under its Corporate Financing Rule to determine whether the total compensation paid to an underwriter and its associated and related persons for services in connection with a public offering is excessive. The sole factor considered by DrugMax and the representative in negotiating the exercise price of the representative's warrants in this offering was to select an amount that would not be considered excessive under the National Association of Securities Dealers, Inc.'s Corporate Financing Rule in light of the total compensation payable by DrugMax in connection with this offering. The representative's warrants will be exercisable for a period of five years after the date of this prospectus. The representative's warrants include a "net" exercise provision permitting the holders to pay the exercise price by cancellation of a number of shares with a fair market value equal to the exercise price of the representative's warrants. The holders of the representative's warrants will have no voting, dividend or other stockholder rights until the representative's warrants are exercised. In addition, the underwriters' warrants may not be sold, transferred, assigned, hypothecated or otherwise disposed of, in whole or in part, for a period of one year from the date of the prospectus, except to officers or partners of the underwriters and members of the selling group and/or their officers or partners. In addition, DrugMax has granted certain rights to the holders of the representative's warrants to register the common stock underlying the representative's warrants under the Securities Act. DrugMax has agreed to pay the representative a non-accountable expense allowance of 1 1/2% of the total offering proceeds from the sale of shares of common stock by them, of which DrugMax has already paid $_________.

     DrugMax has agreed to retain Utendahl Capital Partners, L.P. as a financial consultant for a period of thirty-six months to commence on the closing of this offering, at a monthly fee of $________ all of which $________ shall be payable in advance on the closing of this offering. Pursuant to this agreement, Utendahl Capital Partners, L.P. will be obligated to provide general financial advisory services to DrugMax on an "as needed" basis with respect to possible future financing or acquisitions by DrugMax and related matters. The agreement does not require Utendahl Capital Partners, L.P. to provide any minimum number of hours of consulting services to DrugMax.

     Our common stock is currently quoted on the Nasdaq SmallCap Stock Market under the symbol "DMAX." We have applied to have our common stock included for quotation on the Nasdaq National Market, also under the symbol "DMAX."

     The underwriting agreement provides that DrugMax will indemnify the underwriters and their controlling persons against certain liabilities under the Securities Act or will contribute to payments the underwriters and their controlling persons may be required to make in respect thereof. DrugMax is generally obligated to indemnify the underwriters and their respective controlling persons in connection with losses or claims arising out of any untrue statement of a material fact contained in this prospectus or in related documents filed with the Securities and Exchange Commission or with any state securities administrator or arising out of any omission to state in any of such documents any material fact required to be stated in such documents or necessary to make the statements made in such documents, in light of the circumstances under which they were made, not misleading. In addition, DrugMax is generally obligated to indemnify the underwriters and their respective controlling persons in connection with losses or claims arising out of any breach of any representation, warranty agreement or covenant of DrugMax contained in the underwriting agreement.

                                 Legal Matters

     The validity of the common stock offered hereby will be passed upon for us by [Jones Vargas, Las Vegas, Nevada.] Certain other legal matters will be passed on for us by our counsel, Shumaker, Loop & Kendrick, LLP, Tampa, Florida. Certain legal matters will be passed on for the underwriters by Fowler, White, Gillen, Boggs, Villareal and Banker, P.A., Tampa, Florida.

                                    Experts

     The consolidated financial statements as of and for the year ended March 31, 2000, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

     Kirkland, Russ, Murphy & Tapp, Clearwater, Florida, independent auditors, have audited DrugMax's consolidated financial statements as of and for the period ended March 31, 1999, as set forth in their report. We have included DrugMax's consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on Kirkland, Russ, Murphy & Tapp's report, given upon their authority as experts in accounting and auditing.

     Brimmer, Burek & Keelan LLP, Tampa, Florida, independent auditors, have audited Becan Distributors, Inc.'s consolidated financial statements as of and for the years ended March 31, 1998 and 1999, as set forth in their report. We have included Becan's consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on Brimmer, Burek & Keelan LLP's report, given upon their authority as experts in accounting and auditing.

     Brimmer, Burek & Keelan LLP, Tampa, Florida, independent auditors, have audited VetMall, Inc.'s consolidated financial statements as of and for the period ended March 31, 2000, as set forth in their report. We have included VetMall's consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on Brimmer, Burek & Keelan LLP's report, given upon their authority as experts in accounting and auditing.

     Brimmer, Burek & Keelan LLP, Tampa, Florida, independent auditors, have audited Desktop Corporation's consolidated financial statements as of and for the years ended March 31, 2000, 1999 and 1998 as set forth in their report. We have included Desktop's consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on Brimmer, Burek & Keelan LLP's report, given upon their authority as experts in accounting and auditing.

     Brimmer, Burek & Keelan LLP, Tampa, Florida, independent auditors, have audited Valley Drug Company's financial statements as of December 31, 1999, 1998 and 1997, as set forth in their report. We have included Valley's consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on Brimmer, Burek & Keelan LLP's report, given upon their authority as experts in accounting and auditing.

                        Change In Independent Auditors

     On February 4, 2000, DrugMax engaged Deloitte & Touche LLP as its independent auditors for the fiscal year ended March 31, 2000, replacing the firm of Kirkland, Russ, Murphy & Tapp, CPAs, which served as DrugMax's independent auditors for the fiscal year ended March 31, 1999. The change was approved by DrugMax's audit committee. The reason for the change to a global firm was to better position DrugMax for access to the public capital markets.

     The report of Kirkland, Russ, Murphy & Tapp, CPAs for the fiscal year ended March 31, 1999 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. We believe there were no disagreements with Kirkland, Russ, Murphy & Tapp, CPAs within the meaning of Instruction 4 to Item 304 of Regulation S-B on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure in connection with the audit of DrugMax's financial statements for the fiscal year ended March 31, 1999 or for any subsequent interim period, which disagreements if not resolved to their satisfaction would have caused Kirkland, Russ, Murphy & Tapp, CPAs to make reference to the subject matter of the disagreements in connection with its report.

     During the two most recent fiscal years and through present, there have been no reportable events (as defined in Item 304(a)(1)(iv) of Regulation S-B) of the type required to be disclosed by that section. DrugMax had not consulted with Deloitte & Touche LLP regarding either (a) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on DrugMax's financial statements; or
(b) any matter that was either the subject matter of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-B and the related instructions) or a reportable event (as defined in Item 304(a)(1)(iv) of Regulation S-B).

                             Additional Information

     DrugMax is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports, proxy or information statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: Seven World Trade Center, New York, New York 10048, and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C.20549, at prescribed rates. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web sit is http://www.sec.gov.

     DrugMax has filed with the Commission, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock being offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to DrugMax and the common stock offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission's web site. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

                         INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements:

    Consolidated Financial Statements of DrugMax.com, Inc. and Subsidiaries

                                                                                                    Page
                                                                                                    ----
        Independent Auditors' Report of Deloitte & Touche LLP.....................................   F-

        Independent Auditors' Report of Kirkland, Russ, Murphy & Tapp.............................   F-

        Consolidated Balance Sheets as of March 31, 2000 and 1999.................................   F-

        Consolidated Statements of Operations for the year ended
          March 31, 2000 and for the period from September 8, 1998
          (date of inception) to March 31, 1999...................................................   F-

        Statement of Changes in Net Deficiency in Liquidation for the period
          From April 1, 1998 to September 7, 1998.................................................   F-

        Consolidated Statements of Stockholders' Equity for the years ended
          March 31, 2000 and 1999.................................................................   F-

        Consolidated Statements of Cash Flows for the year ended
          March 31, 2000 and for the period from September 8, 1998
          (date of inception) to March 31, 1999...................................................   F-

        Notes to Consolidated Financial Statements................................................   F-

    Financial Statements of Valley Drug Company

        Independent Auditors' Report..............................................................   F-
        Balance Sheets as of December 31, 1999, 1998 and 1997.....................................   F-
        Statements of Operations for the years ended December 31, 1999, 1998 and 1997.............   F-
        Statement of Stockholders' Equity for the years ended
          December 31, 1999, 1998 and 1997........................................................   F-
        Statements of Cash Flows for the years ended
          December 31, 1999, 1998 and 1997........................................................   F-
        Notes to Financial Statements.............................................................   F-

    Consolidated Financial Statements of Desktop Corporation and Subsidiary

        Independent Auditors' Report...............................................................   F-
        Consolidated Balance Sheets as of March 31, 2000, 1999 and 1998............................   F-
        Consolidated Statements of Operations for the
          Years Ended March 31, 2000, 1999 and 1998................................................   F-
        Consolidated Statements of Changes in Stockholders' Equity (Deficit)
          For the Years Ended March 31, 2000, 1999 and 1998........................................   F-
        Consolidated Statements of Cash Flows for the Years Ended
          March 31, 2000, 1999 and 1998............................................................   F-
        Notes to Consolidated Financial Statements.................................................   F-

    Financial Statements of VetMall, Inc.

        Independent Auditors' Report...............................................................  F-
        Balance Sheet as of March 31, 2000.........................................................  F-
        Statement of Operations for the period from June 28, 1999
          (date of inception) to March 31, 2000....................................................  F-
        Statement of Changes in Stockholders'/Members' Equity for the period
          From June 28, 1999 (date of inception) to March 31, 2000.................................  F-
        Statement of Cash Flows for the period from June 28, 1999
          (date of inception) to March 31, 2000....................................................  F-
        Notes to Financial Statements..............................................................  F-

    Consolidated Financial Statements of Becan Distributors, Inc.

        Independent Auditors' Report...............................................................  F-
        Consolidated Balance Sheets as of March 31, 1998 and 1999 and
          September 30, 1998 and 1999 (unaudited)..................................................  F-
        Consolidated Statements of Operations as of March 31, 1998 and 1999 and
          September 30, 1998 and 1999 (unaudited)..................................................  F-
        Consolidated Statements of Changes in Stockholder's Equity as of March 31, 1998 and 1999 and
          September 30, 1998 and 1999 (unaudited)..................................................  F-
        Consolidated Statements of Cash Flows as of March 31, 1998 and 1999 and
          September 30, 1998 and 1999 (unaudited)..................................................  F-
        Notes to Financial Statements..............................................................  F-

Unaudited Condensed Financial Statements:

    DrugMax.com, Inc. and Subsidiaries

        Condensed Consolidated Balance Sheets as of June 30, 2000 and March 31, 2000...............  F-
        Condensed Consolidated Statements of Operations for the three months ended
          June 30, 2000 and 1999...................................................................  F-
        Condensed Consolidated Statements of Cash Flows for the three months ended
          June 30, 2000 and 1999...................................................................  F-
        Notes to Condensed Consolidated Financial Statements ......................................  F-

    Valley Drug Company

        Balance Sheets as of March 31, 1999 and 2000...............................................  F-
        Statements of Operations for the three months ended March 31, 1999 and 2000................  F-
        Statements of Cash Flows for the three months ended March 31, 1999 and 2000................  F-
        Notes to Financial Statements..............................................................  F-

Unaudited Pro Forma Consolidated Financial Information for DrugMax.com, Inc.:

        Basis of Presentation of Unaudited Pro Forma Condensed Consolidated Statement
          of Operations for Year Ended March 31, 2000..............................................  F-

        Unaudited Pro Forma Condensed Consolidated Statement of Operations
          For the Year Ended March 31, 2000........................................................  F-

        Basis of Presentation of Unaudited Pro Forma Condensed Consolidated Statement of Operations
          For the Three Months Ended June 30, 2000.................................................  F-
        Unaudited Pro Forma Condensed Consolidated Statement of Operations
          For the Three Months Ended June 30, 2000.................................................  F-

INDEPENDENT AUDITORS' REPORT

To the Stockholders
     DrugMax.com, Inc.:

We have audited the accompanying consolidated balance sheet of DrugMax.com, Inc. and subsidiaries (the "Company") (formerly known as Nutriceuticals.com Corporation) as of March 31, 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended March 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2000, and the results of its operations and its cash flows for the year ended March 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 13, the accompanying consolidated financial statements for the year ended March 31, 2000 have been restated.

/s/ DELOITTE & TOUCHE LLP
-------------------------
DELOITTE & TOUCHE LLP
Certified Public Accountants

Tampa, Florida
June 26, 2000
  (June 30, 2000 as to Note 13 and
  October 27, 2000 as to Note 12)

                         INDEPENDENT AUDITORS' REPORT

To the Shareholders
and Board of Directors
Nutriceuticals.com Corporation:

We have audited the accompanying consolidated balance sheet of Nutriceuticals.com Corporation, as of March 31, 1999, and the related consolidated statement of operations, stockholders' equity and cash flows for the period from September 8, 1998 (date of inception) to March 31, 1999, and the related statement of changes in net deficiency in liquidation for the period from April 1, 1998 to September 7, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nutriceuticals.com Corporation as of March 31, 1999, and results of its operations and its cash flows for the period from September 8, 1998 (date of inception) to March 31, 1999, and results of its changes in net deficiency in liquidation for the period from April 1, 1998 to September 7, 1998, in conformity with generally accepted accounting principles.

/s/ KIRKLAND, RUSS, MURPHY & TAPP
---------------------------------
KIRKLAND, RUSS, MURPHY & TAPP
Clearwater, Florida
April 26, 1999

                      DRUGMAX.COM, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                            March 31, 2000 and 1999

                                                             2000              1999
                                                       ----------------   -------------
                    ASSETS
Current assets: ....................................
 Cash and cash equivalents .........................     $  6,020,129      $   56,986
 Accounts receivable, net of allowance of
    $113,282 and $0 ................................        4,106,105           9,278
 Inventory .........................................        1,416,241          16,303
 Due from affiliates ...............................           13,564           5,171
 Prepaid expenses and other current assets .........          126,542              --
                                                         ------------      ----------
   Total current assets ............................       11,682,581          87,738
Property and equipment, net ........................          693,340          47,500
Intangible assets, net .............................       26,090,635              --
Notes receivable, net ..............................           37,614              --
Deposits ...........................................            9,742             380
                                                         ------------      ----------
Total assets .......................................     $ 38,513,912      $  135,618
                                                         ============      ==========
       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable ..................................     $  3,170,890      $   80,186
 Accrued expenses ..................................          442,598          17,505
 Credit lines payable ..............................        2,391,095              --
 Note payable ......................................            4,872              --
 Due to affiliates .................................          511,717              --
                                                         ------------      ----------
   Total current liabilities .......................        6,521,172          97,691
                                                         ------------      ----------
Commitments and contingencies (Note 8)
Stockholders' equity:
 Preferred stock, $.001 par value;
   2,000,000 shares authorized; no preferred
   shares issued or outstanding ....................               --              --
 Common stock, $.001 par value;
   24,000,000 shares authorized;
   6,200,499 and 2,675,514 shares issued
   and outstanding .................................            6,202           2,677
 Additional paid-in capital ........................       34,079,957         139,725
 Accumulated deficit ...............................       (2,093,419)       (104,475)
                                                         ------------      ----------
   Total stockholders' equity ......................       31,992,740          37,927
                                                         ------------      ----------
Total liabilities and stockholders' equity .........     $ 38,513,912      $  135,618
                                                         ============      ==========

See accompanying notes to consolidated financial statements.

                      DRUGMAX.COM, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
           For the Year Ended March 31, 2000 and for the Period from
         September 8, 1998 (date of inception) through March 31, 1999

                                                                                  September 8, 1998
                                                                                 (date of inception)
                                                                Year Ended             through
                                                                March 31,             March 31,
                                                                   2000                 1999
                                                            -----------------   --------------------
Revenues ................................................     $  21,050,547         $    37,118
Cost of goods sold ......................................        20,906,771              14,496
                                                              -------------         -----------
   Gross profit .........................................           143,776              22,622
Selling, general and administrative expenses ............         2,076,653             128,858
                                                              -------------         -----------
Operating loss ..........................................        (1,932,877)           (106,236)
                                                              -------------         -----------
Other income (expense):
 Interest income ........................................           144,340               1,761
 Interest expense .......................................          (107,095)                 --
 Other expense ..........................................           (93,312)                 --
                                                              -------------         -----------
Total other income (expense) ............................           (56,067)              1,761
                                                              -------------         -----------
Net loss ................................................     $  (1,988,944)        $  (104,475)
                                                              =============         ===========
Basic and diluted net loss per share -
  Year ended March 31, 2000 as restated
  (see Note 13) .........................................     $        (.51)        $      (.08)
                                                              =============         ===========
Basic and diluted weighted average
  number of common shares outstanding -
  Year ended March 31, 2000 as restated
  (see Note 13) .........................................         3,875,445           1,372,230
                                                              =============         ===========

See accompanying notes to consolidated financial statements.

                               DRUGMAX.COM, INC.
             STATEMENT OF CHANGES IN NET DEFICIENCY IN LIQUIDATION
          For the Period from April 1, 1998 through September 7, 1998

                                                                                Period from
                                                                             April 1, 1998 to
                                                                             September 7, 1998
                                                                            ------------------
Decreases in net assets in liquidation:
 Professional fees ......................................................       $   (3,875)
 Office expense .........................................................              (60)
                                                                                ----------
Decrease in net assets in liquidation ...................................           (3,935)
Beginning net liabilities in liquidation ................................           (8,663)
                                                                                ----------
Ending net liabilities in liquidation ...................................       $  (12,598)
                                                                                ==========
Loss per share:
 Loss attributable to common stockholders ...............................       $   (3,935)
                                                                                ==========
 Net loss per common share (basic and diluted) ..........................       $     (.02)
                                                                                ==========
 Weighted average common shares outstanding (basic and diluted) .........          175,514
                                                                                ==========

See accompanying notes to consolidated financial statements.

                      DRUGMAX.COM, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
             For the Years Ended March 31, 2000 and March 31, 1999

                                                           Additional                            Net             Total
                                               Common        Paid-in        Accumulated     Deficiency in    Stockholders'
                                                Stock        Capital          Deficit        Liquidation        Equity
                                             ---------- ---------------- ----------------- --------------- ----------------
Balances at March 31, 1998, on the
 liquidation basis of accounting ...........  $    --     $         --     $          --      $  (8,663)     $     (8,663)
Loss attributable to common
 stockholders prior to merger ..............       --               --                --         (3,935)           (3,935)
Recapitalization at date of merger .........      177          (12,775)               --         12,598                --
Initial capital contribution, 2,000,000
 shares ....................................    2,000           28,000                --             --            30,000
Sale of 400,000 shares of common
 stock .....................................      400           99,600                --             --           100,000
Issuance of 100,000 shares for
 acquisition of Healthseek .................      100           24,900                --             --            25,000
Net loss ...................................       --               --          (104,475)            --          (104,475)
                                              -------     ------------     -------------      ---------      ------------
Balances at March 31, 1999 .................    2,677          139,725          (104,475)            --            37,927
Issuance of 20,000 shares for
 acquisition of domain name ................       20           39,980                --             --            40,000
Issuance of 2,000,000 shares for
 acquisition of Becan ......................    2,000       19,998,000                --             --        20,000,000
Issuance of 1,380,000 shares for
 public offering net of offering costs
 (includes 150,000 warrants issued
 to underwriters) ..........................    1,380       11,847,874                --             --        11,849,254
Issuance of 50,000 shares for
 acquisition of Desktop ....................       50          821,850                --             --           821,900
Issuance of 49,985 shares to retire
 Desktop debt ..............................       50          821,603                --             --           821,653
Issuance of 25,000 shares for
 acquisition of 20% of VetMall .............       25          410,925                --             --           410,950
Net loss ...................................       --               --        (1,988,944)            --        (1,988,944)
                                              -------     ------------     -------------      ---------      ------------
Balances at March 31, 2000 .................  $ 6,202     $ 34,079,957     $  (2,093,419)     $      --      $ 31,992,740
                                              =======     ============     =============      =========      ============

See accompanying notes to consolidated financial statements.

                      DRUGMAX.COM, INC. AND SUBSIDIARIES
                     Consolidated Statements of Cash Flows
           For the Year Ended March 31, 2000 and for the Period from
         September 8, 1998 (date of inception) through March 31, 1999

                                                                                                       For the Period from
                                                                                                        September 8, 1998
                                                                                     For the Year      (date of inception)
                                                                                         Ended               through
                                                                                    March 31, 2000       March 31, 1999
                                                                                   ----------------   --------------------
Cash flows from operating activities:
Net loss .......................................................................     $ (1,988,944)         $ (104,475)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization ..................................................          520,927               2,500
Impairment of intangible asset .................................................           31,667                  --
Bad debt expense ...............................................................          115,271                  --
Changes in operating assets and liabilities:
  Accounts receivable ..........................................................       (1,917,319)             (9,278)
  Inventory ....................................................................         (188,560)            (16,303)
  Due from affiliates ..........................................................           (8,393)             (5,171)
  Prepaid expenses and other current assets ....................................          (80,487)                 --
  Note receivable ..............................................................           16,120                  --
  Deposits .....................................................................           (8,562)               (380)
  Accounts payable .............................................................          834,977              69,311
  Accrued expenses .............................................................         (474,545)              1,068
                                                                                     ------------          ----------
Net cash used in operating activities ..........................................       (3,147,848)            (62,728)
Cash flows from investing activities:
  Purchases of property and equipment ..........................................         (182,634)            (15,000)
  Increase in intangible assets ................................................           (4,584)                 --
  Cash paid for acquisitions, net ..............................................       (3,250,045)                 --
                                                                                     ------------          ----------
Net cash used in investing activities ..........................................       (3,437,263)            (15,000)
Cash flows from financing activities:
  Net change under revolving line of credit agreements .........................        2,391,095                  --
  Proceeds from issuance of long-term obligations ..............................           23,603                  --
  Payments of long-term obligations ............................................       (1,725,854)                 --
  Proceeds from related party obligations ......................................          200,000                  --
  Payments of related party obligations ........................................         (200,000)                 --
  Initial capital contributions ................................................               --              30,000
  Proceeds from affiliates .....................................................           10,156                  --
  Proceeds from issuance of common stock .......................................       11,849,254             100,000
                                                                                     ------------          ----------
Net cash provided by financing activities ......................................       12,548,254             130,000
                                                                                     ------------          ----------
Net increase in cash and cash equivalents ......................................        5,963,143              52,272
Cash and cash equivalents at beginning of period ...............................           56,986               4,714
                                                                                     ------------          ----------
Cash and cash equivalents at end of period .....................................     $  6,020,129          $   56,986
                                                                                     ============          ==========
Supplemental disclosure of cash flow information:
 Cash paid for interest ........................................................     $     96,587          $       --
                                                                                     ============          ==========
 Cash paid for income taxes ....................................................     $         --          $       --
                                                                                     ============          ==========
 Issuance of 2,000,000 shares of common stock for the acquisition of Becan .....     $ 20,000,000          $       --
                                                                                     ============          ==========
 Issuance of 25,000 shares of common stock for the acquisition of 20% of
    VetMall ....................................................................     $    410,950          $       --
                                                                                     ============          ==========
 Issuance of 50,000 shares of common stock for the acquisition of Desktop ......     $    821,900          $       --
                                                                                     ============          ==========
 Issuance of 49,985 shares of common stock to retire Desktop debt ..............     $    821,653          $       --
                                                                                     ============          ==========
 Issuance of 20,000 shares of common stock to purchase domain name .............     $     40,000          $       --
                                                                                     ============          ==========

See accompanying notes to consolidated financial statements.

                      DRUGMAX.COM, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      YEARS ENDED MARCH 31, 2000 AND 1999

NOTE 1 -- BUSINESS AND HISTORY

Business

     DrugMax.com, Inc. ("DrugMax") is a business-to-business on-line trade exchange for pharmaceuticals, over-the-counter products (OTC), health and beauty aids (HBA), nutritional supplements and pet care products. DrugMax.com, Inc. brings retailers, manufacturers, wholesalers and major end-users into a single, efficient marketplace for buying, selling and industry news. DrugMax also derives a significant portion of revenue from traditional full-line wholesale distribution business.

History

     DrugMax was originally incorporated on October 18, 1993, as a Nevada corporation under the name of NuMed Surgical, Inc. ("NuMed"). In March 1999, NuMed's name was changed to Nutriceuticals.com Corporation ("Nutriceuticals"). In January 2000, Nutriceuticals' name was changed to DrugMax.

     NuMed was engaged in the research, development and distribution of medical instruments and surgical supplies to the health care market since February 1991 at which time NuMed operated as a division of NuMed Home Health Care. Effective March 31, 1997, NuMed adopted a plan of liquidation in which it sold its major product line and subsequently disposed of all its operating assets by March 31, 1998.

     Effective March 1999, NuMed acquired all of the outstanding common stock of Nutriceuticals, which was organized in the State of Florida on September 8, 1998 (date of inception). Nutriceuticals is engaged in the retailing of nutritional supplements via the Internet. For accounting purposes, the acquisition has been treated as an acquisition of NuMed by Nutriceuticals and as a recapitalization of Nutriceuticals. Additionally, Nutriceuticals was merged into NuMed and NuMed changed its name to Nutriceuticals. Mr. Jugal K. Taneja, a principal shareholder and director of DrugMax, had beneficial ownership of approximately 28% of NuMed prior to the merger and approximately 21% of Nutriceuticals after the merger.

     As a result of the merger, each issued and outstanding share of Nutriceutical's common stock was converted into one share of NuMed's common stock. The results of operations of the consolidated companies are reflected as if the above transaction took place at September 8, 1998 (date of inception). Consequently, for comparative purposes, the consolidated financial statements have been presented as if DrugMax had been a single entity for all periods presented.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

     The consolidated financial statements include the accounts of DrugMax (formerly known as Nutriceuticals and Numed) and its wholly-owned subsidiaries:
Healthseek.com Corporation ("Healthseek"); Becan Distributors, Inc. and its subsidiary Discount RX, Inc. (collectively, "Becan"); and Desktop Corporation and its subsidiary Desktop Ventures, Inc. (collectively, "Desktop"), as well as its 70% owned subsidiary, VetMall LLC ("VetMall"), (collectively, the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

     The Company considers cash on hand and amounts on deposit with financial institutions which have original maturities of three months or less to be cash and cash equivalents.

Accounts Receivable

     Accounts receivable are due primarily from independent pharmacies via traditional distribution channels and from companies and individuals via e-commerce.

Inventory

     Inventory is stated at the lower of cost of market. Cost is determined using the first-in, first-out basis of accounting.

Property and Equipment

     Property and equipment are stated at cost. Provision for depreciation is computed using the straight line method over the estimated useful lives ranging from three to seven years.

     Maintenance and repairs are charged to operations. Additions and betterments which extend the useful lives of property and equipment are capitalized. Upon retirement or disposal of the operating property and equipment, the cost and accumulated depreciation are eliminated from the accounts and the resulting gain or loss is reflected in operations.

Computer Software

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use". This SOP is effective for fiscal years beginning after December 15, 1998 and requires capitalization of certain costs of computer software developed or obtained for internal use. Computer software are stated at cost less accumulated amortization. Amortization is recorded using the straight-line method over an estimated useful life of three to five years.

Intangible Assets

     Intangible assets consist primarily of the excess of cost over the fair value of net assets acquired (goodwill) relating to the acquisitions (see Note
2). The excess of cost over net assets acquired is amortized over 15 years for the acquisition of Becan and 5 years for the acquisitions of Desktop and VetMall using the straight-line method. Accumulated amortization totaled $485,046 at March 31, 2000.

Impairment of Long-Lived Assets

     As events and circumstances change, the Company evaluates the recoverability of the net carrying value of its property and equipment and its intangible assets by comparing the carrying values to the estimated future undiscounted cash flows. A deficiency in these cash flows relative to the carrying amounts is an indication of the need for a write-down due to impairment. The impairment write-down would be the difference between the carrying amounts and the fair value of these assets. A loss on impairment would be recognized by a charge to earnings.

Income Taxes

     The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recorded or settled. Valuation allowances are established when necessary to reduce deferred tax assets to amounts that are more likely than not expected to be realized.

Earnings (Loss) Per Common Share

     Basic earnings per share is calculated by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period. Diluted earnings per share is calculated by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period, adjusted for the dilutive effect of common stock equivalents, using the treasury stock method. The Company does not have any dilutive shares outstanding.

Stock Based Compensation

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation", which is effective for fiscal years beginning after December 15, 1995. Under SFAS No. 123, the Company may elect to recognize stock-based compensation expense based on the fair value of the awards or to account for stock-based compensation under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and disclose in the consolidated financial statements the effects of SFAS No. 123 as if the recognition provisions were adopted. The Company has adopted the recognition provisions of APB Opinion No. 25.

Fair Value of Financial Instruments

     The estimated fair value of amounts reported in the consolidated financial statements has been determined by using available market information and appropriate valuation methodologies. The carrying value of all current assets and current liabilities approximates fair value because of their short-term nature.

Revenue Recognition

     The Company recognizes revenue when goods are shipped or when services are provided. Revenue from banner advertising is recognized ratably over the period the advertising is on the website.

New Accounting Standards

     The Financial Accounting Standards Board recently issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of Effective Date of FASB Statement No. 133" ("SFAS No. 137"). SFAS No. 137 defers for one year the effective date of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). The rule now will apply to all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS No. 137 permits early adoption as of the beginning of any fiscal quarter after its issuance. SFAS No. 133 will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, of firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company has not completed its evaluation of the impact of SFAS No. 133, if any, on the consolidated financial statements.

NOTE 2 -- ACQUISITIONS

     Effective March 31, 1999, the Company acquired Healthseek, a Massachusetts corporation. Healthseek is a health care community website providing information to health care professionals and consumers. The acquisition was accounted for using the purchase method of accounting. The Company acquired all of the common stock of Healthseek, in exchange for 100,000 shares of voting common stock at $.25 per share and $10,000 cash. In consideration of the sale and transfer of the shares, the Company acquired the registered domain name Healthseek and all assets, copyrights and other documentation relating to the website and assumed all costs and expenses related to the ongoing maintenance of the website. Healthseek did not have significant historical assets, liabilities or revenues and expenses during its limited operating history. The purchase price was allocated to Healthseek's website. Healthseek is a wholly-owned subsidiary of the Company.

     On November 26, 1999, the Company acquired all the issued and outstanding capital stock of Becan, an Ohio corporation, incorporated in 1997, from Dynamic Health Products, Inc. ("Dynamic"), an affiliate of Jugal K. Taneja, a principal shareholder and director of the Company, in exchange for 2,000,000 shares of restricted common stock of the Company (with an estimated fair value of $10.00 per share) and $2,000,000 cash. Additional consideration of 1,000,000 shares of common stock of the Company was placed into escrow for future issuance to Dynamic, upon the attainment by Becan of certain financial targets for the fiscal years ending March 31, 2000 and 2001. Becan did not attain the financial target for the year ending March 31, 2000 and 500,000 shares were returned from escrow to the Company. The remaining 500,000 shares are still held in escrow pending the attainment of certain financial targets for the year ending March 31, 2001. Becan is a wholesale distributor of pharmaceutical products and to a lesser extent, over-the-counter drugs and health and beauty care products.

     On March 20, 2000, the Company acquired all the issued and outstanding capital stock of Desktop in exchange for 50,000 shares of the Company's common stock which includes 20,000 contingent shares. In addition, the following additional consideration was paid: (i) $100,000 and 31,176 shares of the Company's common stock at $16.44 per share to satisfy obligations owed to HCT Capital Corp. ("HCT") by Desktop and VetMall LLC ("VetMall"), an entity owned 50% by Desktop, and (ii) 8,938 and 9,871 shares of the Company's common stock at $16.44 per share issued to Messrs. Fagala and Miller, respectively, to satisfy outstanding obligations of Desktop or VetMall. Desktop is an internet e-commerce solutions provider specializing in the design, development and delivery of technology solutions by providing custom programming services and web hosting services.

     The Desktop acquisition agreement assigns 20,000 shares of the sellers' proceeds to a holdback agent. These contingent shares are to be held in escrow, subject to the indemnification provisions of the agreement, until September 20, 2000. After September 20, 2000, any shares held by the holdback agent which have not been used to offset certain liabilities are to be released to the selling shareholders. The acquisition agreement specified that the purchase price would be adjusted based on changes in the audited liabilities of Desktop. The Company and the selling shareholders of Desktop are currently negotiating the amount of the purchase price adjustments as each have interpreted the definition of liabilities differently and, thus, the purchase price may be adjusted once an agreement is reached. As of March 31, 2000, the Company has recorded the purchase price related to the Desktop acquisition based on the 99,985 shares issued.

     VetMall was founded in June 1999 as a Nevada limited liability corporation known as VetMall LLC, which merged with VetMall, Inc. on March 20, 2000. The company is an internet-based consumer pet care product sales distributor. VetMall maintains a web site whereby consumers can order pet care products which are then shipped directly by the manufacturer. The products are primarily supplied by one vendor who is a 30% shareholder in VetMall. In addition, VetMall derives income from advertisers on its web site and from veterinarians subscribing to listing on its web site.

     In addition, upon (i) the closing of any initial public offering (the "IPO") of VetMall or its successors, (ii) the sale by the Company of all of its capital stock of Vetmall, or (iii) the sale by VetMall of all or substantially all of its assets, the Company will either (A) issue to the sellers that number of shares of the VetMall common stock which, when multiplied by the closing price of VetMall's common stock on the date the IPO or the sale closes, exceeds $4,800,000, or (B) pay to the sellers 16% of 50% of the proceeds of the closing of a direct sale to a third party of substantially all of the assets of VetMall or its successors, whichever of (A) or (B) has a lower value based on the IPO or sales price of VetMall common stock and the closing price of VetMall's common stock on the date that the IPO is declared effective by the Securities and Exchange Commission or the closing of the sale has occurred.

     Simultaneously with the acquisition described above, the Company purchased from W.A. Butler ("Butler") 2,000 membership shares of VetMall, which shares constituted 20% of the issued and outstanding membership shares of VetMall, in exchange for the payment of $1,000,000 cash plus the issuance to Butler of 25,000 shares of Company common stock.

     As a result of the acquisitions described above, the Company owns through its ownership of Desktop, a 50% indirect interest in VetMall, together with a 20% direct interest in VetMall.

     The business combinations of Becan, Desktop and VetMall were accounted for by the purchase method of accounting in accordance with APB Opinion No. 16. The results of operations of the above named businesses are included in the consolidated financial statements from their respective purchase dates. The Company acquired the following assets and liabilities (net of cash received of $52,705) in the above business combinations:

     Accounts receivable ...................    $   2,294,779
     Inventory .............................        1,211,378
     Property and equipment ................          489,091
     Other assets ..........................          100,589
     Goodwill ..............................       26,572,760
     Assumption of liabilities .............       (5,364,049)
                                                -------------
     Net value of purchased assets .........       25,304,548
     Value of common stock issued ..........      (22,054,503)
                                                -------------
     Cash paid for acquisitions ............    $   3,250,045
                                                =============

     The unaudited pro forma effect of these acquisitions on the Company's revenues, net loss and net loss per share, had the acquisitions occurred on September 8, 1998 and April 1, 1999 is as follows:

                                                                            For the Period
                                                                        From September 8, 1999
                                                      For the Year       (Date of Inception)
                                                          Ended                through
                                                     March 31, 2000         March 31, 1999
                                                    ----------------   -----------------------
   Revenues .....................................     $ 55,721,470          $ 32,993,811
   Net loss .....................................       (4,504,407)           (2,042,301)
   Basic and diluted net loss per share .........     $       (.94)         $      (1.49)

     On April 19, 2000, DrugMax Acquisition Corporation ("Buyer"), a wholly owned subsidiary of DrugMax, Valley Drug Company ("Valley"), Ronald J.
Patrick ("Patrick") and Ralph A. Blundo ("Blundo", and together with Patrick, the "Sellers") signed a Merger Purchase Agreement (the "Agreement"). In connection with the merger, Messrs. Patrick and Blundo, the sole shareholders of Valley, received an aggregate of 226,666 shares of the Company's common stock and cash in the amount of $1,700,000. Until such time as their shares of the Company may be sold pursuant to Rule 144 of the Securities and Exchange Commission, Messrs. Patrick and Blundo were granted the right to include their shares in any registration filed by the Company. Concurrent with the merger, Messrs. Patrick and Blundo each deposited 11,333 shares of the Company's common stock with an escrow agent (the "Holdback Shares"). If the stockholders' equity of Valley on April 19, 2000 is less than $541,827, the Company will have the right to direct the escrow agent to return some or all of the 22,666 Holdback Shares back to the Company. If the stockholders' equity of Valley on April 19, 2000 is greater than $541,827, the escrow agent will release all of the Holdback Shares to Messrs. Patrick and Blundo. The Company will account for the acquisition of Valley as a purchase.

     The unaudited pro forma effect of the Valley acquisition on the Company's revenues, net loss and net loss per share, had the acquisition occurred on September 8, 1998 and April 1, 1999 is shown below. For purposes of these pro forma computations (i) Valley's year end financial statements for their years ended December 31, 1999 and 1998 were used and (ii) Valley's results were combined with the pro forma effect of the other acquisitions shown above.

                                                                              For the Period
                                                      For the Year        From September 8, 1998
                                                          Ended         (Date of Inception) through
                                                     March 31, 2000           March 31, 1999
                                                    ----------------   ----------------------------
   Revenues .....................................     $106,293,657             $ 80,034,293
   Net loss .....................................       (4,490,015)              (1,205,450)
   Basic and diluted net loss per share .........     $       (.89)            $       (.88)

     On April 19, 2000, Desktop distributed all of its shares of VetMall to DrugMax, resulting in DrugMax then directly owning 70% of VetMall.

     Subsequent to March 31, 2000, VetMall ceased selling web site subscriptions to veterinarians in order to focus its efforts on the development of its new web site.

NOTE 3 -- RECEIVABLES, NET

     At March 31, 2000 and 1999, accounts receivable of the Company consist of the following:

                                                           2000        1999
                                                           ----        ----
     Distribution ..................................    $4,219,387      $9,278
     Less allowance for doubtful accounts ..........      (113,282)         --
                                                        ----------      ------
     Total .........................................    $4,106,105      $9,278
                                                        ==========      ======

     In connection with the acquisition of Becan, the Company recorded a note receivable from a customer in the original amount of $53,734. The note bears interest at 12% and requires payments of $2,500 per month, beginning on May 20, 1999, until all principal and interest is paid in full. As no payments have been received on the note, in March 2000, a $16,120 allowance was recorded based on management's estimate of the amount which would be ultimately received.

NOTE 4 -- INVENTORIES

     Inventories held for resale at March 31, 2000 and 1999 consist of the following:

                                                                 2000         1999
                                                                 ----         ----

     Pharmaceutical products...............................    $1,297,417    $     --
     Other products........................................       118,824      16,303
                                                               ----------    --------
                                                               $1,416,241    $ 16,303
                                                               ==========    ========

NOTE 5 -- PROPERTY AND EQUIPMENT

     At March 31, 2000 and 1999 property and equipment consist of the following:

                                                               2000         1999
                                                               ----         ----
   Furniture and equipment ..............................    $ 254,130     $     --
   Computer software, including website domain ..........      460,433       50,000
   Leasehold improvements ...............................        7,162           --
                                                             ---------     --------
     Total ..............................................    $ 721,725     $ 50,000
   Accumulated depreciation and amortization ............      (28,385)      (2,500)
                                                             ---------     --------
   Property and equipment, net ..........................    $ 693,340     $ 47,500
                                                             =========     ========

NOTE 6 -- INCOME TAXES

     The Company had no income tax expense or benefit for the year ended March 31, 2000 or for the period from September 8, 1998 through March 31, 1999.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of deferred tax assets and liabilities net of valuation reserves as of March 31, 2000 and 1999 are as follows:

                                                                     2000           1999
                                                                     ----           ----
   Net operating losses ......................................    $  560,000      $  47,000
   Net operating losses - acquired ...........................       416,000             --
   Use of cash basis method of accounting for income tax
    purposes .................................................      (258,505)            --
                                                                  ----------      ---------
   Net deferred tax asset ....................................       717,495         47,000
   Valuation allowance .......................................      (717,495)       (47,000)
                                                                  ----------      ---------
   Net deferred tax asset after valuation allowance ..........    $       --      $      --
                                                                  ==========      =========

     SFAS No. 109 requires a valuation allowance to reduce the deferred tax assets reported, if based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. As such, a $717,495 and $47,000 valuation allowance have been established at March 31, 2000 and March 31, 1999, respectively.

     The benefits of the net operating and the acquired tax loss carry forwards of $1,489,000 and $1,106,000, respectively, expire in various years beginning in 2019. Due to the Company's acquisition of Desktop (see Note 2), the Company's ability to utilize Desktop's acquired net operating loss carry forward of $1,106,000 will be limited by IRC Section 382 to $113,000 per year.

NOTE 7 -- DEBT

     On March 17, 2000 the Company signed a $1,000,000 line of credit agreement with First Community Bank of America. The total balance outstanding on this line of credit amounts to $339,078 as of March 31, 2000. Terms of the agreement provide for interest to be charged at 1% over the rate of interest (6.3% as of March 31, 2000) paid on the Company's $1,000,000 certificate of deposit used to collateralize the loan facility. The balance on the line of credit becomes due on October 1, 2000. Additionally, in March 2000, the Company entered into a line of credit with Merrill

Lynch. The line of credit enables the Company to borrow a maximum of $5,000,000, with borrowings limited to 80% of eligible accounts receivable and 50% of inventory (capped at $1,000,000). As of March 31, 2000, the outstanding principal on the note was $2,052,017 and approximately $1,900,000 was available for borrowing. Terms of the agreement provide for interest to be charged at the rate of 30 day commercial paper, plus 2.5% (8.58% as of March 31, 2000). The Merrill Lynch line of credit expires February 28, 2001, and is subject to renewal annually thereafter subject to Merrill Lynch's consent. Under the terms of the Merrill Lynch agreement, DrugMax must maintain certain financial ratio covenants in addition to others of the type customarily required by lenders for similar facilities.

     The Company also has a note payable which bears interest at 9.63% with a remaining balance of $4,872 at March 31, 2000. This note is due on June 5, 2000.

NOTE 8 -- COMMITMENTS AND CONTINGENCIES

Operating Leases

     The Company has operating leases for facilities that expire at various dates through 2003. Certain leases provide an option to extend the lease term. Certain leases provide for payment by the Company of any increases in property taxes, insurance, and common area maintenance over a base amount and others provide for payment of all property taxes and insurance by the Company.

     Until March 31, 2000, Desktop leased office space in Dallas, Texas. Desktop has not renewed the lease, and pays $12,000 per month for the office space on a month-to-month basis. Desktop also leases various computer equipment with original lease terms ranging from three to five years. These leases expire at various dates through 2003. The monthly equipment rental expense is approximately $9,100.

     Future minimum lease payments, by year and in aggregate under non-cancelable operating leases, were the following at March 31, 2000:

     Year Ending March 31
     --------------------
             2001 ..............................    $ 174,233
             2002 ..............................      131,148
             2003 ..............................       62,766
                                                    ---------
     Total minimum lease payments ..............    $ 368,147
                                                    =========

     Total rent expense for the periods ended March 31, 2000 and 1999 was approximately $29,000 and $0 respectively.

Litigation

     The Company is, from time to time, involved in litigation relating to claims arising out of its operations in the ordinary course of business. The Company believes that none of the claims that were outstanding as of March 31, 2000 should have a material adverse impact on its financial position or results of operations.

NOTE 9 -- STOCK AND BENEFIT PLANS

     The information regarding the Company's shares of common stock has been adjusted to give effect to (i) the one-for-fifty reverse split of the Company's common stock effected in March 1999, (ii) the two-for-one stock split in the form of a stock dividend effected in April 1999, and (iii) a one-for-two reverse stock split in October 1999.

Offering

     On November 22, 1999, the Company successfully completed a public offering the ("Offering") of 1,380,000 shares of common stock at a price of $10.00 per share. Gross proceeds of the Offering were

$13.8 million and net offering proceeds received by the Company were approximately $11.9 million, after payment of underwriting discounts and commissions and other offering expenses totaling $1,950,747.

Warrants

     In connection with the Offering, and as additional compensation to the underwriters, the Company issued warrants for the purchase of 150,000 shares of common stock. The warrants will be exercisable, in whole or in part, between the first and fifth years, at an exercise price of $16.50. The underwriters shall have the option to require the Company to register the warrants and/or the common stock underlying the warrants. The warrants had an estimated fair market value of $1,038,000 on the date of issuance, which was determined under the Black-Scholes method, and were included in additional paid in capital along with other issuance costs of the Offering.

     On January 23, 2000, the Company granted a director a three-year warrant to purchase 200,000 shares of common stock at an exercise price of $16.40, which is equal to the 30 day weighted average of the stock price from January 23, 2000 to February 22, 2000. The grant was made as a result of the director acting as a guarantor of the $5,000,000 Merrill Lynch line of credit. The warrants had an estimated fair value of $1,937,016, which was determined using the Black-Scholes method.

     On February 15, 2000, the Company entered into an Agreement with Purchasepro.com, Inc. ("PPRO") wherein PPRO will design and develop a "sell-side" private e-marketplace, powered by PPRO, labeled to include the marks and logos of the Company. The custom e-marketplace will be utilized within the Company's site. Upon satisfaction by PPRO of its obligations under the agreement, PPRO's development and unlimited buyer license fee for private e-Marketplace will be issued in the form of 200,000 of the Company's warrants. Revenue sharing will take place on transactions and subscriptions resulting from the Company's marketplace. The warrants shall be exercisable, in whole or in part, during the term commencing on the date of project completion (the "Initial Exercise Date"), and ending at 5:00 p.m., Pacific Standard Time, six months after the date of completion (the "Exercise Period"), and shall be void thereafter. In consideration for the hosting, archiving, maintenance and recurring customization of the private e-Marketplace, the Company will guarantee PPRO at least $80,000 in annual transaction revenue. The Company plans to use the sell-side e-marketplace to primarily sell pharmaceuticals and dietary supplements as well as the value added services from PPRO's preferred providers.

Stock Options

     In August 1999, the Company's Board of Directors adopted a stock option plan (the "Plan"), which was approved by the Company's shareholders at its annual meeting in August 2000. The Plan provides for the grant of incentive and nonqualified stock options to key employees, including officers and directors of the Company. Under the provisions of the Plan, all options, except for options granted to "greater-than-10%-stockholders," have an exercise price equal to the fair market value on the date of the grant and expire ten years after the grant date. The exercise price of options issued to "greater-than-10%-stockholders" shall not be less than 110% of the fair market value of the common stock on the date of the grant, and such options shall expire five years after the date of the grant. At March 31, 2000, options to acquire up to 400,000 shares of common stock may be granted pursuant to the Plan.

     Stock option activity is summarized as follows:

                                               Number of     Weighted Average
                                                 Shares       Exercise Price
INCENTIVE AND NON-QUALIFIED STOCK OPTIONS     -----------   -----------------

   Outstanding March 31, 1999 .............          --          $   --
    Granted ...............................     261,800           13.08
    Exercised .............................          --              --
    Forfeited .............................          --              --
                                                -------          ------
   Outstanding March 31, 2000 .............     261,800         $ 13.08
                                                =======         =======

     Outstanding options under the Plan vest over a one- to three-year period. As of March 31, 2000 no options were exercisable. The following is a summary of stock options outstanding and exercisable as of March 31, 2000:

                                     Weighted Average
   Exercise        Options               Remaining              Options
    Price        Outstanding     Contractual Life (Years)     Exercisable
-------------   -------------   --------------------------   ------------
      $10.00        15,000                9.58                     --
       13.00       195,300                9.75                     --
       14.30        50,000                4.75                     --
       14.37         1,500                9.83                     --
                   -------                                      -----
                   261,800                                         --
                   =======                                      =====

     Non-exercisable options as of March 31, 2000 become exercisable as follows:

     2001 .........    111,932
     2002 .........     74,934
     2003 .........     74,934
                       -------
                       261,800
                       =======

     The Company applies APB No. 25 in accounting for its warrants and stock options. Accordingly, no compensation cost has been recognized for the warrants and options granted to employees and directors because the exercise price equaled or exceeded the fair market value on the date of the grant. Had compensation cost been determined on the basis of fair value pursuant to SFAS No. 123, net loss and net loss per share would have increased as follows for the year ended March 31, 2000:

                                                 Net Loss
                                 Net Loss        Per Share
                             ----------------   ----------
     As reported .........     $ (1,988,944)     $ (0.51)
     Pro forma ...........     $ (2,484,319)     $ (0.64)

     The weighted-average fair value of options granted for the year ending March 31, 2000 was $11.27. The estimated fair value for the above options and warrants was determined using the Black-Scholes method with the following weighted-average assumptions used for grants in 2000:

     Dividend yield ..................         0.00%
     Option term .....................    5-10 years
     Warrant term ....................       3 years
     Expected volatility .............           97%
     Risk-free interest rate .........   6.27%-6.56%

NOTE 10 -- RELATED PARTY TRANSACTIONS

     In May 1999, 21st Century Healthcare Fund, LLC, an affiliate of a director of the Company, Jugal K. Taneja, loaned $50,000 to the Company for the purpose of assisting the Company with its working capital needs. The principal sum, together with interest on the unpaid principal balance at an annual rate equal to prime plus one percent, was due and payable on demand at any time following the earlier to occur of either (i) a public offering of the Company's common stock, or (ii) December 31, 1999. This note has since been repaid.

     In July 1999, Stephen M. Watters, the President of the Company, loaned $70,000 to the Company for the purpose of assisting the Company with its working capital needs. The principal sum, together with interest on the unpaid principal balance at an annual rate equal to prime plus one percent, was due and payable on demand at any time following the earlier to occur of either (i) a public offering of the Company's common stock, or (ii) December 31, 1999. This note has since been repaid.

     In August 1999, Carnegie Capital, Ltd., an affiliate of a director of the Company, Jugal K. Taneja, loaned $20,000 to the Company for the purpose of assisting the Company with its working capital needs. The principal sum, together with interest on the unpaid principal balance at an annual rate equal to prime plus one percent, was due and payable on demand at any time following the earlier to occur of either (i) a public offering of the Company's common stock, or (ii) December 31, 1999. This note has since been repaid.

     In August 1999, a director of the Company, Howard Howell D.D.S., loaned $50,000 to the Company for the purpose of assisting the Company with its working capital needs. The principal sum, together with interest on the unpaid principal balance at an annual rate equal to prime plus one percent, was due and payable on demand at any time following the earlier to occur of either (i) a public offering of the Company's common stock, or (ii) December 31, 1999. This note has since been repaid.

     Innovative Health Products, Inc. ("Innovative"), owned by Dynamic, is the supplier of substantially all of the manufactured dietary supplements and health and beauty care products sold by the Company. There presently is an agreement between the Company and Innovative for the fulfillment of the Company's customer orders. Purchases of all products by us from Innovative were approximately $580,000 and $24,000 for the periods ending March 31, 2000 and 1999, respectively. Dynamic is approximately 56% beneficially owned by Jugal K. Taneja, a director of the Company.

     In August 1999, Stephen M. Watters, the President of the Company, loaned $10,000 to the Company for the purpose of assisting the Company with its working capital needs. The principal sum, together with interest on the unpaid principal balance at an annual rate equal to prime plus one percent, was due and payable on demand at any time following the earlier to occur of either (i) a public offering of the Company's common stock, or (ii) December 31, 1999. This note has since been repaid.

NOTE 11 -- SEGMENT INFORMATION

     The Company adopted SFAS No. 131, "Disclosures About Segments of Enterprise and Related Information," which established standards for reporting information about a Company's operating segments. Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated on a regular basis by the chief operating decision maker, or decision making group, in deciding how to allocate resources to an individual segment and in assessing performance of the Segment.

     During the year ended March 31, 2000, the Company operated two industry segments: wholesale distribution and computer software development. For the fiscal year ended March 31, 1999, the Company operated only in the wholesale distribution segment. The following table reports financial data that management uses in its business segment analysis. Amounts shown below are as of and for the year ended March 31, 2000.

   Revenue
    Distribution ...........................................     $ 21,048,147
    Software Development ...................................            2,400
                                                                 ------------
     Total .................................................     $ 21,050,547
                                                                 ============
   Gross Profit ............................................
    Distribution ...........................................     $    141,376
    Software Development ...................................            2,400
                                                                 ------------
     Total .................................................     $    143,776
                                                                 ============
   Operating loss ..........................................
    Distribution ...........................................     $ (1,898,580)
    Software Development ...................................          (34,297)
                                                                 ------------
     Total .................................................     $ (1,932,877)
                                                                 ============
   Assets ..................................................
    Distribution ...........................................     $ 38,408,017
    Software Development ...................................          105,895
                                                                 ------------
     Total .................................................     $ 38,513,912
                                                                 ============
   Capital expenditures ....................................
    Distribution ...........................................     $    182,634
    Software Development ...................................               --
                                                                 ------------
     Total .................................................     $    182,634
                                                                 ============

NOTE 12 -- SUBSEQUENT EVENTS

     On July 7, 2000, the Company entered into a consulting agreement with Marc Mazur Consulting, Inc. Upon satisfaction by Marc Mazur Consulting, Inc. of its obligations under the agreement, the Company will grant to Marc Mazur Consulting, Inc. warrants to purchase 200,000 shares of common stock with an exercise price of $10.00 per share. Upon issuance, these warrants will be immediately exercisable.

     In August 2000, the audited amount of Valley stockholders' equity as of April 19, 2000 was determined to be $400,667, which was $141,160 less than the threshold amount of $541,827 required by the agreement. Therefore, 9,411 of the holdback shares will be returned to the Company. After consideration of the return of the holdback shares, a total of 217,255 shares at $10.125 per share were issued for the acquisition.

     On September 13, 2000, the Company entered into a letter of intent to purchase substantially all of the assets of Penner & Welsch, Inc. ("P&W"), a wholesale distributor of pharmaceuticals, over-the-counter products and health and beauty care products, headquartered in New Orleans, LA. Also on that date, P&W filed a voluntary petition for Chapter 11 relief under the United States Bankruptcy Code. The case is pending in the United States Bankruptcy Court for the Eastern District of Louisiana. Pursuant to the letter of intent, the Company will work with P&W, on an exclusive basis, to formulate a bankruptcy reorganization plan, pursuant to which the Company offered to purchase, for $750,000 worth of restricted common stock, all of P&W's assets and/or equity, without its liabilities, while keeping P&W's customers in continuous service. In addition, on September 13, 2000, the Company entered into a management agreement with P&W, pursuant to which it will manage the day-to-day operations of P&W, in exchange for a management fee equal to three percent of the gross revenues of P&W each month, with an additional 1% available in months in which certain operating measures are achieved.

     On September 13, 2000, the Company entered into a financing and security agreement with P&W, pursuant to which the Company has agreed to provide P&W with a secured revolving line of credit for the sole purpose of purchasing inventory from the Company, up to an aggregate amount of $2.5 million as may be requested by P&W and as may be allowed by the Company in its sole discretion. The line of credit is secured by a second lien on substantially all of the assets of P&W, second only to P&W's primary banking facility, as well as real estate owned by an affiliate of P&W. On September 14, 2000, the Bankruptcy Court entered an emergency interim order approving the management agreement and financing and security agreement. However, the bankruptcy plan, including the proposed acquisition, management agreement and financing and security agreement, are still subject to the final approval of the United States Bankruptcy Court for the Eastern District of Louisiana, and the Company cannot guarantee that the transaction will be completed or, if completed, that the Company will successfully assimilate the additional personnel, operations, acquired technology and products of P&W into the business, or retain key personnel and customers.

     On or about September 19, 2000, the Company informed the selling shareholders of Desktop that 20,000 shares held under escrow, pursuant to the acquisition agreement, would not be released as contemplated in the initial purchase price. Upon final receipt of these shares from the escrow agent, management anticipates reducing the purchased goodwill by approximately $329,000.

     On October 24, 2000, the Company obtained from Mellon Bank, N.A. ("Mellon") a line of credit and a $2 million term loan to refinance the prior bank indebtedness, to provide additional working capital, and for other general corporate purposes. The new line of credit enables the Company to borrow a maximum of $15 million, with borrowings limited to 85% of eligible accounts receivable and 65% of eligible inventory. The term loan is payable in monthly principal installments of $55,556 commencing on December 1, 2000, and in one final payment of the remaining principal balance plus all accrued and unpaid interest thereon on October 24, 2003. The term loan bears interest, payable monthly, at 0.75% per annum over the base rate, which is the higher of Mellon's prime rate or the effective federal funds rate plus 0.50% per annum. The revolving credit facility will bear interest at the floating rate of 0.25% per annum above the base rate. After the Company delivers the audited consolidated financial statements for the fiscal year ending March 31, 2001 to Mellon, the applicable margin over the base rate may change on an annual basis depending on the ratio of funded debt to EBITDA. At the Company's option, interest may instead be paid at a LIBOR rate plus an applicable margin, which also varies on the ratio of funded debt to EBITDA. Under the terms of the agreement, DrugMax is prohibited from paying dividends, and it must maintain certain financial ratio covenants in addition to others of the type customarily required by lenders for similar facilities. On October 27, 2000, proceeds were used to repay the Merrill Lynch Financial and National City Bank credit facilities, aggregating approximately $8.9 million, and approximately $5.5 million was available for borrowing.

NOTE 13 -- RESTATEMENT OF 2000 CONSOLIDATED FINANCIAL STATEMENTS

     Subsequent to the issuance of the 2000 consolidated financial statements, management of the Company determined that a clerical error had been made in the computation of the weighted average shares outstanding and the loss per share. Accordingly, the accompanying 2000 consolidated financial statements have been restated to correct this clerical error.

     The effects of the restatement are as follows:

                                                      For the Year Ended       For the Year Ended
                                                        March 31, 2000           March 31, 2000
                                                    As Previously Reported        As Restated
                                                   ------------------------   -------------------
   Weighted average shares outstanding .........           2,102,922               3,875,445
   Loss per share ..............................          $     (.95)             $     (.51)

                  Financial Statements of Valley Drug Company

Independent Auditors' Report

To the Board of Directors
Valley Drug Company
Youngstown, Ohio

We have audited the accompanying balance sheets of Valley Drug Company as of December 31, 1999, 1998 and 1997, and the related statements of operations, stockholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Valley Drug Company as of December 31, 1999, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                   BRIMMER, BUREK & KEELAN LLP


                                                   Certified Public Accountants

Tampa, Florida
April 28, 2000

                              VALLEY DRUG COMPANY
                                BALANCE SHEETS
                         DECEMBER 31, 1999, 1998, 1997



                                    ASSETS

                                        1999         1998         1997
                                     ----------   ----------   ----------
Current assets

 Cash                                $      502  $ 2,137,036  $ 1,459,841
 Accounts receivable, net             2,701,754    2,951,469    3,250,507
 Inventory                            6,339,119    5,994,546    6,350,216
 Prepaid and other current assets        21,125       23,786       22,966
                                     ----------  -----------  -----------

   Total current assets               9,062,500   11,106,837   11,083,530


Property, plant and equipment - net      66,754       23,362       14,649

Notes receivable                             --           --      119,542

Stockholder note receivable              70,000       52,000           --

Non-current accounts receivable         254,792      438,092      347,201

Other non-current assets                113,414          990       48,684
                                    -----------  -----------  -----------

   Total assets                     $ 9,567,460  $11,621,281  $11,613,606
                                    ===========  ===========  ===========

      LIABILITIES AND SHAREHOLDER'S EQUITY

                                                                  1999          1998           1997
                                                               -----------  -------------  -------------
Current liabilities
     Line of credit                                             $4,166,000   $        --    $        --
     Current portion long-term debt                                236,151     1,218,834      1,218,834
     Bank overdraft                                                517,336            --             --
     Accounts payable                                            2,385,618     2,835,381      2,521,603
     Accrued expenses                                              145,190       121,040        235,394
                                                                ----------   -----------    -----------

          Total current liabilities                              7,450,295     4,175,255      3,975,831

Long-term debt                                                   1,585,517            --             --
                                                                ----------   -----------    -----------

          Total liabilities                                      9,035,812     4,175,255      3,975,831

Shareholders' equity
     Preferred stock, no par; 250 shares authorized;
       0 shares issued and outstanding                                  --            --             --
     Common stock, no par; 500 shares authorized;
       100 shares issued and outstanding, at
       December 31, 1999, 200 shares issued and
       outstanding at December 31, 1998 and 1997                        --       100,000        100,000
Additional paid in capital                                              --            --             --
Treasury stock                                                          --    (1,951,470)    (1,951,470)
Retained earnings                                                  531,648     9,297,496      9,489,245
                                                                ----------   -----------    -----------

              Total shareholders' equity                           531,648     7,446,026      7,437,775
                                                                ----------   -----------    -----------

              Total liabilities and
                 Shareholders' equity                           $9,567,460   $11,621,281    $11,413,606
                                                                ==========   ===========    ===========


Please read accompanying notes

                              VALLEY DRUG COMPANY
                           STATEMENTS OF OPERATIONS
                         DECEMBER 31, 1999, 1998, 1997

                                             1999           1998          1997
                                        --------------  ------------  ------------
Sales                                   $ 50,572,187     $47,040,482   $48,124,876

Cost of good sold                         48,037,331      44,613,313    45,156,477
                                        ------------     -----------   -----------

     Gross Profit                          2,534,856       2,427,169     2,968,399

Operating expenses
     Depreciation                             11,963           5,278         2,955
     General and administrative            1,726,029       1,573,291     1,636,999
                                        ------------     -----------   -----------

     Total operating expenses              1,737,992       1,578,569     1,639,954
                                        ------------     -----------   -----------

     Operating income                        796,864         848,600     1,328,445

Other income (expense)
     Interest income                          13,113          97,946        99,181
     Interest expense                       (565,371)       (109,695)     (109,696)
                                        ------------     -----------   -----------
Total other income (expense)                (552,258)        (11,749)      (10,515)
                                        ------------     -----------   -----------

Net income                              $    244,606     $   836,851   $ 1,317,930
                                        ============     ===========   ===========

Basic and diluted income per share      $   2,446.06     $  4,184.26   $  6,589.65
                                        ============     ===========   ===========

Weighted-average shares of
 common stock outstanding                        100             200           200
                                        ============     ===========   ===========

Please read accompanying notes.

                              VALLEY DRUG COMPANY
                 STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
                         DECEMBER 31, 1999, 1998, 1997

                                       COMMON STOCK           PREFERRED STOCK
                                  ---------------------  ------------------------
                                  NUMBER OF              NUMBER OF
                                    SHARES      AMOUNT    SHARES        AMOUNT
                                  ---------   ---------  ---------  -------------
Balance at 12/31/96                     200   $ 100,000       --    $          --

Net income                               --          --       --               --

Shareholder distributions                --          --       --               --
                                  ---------   ---------  -------    -------------

Balance at 12/31/97                     200     100,000       --               --

Net income                               --          --       --               --

Shareholder distributions                --          --       --               --
                                  ---------   ---------  -------    -------------

Balance at 12/31/98                     200     100,000       --               --

Net income                               --          --       --               --

Shareholder distributions                --          --       --               --

Purchase and retirement
 of 200 shares                         (200)   (100,000)      --               --

Issuance of 100 shares                  100          --       --               --

Retirement of 139 shares                 --          --       --               --
                                  ---------   ---------  -------    -------------

Balance 12/31/99                        100   $      --       --    $          --
                                  =========   =========  =======    =============

                              VALLEY DRUG COMPANY
                 STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
                         DECEMBER 31, 1999, 1998, 1997


                                    TREASURY STOCK
                        --------------------------------------
   RETAINED                NUMBER OF
   EARNINGS                 SHARES       AMOUNT        TOTAL
 -----------             ----------  ------------  ------------

  $ 9,151,315                 139   $(1,951,470)  $ 7,299,845

    1,317,930                  --            --     1,317,930

     (980,000)                 --            --      (980,000)
  -----------           ---------   -----------   -----------

    9,489,245                 139    (1,951,470)    7,637,775

      836,851                  --            --       836,851

   (1,028,600)                 --            --    (1,028,600)
  -----------           ---------   -----------   -----------

    9,297,496                 139    (1,951,470)    7,446,026

      244,606                  --            --       244,606

       (7,000)                 --            --        (7,000)


   (7,051,984)                 --            --    (7,151,984)

  -----------           ---------   -----------   -----------

   (1,951,470)               (139)    1,951,470            --
  -----------           ---------   -----------   -----------

  $   531,648                  --   $        --   $   531,648
  ===========           =========   ===========   ===========


Please read accompanying notes.

                              VALLEY DRUG COMPANY
                           STATEMENTS OF CASH FLOWS
                         DECEMBER 31, 1999, 1998, 1997

CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                             $   244,606   $   836,851    $1,317,930
     Adjustments to reconcile net income to
        net cash provided by operating activities:
         Depreciation expense                                    11,963         5,278         2,955
         Changes in operating assets and liabilities:
         (Increase) decrease in:
            Accounts receivable                                  41,100       208,147      (605,288)
            Inventory                                          (344,573)      355,670       328,199
            Other current assets                                  2,661          (820)        6,380
            Other assets                                       (112,424)       47,694       (48,259)
         Increase (decrease) in:
            Accounts payable                                     67,572       313,778        10,022
            Accrued expenses                                     24,150      (114,354)       65,841
                                                            -----------   -----------    ----------

     Net cash provided by operating activities                  (64,945)    1,652,244     1,077,780
                                                            -----------   -----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of property and equipment                         (55,355)      (13,991)           --
     Notes receivable acquired                                  (70,000)           --       (81,129)
     Payments received on notes                                  52,000        67,542       102,302
                                                            -----------   -----------    ----------

     Net cash provided by (used in) investing activities        (73,355)       53,551        21,173
                                                            -----------   -----------    ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Net borrowings on line of credit                         4,166,000            --            --
     Proceeds from issuance of debt                           2,000,000            --            --
     Payments on long-term debt                              (1,397,166)           --            --
     Purchase and retirement of common stock                 (6,760,068)           --            --
     Distribution to shareholders                                (7,000)   (1,028,600)     (980,000)
                                                            -----------   -----------    ----------

     Net cash (used in) financing activities                 (1,998,234)   (1,028,600)     (980,000)
                                                            -----------   -----------    ----------

Net increase (decrease) in cash                              (2,136,534)      677,195       118,953

Cash at beginning of year                                     2,137,036     1,459,841     1,340,888
                                                            -----------   -----------    ----------

Cash at end of year                                         $       502   $ 2,137,036    $1,459,841
                                                            ===========   ===========    ==========
SUPPLEMENTAL INFORMATION:
     Cash paid for interest                                 $   565,371   $   109,695    $  109,695
                                                            ===========   ===========    ==========

Please read accompanying notes.

                              VALLEY DRUG COMPANY
                         NOTES TO FINANCIAL STATEMENTS
                       DECEMBER 31, 1999, 1998 AND 1997


NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

Valley Drug Company (the Company) was incorporated in 1983 as an Ohio corporation. The Company is a wholesale distributor of pharmaceuticals, over the counter drugs, and health and beauty care products throughout the United States. The Company sells primarily to independent retail and regional chain owned drug stores.

The Company was privately owned until April 19, 2000 and had elected with the consent of its shareholders to be taxed as an S corporation. On April 19, 2000, the Company executed an agreement and plan of reorganization with DrugMax.com, Inc. ("DrugMax") whereby all of the issued and outstanding capital stock of the Company was exchanged for shares of DrugMax (Note 7). As a result of the exchange, the Company became a wholly owned subsidiary of DrugMax.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies used in preparing the accompanying financial statements follows:

CASH AND CASH EQUIVALENTS

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following:



                                                 1999          1998          1997
                                             ------------  ------------  ------------
          Accounts receivable trade           $3,061,342    $3,197,900    $3,528,881
          Allowance for doubtful accounts       (359,588)     (246,431)     (278,374)
                                              ----------    ----------    ----------

             Total accounts receivable        $2,701,754    $2,951,469    $3,250,507
                                              ==========    ==========    ==========

                              VALLEY DRUG COMPANY
                         NOTES TO FINANCIAL STATEMENTS
                       DECEMBER 31, 1999, 1998 AND 1997


NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INVENTORIES

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

PROPERTY AND EQUIPMENT

Depreciation is provided for using the straight-line method, in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives ranging from three to seven years.

Property and equipment consisted of the following:


                                    1999        1998        1997
                                 ----------  ----------  ----------

     Furniture and fixtures      $ 422,702   $ 414,911   $ 414,911
     Leasehold improvements         41,970      28,078      28,078
     Equipment                      47,663      13,991          --
                                 ---------   ---------   ---------
                                   512,335     456,980     442,989
     Accumulated depreciation     (445,581)   (433,618)   (428,340)
                                 ---------   ---------   ---------

                                 $  66,754   $  23,362   $  14,649
                                 =========   =========   =========

IMPAIRMENT OF ASSETS

The Company's policy is to evaluate whether there has been a permanent impairment in the value of long-lived assets, certain identifiable intangibles and goodwill when certain events have taken place that indicate that the remaining balance may not be recoverable. When factors indicate that the intangible assets should be evaluated for possible impairment, the Company uses an estimate of related undiscounted future cash flows. There have been no impairment losses in 1999, 1998 or 1997.

INCOME TAXES

The Company has elected under the Internal Revenue Code to be taxed as an S Corporation. Under those provisions, the Company does not pay federal corporate income taxes on its taxable income. Instead, the shareholders are liable for individual federal and state income taxes on their proportionate shares of the Company's taxable income.


CAPITALIZATION

The Company is authorized is issue 500 shares of common stock, without par value and 250 shares of preferred stock without par value.

     COMMON STOCK -The holders of common shares have the sole and exclusive voting power on all matters to be presented to the shareholders. The following shares were issued and outstanding at December 31

                           1999     1998     1997
                           ----     ----     ----

         Issued             500      500      500
         Outstanding        100      200      200

     PREFERRED STOCK - The Company's directors may adopt amendments to the Articles of Incorporation to create one or more series of preferred shares. The shares of each series to have such designations, privileges, restrictions and qualifications as determined by the directors. At December 31, 1998 and 1997, none of the preferred shares had been given any designations, privileges, restrictions or qualifications and no preferred shares had been issued. The shares were cancelled in January 1999.

REVENUE RECOGNITION

Revenues are recognized when the merchandise is shipped to the customer.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, however, management does not believe these differences would have a material effect on the operating results.

EARNINGS PER COMMON SHARE

Earnings per common share have been computed based upon the weighted-average number of shares outstanding during the period.

PROPERTY LEASES

The Company leases a property in Youngstown, Ohio that is being utilized by the Company for offices, warehousing, and shipping for its distribution operations, consisting of approximately 30,000 square feet. The offices are leased pursuant to a ten-year lease that expires on December 30, 2008. The Company has an option to continue the lease on a month to month basis. The rental under the lease is $6,000 per month. Rent expense was $72,000 for each year presented.

Future minimum lease payments, by year in aggregate under non-cancelable operating leases consist of the following at December 31, 1999:

           YEAR ENDED DECEMBER 31,
           ----------------------

                     2001                   $  72,000
                     2002                      72,000
                     2003                      72,000

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company, in estimating its fair value disclosures for financial instruments, uses the following methods and assumptions:

     CASH, ACCOUNTS RECEIVABLE, ACCOUNTS PAYABLE AND ACCRUED EXPENSES: The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable and accrued expenses approximate their fair value due to their relatively short maturity.

     LONG-TERM OBLIGATIONS: The fair value of the Company's fixed-rate long-term obligations is estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. At December 31, 1999, 1998 and 1997, the fair value of the Company's long-term obligations approximated its carrying value.

     CREDIT LINES PAYABLE: The carrying amount of the Company's credit lines payable approximates fair market value since the interest rate on these instruments changes with market interest rates.

NOTE 2  - RELATED PARTY TRANSACTIONS

LEASE

The Company leases the building it operates in from the former shareholder for a period of eight years on a triple net basis at the rate of $6,000 per month.

CUSTOMERS CONTROLLED BY EMPLOYEE

The son of the former owner is currently an employee and owns three customers of the Company. The sales to those customers are at a price within a maximum of 1/2 percent of the price offered by the Company to similar retail accounts on RX and OTC items. The sales of those customers for the years ended December 31, 1999, 1998 and 1997 were $3,760,000, $3,351,000 and $2,966,000 respectively.

LOAN GUARANTEES

The revolving line of credit and term loans in the amounts of $4,500,000 and $2,000,000, respectively are personally guaranteed by the new owners of the Company.

PROFESSIONAL PHARMACY SOLUTIONS, LLC

The two shareholders of the Company and the VP of Sales own Professional Pharmacy Solutions (PPS), a pharmacy management company. PPS manages and operates pharmacies owned by a local hospital. The Company sells pharmaceuticals to PPS on a cost plus basis. The Company had a receivable of approximately $125,000 at December 31, 1999. Sales to the pharmacies operated by PPS totaled approximately $700,000.

NOTE 3 - CONCENTRATIONS OF CREDIT RISK

CASH IN BANK

The Company maintains its checking account in one commercial bank. Cash in this checking account at times exceeded the $100,000 Federal Deposit Insurance Corporation's maximum insured balance coverage.

NOTE 4 - NOTES PAYABLE

Notes payable consist of the following:


                                                        1999             1998             1997
                                                    ------------     ------------     ------------
          Shareholder loan - Monthly payments
          of interest of 9%, due on demand          $        --      $ 1,218,834      $ 1,218,834

          Bank Term Loan- Monthly
          payments of $32,105 including
          principal and interest of 8.8% with
          a maturity date of January 4, 2002 -
          subject to the same covenants,
          collateral and guarantees as the
          line of credit (Note 4)                     1,821,668               --               --

          Less current portion of long-term debt       (236,151)      (1,218,834)      (1,218,834)
                                                    -----------      -----------      -----------

          Total long-term debt                       $1,585,517      $        --      $        --
                                                    ===========      ===========      ===========

The schedule of maturities of long-term debt in the future periods is as follows:

          2000                        $  236,151
          2001                           257,792
          2002                         1,327,725
                                      ----------

          Total                       $1,821,668
                                      ==========


NOTE 5 - LINE OF CREDIT

In January 1999, the Company established a $ 4.5 million revolving credit facility scheduled to mature in January 2001. The credit available to the Company is based on a percentage of eligible accounts receivable and inventory. The facility imposes financial covenants on tangible net worth, leverage, and a debt service ratio. At December 31, 1999, the Company was not in compliance with the financial covenants. The bank waived the covenants in the March 1999 letter to the Company. Minimum borrowing under the agreement is $1,000. The agreement places limitations on disposition of assets and debt funding to transactions within the normal course of business and restricts the payment of dividends to any shareholder of record and any class of common stock during the term of the agreement. Borrowings accrue interest at 11% and are secured by all assets of the Company. The shareholders have personally guaranteed the loan. At December 31, 1999, the Company had borrowed $ 4,166,000 under this facility.

The credit line payable is included with current liabilities instead of long-term liabilities as management believes that this presentation better reflects the utility of the current assets as the source of repayment for the credit line payable.

NOTE 6 - YEAR 2000 ISSUE

The Year 2000 issue relates to limitations in computer systems and applications that may prevent proper recognition of the Year 2000. The potential effect of the Year 2000 issue on the Company will not be fully determinable until the Year 2000 and thereafter. The Company's software packages and all of the hardware associated with its operations are Year 2000 compliant. The Company is currently requesting that all suppliers supply certification statements that comply with the Year 2000 requirements. If the Year 2000 modifications are not properly completed either by the Company or entities with which the Company conducts business, the Company's revenues and financial condition could be adversely impacted.

NOTE 7 - SUBSEQUENT EVENT

SALE OF COMPANY

On April 19, 2000, the Company was sold to DrugMax.com, Inc. by an exchange of all of the outstanding shares of the Company for $1,700,000 and 226,666 common shares of DrugMax.com, Inc. 22,666 of the total shares being received are subject to a holdback provision. The holdback provision provides for an adjustment of the sale price based upon an audit of the balance sheet of the Company as of April 19, 2000. If the audit results in a shareholders equity less than an agreed upon amount, the sale price is subject to a corresponding reduction and to be subtracted from the holdback shares.

NOTE 8 - PROFIT SHARING PLAN

The Company maintains a qualified profit sharing plan for the benefit of its employees. The plan provides for discretionary contributions to the plan each year and covers employees over the age of 21 with at least one year of service. Vesting is immediate upon participation in the plan. The Company has made a contribution to the plan for the years ended December 31, 1999, 1998 and 1997 in the amounts of $30,000, $-0- and $30,000, respectively.

NOTE 9 - CHANGE IN OWNERSHIP AND REFINANCING

On January 4, 1999 the ownership of the Company changed whereby the previous owners' stock was redeemed by the Company and the new owners were issued no par common shares so that they owned 100% of the outstanding shares. Simultaneous with the redemption, the new owner purchased .61 shares of the common stock from the previous owners. After the redemption and issuance of new shares to the new owner, 50% of the new owner's shares were sold to another unrelated individual.

In addition, the previously held treasury shares and the newly redeemed shares were canceled by the Company and the previous 500 no par common shares were canceled.

The Company obtained a revolving line of credit with a limit of $4,500,000 and an installment loan of $2,000,000 to obtain the funds to redeem the previous shareholders stock for the approximate amount of $7 million. In addition to the cash payment for their stock, they received an assignment of certain customer receivables totaling $391,917 and their shareholder loan of $1,218,834 was paid in full. The customer receivables were for three customers owned by the son of the former owners who is also an employee. As part of the redemption agreement, the former shareholder signed a covenant not to compete and an employment agreement. The employment agreement is for $12,000 per year for 63 months. The former shareholder owns the building in which the Company operates and a lease was executed for a term of 96 months on triple net terms at an annual rate of $72,000.

The son of the former owner also executed an employment contract for a period of 96 months at an annual compensation of $48,000 and a covenant not to compete that runs concurrently with the employment agreement.

NOTE 10 - SUPPLEMENTAL CASH FLOW DISCLOSURE

The statements of cash flows are supplemented by the following non-cash disclosures.

          CHANGE IN OWNERSHIP

                                                             1999
                                                         -----------
          Total consideration                            $ 7,151,985
          Assignment of accounts receivable                 (391,917)
                                                         -----------

          Net cash paid                                  $ 6,760,068
                                                         ===========


The Company retired 139 shares of treasury stock during 1999 with a book value of $1,951,470.

    Consolidated Financial Statements of Desktop Corporation and Subsidiary

                         Independent Auditors' Report

To the Board of Directors
Desktop Corporation and Subsidiary
Dallas, Texas

We have audited the accompanying consolidated balance sheets of Desktop Corporation and Subsidiary as of March 31, 2000, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Desktop Corporation and Subsidiary as of March 31, 2000, 1999 and 1998, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                           BRIMMER, BUREK & KEELAN LLP

                                           /s/ BRIMMER, BUREK & KEELAN LLP
                                           -------------------------------

                                           Certified Public Accountants
Tampa, Florida
June 1, 2000

                      DESKTOP CORPORATION AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                          MARCH 31, 2000, 1999, 1998

                                      ASSETS

                                        2000         1999         1998
                                      --------    ----------    --------

Current assets
  Cash                                $  6,578    $    9,658    $130,576
  Accounts receivable - 99% of the
      balance at March 31, 2000 is
      due from related parties         872,368       705,400     460,272
                                      --------    ----------    --------

      Total current assets             878,946       715,058     590,848
                                      --------    ----------    --------
Property and equipment
  Software development costs                --       985,748          --
  Furniture & fixtures                  36,257        30,710      25,670
  Computer equipment                   125,869       107,678      99,010
                                      --------    ----------    --------
                                       162,126     1,124,136     124,680
  Less: accumulated depreciation       (83,363)      (62,639)    (29,339)
                                      --------    ----------    --------
      Total property and equipment      78,763     1,061,497      95,341

Other assets
  Organizational costs, net                572         2,862       5,152
                                      --------    ----------    --------

      Total assets                    $958,281    $1,779,417    $691,341
                                      ========    ==========    ========

Please read accompanying notes.

                      DESKTOP CORPORATION AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                          MARCH 31, 2000, 1999, 1998

                LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)


                                                  2000        1999       1998
                                              -----------  ----------  --------

Current liabilities
  Accounts payable                            $   216,024  $   71,257  $  6,982
  Accrued liabilities                             140,122      33,492    52,707
  Related party obligations                     1,367,074     270,000    75,000
  Deferred tax                                    254,879     204,218   137,826
                                              -----------  ----------  --------

    Total current liabilities                   1,978,099     578,967   272,515
                                              -----------  ----------  --------

Long-term liabilities
  Deferred tax                                      3,626     334,326        --
                                              -----------  ----------  --------

      Total liabilities                         1,981,725     913,293   272 515
                                              -----------  ----------  --------

Commitments and contingencies

  SHAREHOLDERS' EQUITY (DEFICIT)

Shareholders' equity (deficit)
  Preferred stock, Series A, $10 par value;
    30,000 shares authorized, 15,000
    shares issued and outstanding                 150,000     150,000   150,000
  Common stock, no par;
    100,000 shares authorized,
    10,000 shares issued and outstanding           10,000      10,000    10,000
  Retained earnings (deficit)                  (1,183,444)    706,124   258,826
                                              -----------  ----------  --------

      Total shareholders' equity (deficit)     (1,023,444)    866,124   418,826
                                              -----------  ----------  --------
  Total liabilities and shareholders'
    equity (deficit)                          $   958,281  $1,779,417  $691,341
                                              ===========  ==========  ========

Please read accompanying notes.

                      DESKTOP CORPORATION AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                FOR THE YEARS ENDED MARCH 31, 2000, 1999, 1998

                                                2000            1999            1998
                                            -----------     -----------     -----------
Revenue - related party - 93% in
 2000, 0% in 1999 and 1998                  $ 2,376,906     $ 1,881,832     $ 1,542,095
Cost of sales                                    18,815              --              --
                                            -----------     -----------     -----------
  Gross profit                                2,358,091       1,881,832       1,542,095

Operating expenses
 Depreciation and amortization                   31,228          35,589          22,464
 Bad debt expense                                80,000              --              --
 Equipment rent                                  80,002          34,929           5,863
 Facility rent                                  121,036          61,479          53,672
 Insurance                                       10,905          37,614          31,161
 Management fees (nonrecurring)                 136,256              --              --
 Payroll and related expenses                 1,492,037         601,227         988,053
 Telephone                                       54,386          25,661          16,130
 Travel                                          30,980          41,490          18,932
 General & administrative expenses              237,559          98,092          77,707
 Research & development                       1,803,633          93,602         210,940
                                            -----------     -----------     -----------
  Total operating expenses                    4,078,022       1,029,683       1,424,922
                                            -----------     -----------     -----------

Income (loss) from operations                (1,719,931)        852,149         117,173
                                            -----------     -----------     -----------
Other income (expenses)
 Miscellaneous income - related party -
  74% in 2000, 10% in 1999 and 1998             328,982          16,037           2,403
 Interest income                                     54           2,455              --
 Interest expense                               (50,996)         (7,587)         (6,180)
 Gain on sale of investment
  to related party                              470,000              --              --
 Equity in loss of VetMall                   (1,182,969)             --              --
                                            -----------     -----------     -----------

  Total other income (expenses)                (434,929)         10,905          (3,777)
                                            -----------     -----------     -----------
Net income (loss) before income
  tax provision (benefit)                    (2,154,860)        863,054         113,396
 Income tax provision (benefit)                (280,042)        400,731          31,760
                                            -----------     -----------     -----------

Net income (loss)                           $(1,874,818)    $   462,323     $    81,636
                                            ===========     ===========     ===========

Please read accompanying notes.

                      DESKTOP CORPORATION AND SUBSIDIARY
               CONSOLIDATED STATEMENTS OF OPERATIONS (CONTINUED)
                FOR THE YEARS ENDED MARCH 31, 2000, 1999, 1998

                                            2000       1999       1998
                                          --------   --------   --------
Net income (loss) per share of
 common stock                             $(187.48)  $  46.23   $   8.16
                                          ========   ========   ========
Weighted average shares of
 common stock outstanding                   10,000     10,000     10,000
                                          ========   ========   ========

Fully diluted earnings per share          $(187.48)  $  36.99   $   6.53
                                          ========   ========   ========
Weighted average shares of common
 stock outstanding assuming
 conversion of preferred shares             10,000     12,499     12,499
                                          ========   ========   ========

Please read accompanying notes.


                      DESKTOP CORPORATION AND SUBSIDIARY
     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
               FOR THE YEARS ENDED MARCH 31, 2000, 1999 AND 1998

                                                                                                                           TOTAL
                                    PREFERRED STOCK             COMMON STOCK                                           SHAREHOLDERS'
                               -------------------------  -----------------------  ADDITIONAL PAID      RETAINED          EQUITY
                                  SHARES        AMOUNT      SHARES       AMOUNT      IN CAPITAL     EARNINGS (DEFICIT)  (DEFICIT)
                               -----------  ------------  ----------  -----------  ---------------  ------------------ ------------
Balance April 1, 1997              150,000  $    150,000      10,000  $    10,000    $          --  $      189,440     $    349,440
Preferred stock dividends               --            --          --           --               --         (12,250)         (12,250)
Net income                              --            --          --           --               --          81,636           81,636
                               -----------  ------------  ----------  -----------  ---------------  ----------------   ------------

Balance March 31, 1998             150,000       150,000      10,000       10,000               --         258,826          418,826
Preferred stock dividends               --            --          --           --               --         (15,025)         (15,025)
Net income                              --            --          --           --               --         462,323          462,323
                               -----------  ------------  ----------  -----------  ---------------  ----------------   ------------

Balance March 31, 1999             150,000       150,000      10,000       10,000               --         706,124          866,124
Preferred stock dividends               --            --          --           --               --         (14,750)         (14,750)
Net loss                                --            --          --           --               --      (1,874,818)      (1,874,818)
                               -----------  ------------  ----------  -----------  ---------------  ----------------   ------------

Balance March 31, 2000             150,000  $    150,000      10,000  $    10,000    $          --  $   (1,183,444)    $ (1,023,444)
                               -----------  ------------  ----------  -----------  ---------------  ----------------   ------------

Please read accompanying notes.

                      DESKTOP CORPORATION AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED MARCH 31, 2000, 1999, AND 1998

                                                            2000          1999           1998
                                                        -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)                                      $(1,874,818)   $   462,323    $    81,636

 Adjustments to reconcile net income (loss)
  to net cash provided by (used in)
  operating activities:
  Depreciation and amortization expense                      31,228         35,589         22,464
  Equity in loss of VetMall                               1,182,969             --             --
  Capitalized software costs written off -
   net of accumulated amortization                          977,534             --             --
  Gain on sale of investment to related party              (470,000)
  Changes in operating assets and liabilities:
   (Increase) decrease:
    Accounts receivable                                  (1,349,937)      (245,128)      (137,752)
   Increase (decrease):
    Accounts payable                                        144,768         64,274          3,584
    Accrued liabilities                                     106,632        (19,226)        52,154
    Deferred tax liabilities                               (280,042)       400,731         30,327
                                                        -----------    -----------    -----------
 Net cash provided by (used in)
  operating activities                                   (1,531,666)       698,563         52,413
                                                        -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment                         (23,738)       (13,708)       (43,481)
 Capitalization of software development costs                    --       (985,748)            --
 Investment in VetMall                                      (10,000)            --             --
 Proceeds from sale of investment to related party          480,000             --             --
                                                        -----------    -----------    -----------
 Net cash provided by (used in) investing activities        446,262       (999,456)       (43,481)
                                                        -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from related party obligations, net             1,097,074        195,000             --
 Proceeds from capital stock issued                              --             --         10,000
 Preferred stock dividends paid                             (14,750)       (15,025)       (12,250)
                                                        -----------    -----------    -----------
 Net cash provided by (used in) financing activities      1,082,324        179,975         (2,250)
                                                        -----------    -----------    -----------

Net increase (decrease) in cash                              (3,080)      (120,918)         6,682
Cash at beginning of year                                     9,658        130,576        123,894
                                                        -----------    -----------    -----------
Cash at end of year                                     $     6,578    $     9,658    $   130,576
                                                        ===========    ===========    ===========

Please read accompanying notes.

                      DESKTOP CORPORATION AND SUBSIDIARY
               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
               FOR THE YEARS ENDED MARCH 31, 2000, 1999 AND 1998

                                                  2000     1999     1998
                                                -------  -------  -------
Supplemental Disclosures:

 Operating activities reflect the following:
  Cash paid for interest                        $53,496  $ 7,587  $ 6,180
                                                =======  =======  =======
  Income taxes                                  $   -0-  $ 1,433  $   -0-
                                                =======  =======  =======

Please read accompanying notes.

                      DESKTOP CORPORATION AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         MARCH 31, 2000, 1999 AND 1998

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

Desktop Corporation (the "Company") was founded in June 1995, as a Texas Corporation. It is an Internet e-commerce solutions provider specializing in the design, development and delivery of technology solutions by providing custom programming services and web hosting services. Desktop Ventures, Inc. was formed in June 1999, as a Texas corporation and as a wholly-owned subsidiary of the Company.

PRINCIPALS OF CONSOLIDATION

The consolidated financial statements include the accounts of Desktop Corporation and its wholly-owned subsidiary Desktop Ventures, Inc. Significant intercompany balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

ACCOUNTS RECEIVABLE

Management assesses accounts receivable, at least annually, to determine whether an allowance for credit loss is warranted. At March 31, 2000, 1999 and 1998, no allowance was considered necessary. At March 31, 2000, 99% of the balance of accounts receivable was due from VetMall, Inc., a related company (see Note 3.)

INVESTMENTS

The Company owns 50% of the common stock of VetMall, Inc. ("VetMall"), a Florida corporation, formed on March 7, 2000, and accounts for its investment using the equity method. Under the equity method, the Company recognizes its share in the net earnings or losses of VetMall as they occur rather than as distributions are received. Distributions received are accounted for as a reduction of the investment rather than as income. Losses from this investment have been offset against the VetMall receivable. VetMall hosts an e-commerce web site which provides a link between the consumer, the veterinarian and the distributor that facilitates the sale of pet products.

REVENUE RECOGNITION

Revenue from consulting services is recognized when the services are performed. Service revenues, primarily related to web hosting services, are recognized on a straight-line basis over the contract period. Product revenue from software sold, leased, or otherwise marketed is recognized when the product is delivered and/or installed on the customer's equipment.

SOFTWARE DEVELOPED TO BE SOLD, LEASED, OR OTHERWISE MARKETED

Costs incurred in connection with development of software to be sold, leased, or otherwise marketed are capitalized once the technological feasibility of significant features of the system has been established. Likewise, betterments or improvements that significantly improve the marketability or extend the estimated useful life of the system are capitalized. Other normal maintenance and support costs are expensed as incurred.

Amortization of capitalized software development costs is recorded at the greater of the amount computed by the straight-line method over the estimated useful life of the software or the amount computed by using the ratio that current gross revenues bear to the sum of estimated future gross revenues and current gross revenues. As indicated in Note 2, it is reasonably possible that estimates of anticipated future gross revenues, the remaining estimated economic life of the product, or both could be revised significantly as additional information becomes available from operations. As a result, the carrying amounts of the capitalized software costs could be reduced materially.

COMPREHENSIVE INCOME

Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130), establishes standards for reporting comprehensive income which is defined as the change in equity of an enterprise except those resulting from stockholder transactions. All components of comprehensive income are required to be reported in the income statement. The Company adopted this Standard effective April 1, 1998. During fiscal 2000, 1999 and 1998, the Company did not engage in any transactions required to be reported under this Standard.

EARNINGS (LOSS) PER COMMON SHARE

Earnings (loss) per share are computed using the basic and diluted calculations on the face of the statement of operations. Basic earning (loss) per share are calculated by dividing net income (loss) available to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period, adjusted for the dilutive effect of common stock equivalents, using the treasury stock method.

ADVERTISING

The Company charges advertising costs to expense as incurred. The amount of advertising expense for the fiscal years ended March 31, 2000, 1999 and 1998 was approximately $690, $1,700 and $14,900, respectively.

PROPERTY AND EQUIPMENT

Property and equipment consists of furniture, fixtures and computer equipment and are stated at cost. Depreciation is provided for using the straight-line method over the estimated useful lives of the assets, ranging from five to seven years.

Expenditures for maintenance, repairs and minor replacements are charged to operations as incurred. Expenditures for major replacements and betterments are capitalized and depreciated over the extended useful lives of the assets. The cost and accumulated depreciation of assets retired or sold are eliminated from the related asset accounts at the time of retirement or sale, and the resulting gain or loss is recorded.

IMPAIRMENT OF ASSETS

In accordance with the provisions of Statement of Financial Accounting Standards No. 121, "Accounting For The Impairment Of Long-Lived Assets And For Long-Lived Assets To Be Disposed Of" (SFAS 121), the Company's policy is to evaluate whether there has been a permanent impairment in the value of long-lived assets, certain identifiable intangibles and goodwill when certain events have taken place that indicate that the remaining unamortized balance may not be recoverable. When factors indicate that the intangible assets should be evaluated for possible impairment, the Company uses an estimate of related undiscounted cash flows. Factors considered in the valuation include current operating results, trends and anticipated undiscounted future cash flows. During the year ended March 31, 2000 the Company determined software development costs would not be recovered (see Note 2). There were no impairment losses recorded for the fiscal years ended March 31, 1999 or 1998.

RESEARCH AND DEVELOPMENT COSTS

Research and development costs are expensed as incurred.

INCOME TAXES

The Company utilizes the guidance provided by Statement of Financial Accounting Standards No. 109, "Accounting For Income Taxes" (SFAS 109). Under the liability method specified by SFAS 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities.

CONCENTRATION OF CREDIT RISK

Due to the nature of the Company's business, a majority of sales are attributable to one or two significant customers. The Company derived approximately 90% of its revenues for the fiscal year ended March 31, 2000 from VetMall. For the fiscal year ended March 31, 1999, 85% of the Company's revenues were attributable to two significant customers. For the fiscal year ended March 31, 1998, two significant customers provided 77% of the Company's revenues. Due to these concentrations, the loss of one customer could significantly affect the Company's income and profits. The Company is employing additional efforts since the purchase of the Company by DrugMax.com, Inc.

CONCENTRATION OF CREDIT RISK (CONTINUED)

("DrugMax") (see Note 5) to increase its customer base, thereby minimizing the impact of these concentrations.

NOTE 2 - SOFTWARE DEVELOPMENT COSTS

Software development costs consist entirely of costs associated with the Company's e-commerce vertical market solution. During the fiscal years ended March 31, 2000 and 1999 the Company developed software to work in a specific industry, but anticipated using core applications with modifications to service various other industries. In March 1999, the Company entered into a license agreement with a large distributor of veterinary products to utilize certain parts of the product for field processing of product orders.

Through the fiscal year ended March 31, 2000, the Company had incurred approximately $1,289,200 in costs, net of prior amortization, related to the development of software for distribution of veterinary products by utilizing the Internet. Management has concluded that the useful life of this software, called the VetMall Project, is not ascertainable and the Company does not expect to realize significant future revenue from this software. Therefore, as of March 31, 2000, previously capitalized costs were written off and amounts incurred during the fiscal year were expensed as research and development costs. Any future revenue derived from this software will be recognized as income in the period earned.

                      DESKTOP CORPORATION AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         MARCH 31, 2000, 1999 AND 1998

NOTE 3 - RELATED PARTY TRANSACTIONS

Related party obligations as of March 31, 2000, 1999 and 1998 consist of the following:

                                                                    2000              1999            1998
                                                              -------------       -------------    ---------
11% note payable dated February 28, 1997
   payable on demand, but if no demand
   on March 30, 1998.                                         $      --           $        --      $  75,000

10% note payable dated September 30, 1998
   payable on demand, but if no demand
   on March 30, 1999.                                                --                  70,000         --

10% note payable dated February 12, 1999
   payable on demand, but if no demand
   on June 1, 1999.                                                  --                 130,000         --

11% note payable dated March 24, 1999
   payable on demand, but if no demand
   on May 3, 1999.                                                   --                  70,000         --

6% note payable dated February 22, 2000
   through April 1, 2000.  Thereafter on demand
   at 18% per annum.                                              294,030                  --           --

Due to DrugMax.com, Inc. relating to purchase
   of companies (see Note 5), non-interest bearing.             1,073,044                  --           --
                                                              -----------         -------------    ----------

                                                              $ 1,367,074         $     270,000    $   75,000
                                                              ===========         =============    ==========

The Company was acquired on March 20, 2000 by DrugMax (see Note 5) in a stock for stock exchange. As part of the transaction, DrugMax agreed to pay certain indebtedness of the Company totaling approximately $1,000,000 at the date of acquisition. The payment was partially in cash and partially in stock of DrugMax. In addition, DrugMax provided cash advances of approximately $370,000. As a result, the Company became indebted to DrugMax in the amount of approximately $1,367,100 as of March 31, 2000. A portion of this obligation was in the form of a note in the principal amount of $294,030, bearing interest at 6.0% per annum through April 1, 2000, and 18.0% per annum thereafter. The note is payable on demand. The balance of the Company's obligation to DrugMax is non-interest bearing.

The Company has licensed certain software (referred to as The VetMall System) for $200,000, to its 50% owned investment, VetMall, which enables the VetMall web site to operate. In June 1999, Butler paid $405,000 to acquire the remaining 50% of VetMall. As a result, the Company recognized a capital gain of $400,000. As part of the VetMall Master Agreement, Butler was required to make a $200,000 capital contribution to VetMall. In addition, if software development costs exceed $400,000, Butler agreed to assume 50% of the next $400,000 in excess costs. The agreement was substantially changed upon the acquisition by DrugMax and future activity with Butler is projected by management to be minimal. In spite of VetMall's losses, the Company received a $75,000 distribution, which resulted in a $70,000 capital gain.

In connection with its acquisition of Desktop, DrugMax purchased 200 shares (20%) of VetMall, Inc. from Butler.

At March 31, 2000 the Company was owed approximately $2,000,000 by VetMall, Inc.

for services provided by the Company to VetMall. The receivable from VetMall has been reduced by the Company's share of VetMall losses. The balance is guaranteed by the selling shareholders as part of the acquisition (see Note 5).

  Accounts receivable trade            $    20,554
  Accounts receivable VetMall            2,034,783
                                       -----------
    Subtotal                             2,055,337
  50% interest in VetMall               (1,182,969)
                                       -----------
  Net receivable                       $   872,368
                                       ===========

NOTE 4 - INCOME TAX

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of income tax expense (benefit), deferred tax assets and liabilities net of valuation reserves are as follows:

                                                                                                 MARCH 31,
                                                                                   ---------------------------------
                                                                                        2000        1999        1998
                                                                                   ---------   ---------   ---------
Current provision                                                                  $    --     $    --     $   1,433
Deferred tax expense (benefit)                                                      (280,042)    400,731      30,327
                                                                                   ---------   ---------   ---------
Total income tax expense (benefit)                                                 $(280,042)  $ 400,731   $  31,760
                                                                                   =========   =========   =========

The deferred tax liability is comprised
of the following:

                                                                                                 MARCH 31,
                                                                                   ---------------------------------
                                                                                     2000        1999        1998
                                                                                   ---------   ---------   ---------
Deferred tax liability

 Depreciation                                                                      $  (3,626)  $  (1,964)  $     505
 Software development costs                                                               --    (332,362)         --
 Use of cash basis method of accounting
  for income tax purposes                                                           (254,879)   (204,218)   (138,331)
                                                                                   ---------   ---------   ---------
 Gross deferred tax liability                                                       (258,505)   (538,544)   (137,826)
                                                                                   ---------   ---------   ---------

Deferred tax liability                                                             $(258,505)  $(538,544)  $(137,826)
                                                                                   =========   =========   =========

Due to the Company's acquisition by DrugMax (see Note 5), the Company's ability to utilize the net operating loss ("NOL") carryforward will be significantly reduced pursuant to Internal Revenue Code Section 382. If not fully utilized, the NOL will expire March 31, 2019.

The major cause of differences between the aggregate provision for income taxes and that computed by applying the statutory rate to pretax accounting income is due to certain expenses that are not deductible for federal income tax.

NOTE 5 - ACQUISITION OF COMPANY BY DRUGMAX

On March 20, 2000, the Company was acquired by DrugMax in exchange for 50,000 shares of DrugMax restricted common stock. In addition, DrugMax agreed to loan approximately $419,000 to the Company to be used together with additional stock of DrugMax to satisfy the Company's line of credit and obligations to related parties totaling approximately $1,000,000. On the same date, DrugMax acquired 40 shares in VetMall from a third party, representing 20% of the outstanding stock of VetMall, for $1,000,000 and 25,000 shares of DrugMax restricted common stock. The Agreement And Plan Of Reorganization (the "Agreement") provides for an adjustment to the acquisition price based upon the change in liabilities from December 31, 1999 to March 20, 2000.

The Agreement also provides for additional compensation to be paid to the original shareholders of the Company, if VetMall or substantially all of VetMall's assets are subsequently sold or if VetMall completes an initial public offering. The maximum amount of additional compensation, which is based on sale proceeds, cannot exceed $4,800,000.

NOTE 6 - 401K PROFIT SHARING PLAN

The Company has a 401K Qualified Profit Sharing Plan covering all full-time employees over 21 years of age with at least one year of service. The plan provides for employee contributions through salary reductions and discretionary matching contributions by the Company. The Company made contributions for the years ended March 31, 2000, 1999 and 1998 in the amounts of $31,979, $18,600 and $19,758, respectively.

NOTE 7- GOING CONCERN

The Company's financial statements have been prepared in conformity with principles of accounting applicable to a going concern. These principles contemplate the realization of assets and liquidation of liabilities in the normal course of business. As reflected in the accompanying consolidated financial statements, the Company incurred a net loss of $1,874,818 during the fiscal year ended March 31, 2000. In addition, the Company's current liabilities exceed its current assets by $1,099,153. The ability of the Company to continue as a going concern is dependent on increasing sales and obtaining additional capital and financing. DrugMax has committed to provide current operating funds while the Company expands its business operations and until additional outside financing is obtained.

The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 8 - SERIES A PREFERRED STOCK

The Company has authorized 30,000 shares of its $10 par value Series A Preferred Stock and as of March 31, 2000 has 15,000 shares issued and outstanding. The stock had an initial 8% cumulative dividend that provides for yearly increases up to 10% and is convertible to common stock. Interest on unpaid dividends accrues at the rate of 10% per annum. The initial rate of dividends was $.80 per share and increases by $.05 per share for the fiscal years 1997 through 2001 with a maximum of $1.00 per share.

Upon consolidation, merger or liquidation, the preferred stock is entitled to a preferential payment of $10.00 per share plus all unpaid dividends and accrued interest.

The preferred stock is convertible into common stock based upon the occurrence of certain events. If there is a public offering of the Company's common stock in which proceeds are at least $5,000,000 with a purchase price per share of at least three times the then effective conversion price, the preferred shares are required to be converted. The initial conversion rate is .1666 shares of common stock for each share of preferred stock. The conversion rate increases for certain events and generally is to maintain a conversion into at least 20% of the Company's common stock outstanding.

There is also a voluntary conversion by the holders of the preferred stock, at their discretion, at the conversion rate in effect at the time of their conversion.

NOTE 9 - COMMITMENTS AND CONTINGENCIES

Until March 31, 2000, the Company leased office space in Dallas, Texas. The Company has not renewed the lease, and pays $12,000 per month for the office space on a month-to-month basis. The Company also leases various computer equipment with lease terms ranging from three to five years. The monthly equipment rental expense is approximately $9,100.

Future minimum lease payments, by year in aggregate under non-cancelable operating leases consist of the following at March 31, 2000:

               YEAR ENDED MARCH 31,
               --------------------

                       2001                   $108,737
                       2002                     65,652
                       2003                     14,128
                                              --------
                                              $188,517
                                              ========

NOTE 10 - INVESTMENT IN UNCONSOLIDATED AFFILIATE

Investment in net assets of affiliated company accounted for under the equity method, VetMall, amounted to $(1,182,969) at March 31,2000. This deficit was offset against the receivable from VetMall (see Note 3).

The results of operations and financial position of the Company's equity-basis affiliate are summarized below:

                                                                   PERIOD FROM JUNE 28, 1999
                                                                  (DATE OF INCEPTION) THROUGH
                                                                         MARCH 31, 2000
                                                                  ----------------------------
             Condensed Income Statement Information:
             Revenue                                                       $   577,669
             Gross profit                                                  $   118,930
             Net loss                                                      $(2,365,939)

                                                                           MARCH 31, 2000
                                                                           --------------
             Condensed Balance Sheet Information:
             Current assets                                                $     6,300
             Non-current assets                                            $   385,156
             Current liabilities                                           $ 2,947,395
             Stockholders' (Deficit)                                       $(2,555,939)

NOTE 11 - SUBSEQUENT EVENTS

On April 19, 2000, Desktop Ventures, Inc. distributed all of its shares of VetMall to the sole shareholder of Desktop Ventures, Inc., the Company. Immediately subsequent to that distribution, the Company distributed all of its shares of VetMall to the sole shareholder of the Company, DrugMax, resulting in DrugMax then owning 70% of VetMall.

                     Financial Statements of VetMall, Inc.

                         Independent Auditor's Report

To the Board of Directors
VetMall, Inc.
Dallas, Texas

We have audited the accompanying balance sheet of VetMall, Inc. as of March 31, 2000 and the related statement of operations, shareholders' equity, and cash flows for the period from June 28, 1999 (date of inception) through March 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VetMall, Inc. as of March 31, 2000 and the results of its operations and its cash flows for the period from June 28, 1999 (date of inception) through March 31, 2000 in conformity with generally accepted accounting principles.

                                           BRIMMER, BUREK & KEELAN LLP

                                           /s/ BRIMMER, BUREK & KEELAN LLP
                                           -------------------------------
                                           Certified Public Accountants

Tampa, Florida
June 1, 2000

                                 VETMALL INC.
                                 BALANCE SHEET
                                MARCH 31, 2000

                                    ASSETS

Current assets
  Cash                                                                       $         5,082
  Accounts receivable                                                                  1,218
                                                                             ---------------

    Total current assets                                                               6,300
                                                                             ---------------
Property and equipment
  Computer software                                                                  434,592
  Computer equipment                                                                   1,434
                                                                             ---------------
                                                                                     436,026

  Accumulated depreciation                                                           (50,870)
                                                                             ---------------
    Property and equipment, net - 78% acquired from
       related party                                                                 385,156
                                                                             ---------------

        Total assets                                                                 391,456
                                                                             ===============

             LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities
  Accounts payable - $2,059,356 due to related party                         $     2,947,395
                                                                             ---------------

    Total current liabilities                                                      2,947,395
                                                                             ---------------
        Total liabilities
                                                                                   2,947,395
                                                                             ---------------
Commitments and contingencies

        SHAREHOLDERS' DEFICIT

Common stock, $0.001 par value;
  100,000 shares authorized,
  200 shares issued and outstanding                                                       --
Additional paid-in capital                                                           210,000
Accumulated deficit                                                               (2,765,939)
                                                                             ---------------

    Total shareholders' deficit                                                   (2,555,939)
                                                                             ---------------

        Total liabilities and shareholders' deficit                          $       391,456
                                                                             ===============

Please read accompanying notes.

                                 VETMALL INC.
                            STATEMENT OF OPERATIONS
 FOR THE PERIOD FROM JUNE 28, 1999 (DATE OF INCEPTION) THROUGH MARCH 31, 2000

Revenue                                                             $   577,669

Cost of sales - 82% to related party                                    458,739
                                                                    -----------

  Gross profit                                                          118,930

Operating expenses

  Depreciation and amortization                                          50,870
  Advertising                                                           195,606
  Consultants - 84% to related party                                  1,605,294
  Data preparation                                                      151,435
  Insurance                                                              23,021
  Legal fees                                                            159,455
  Software license                                                      200,000
  Trade show                                                             30,359
  Travel                                                                 49,088
  General and administrative expenses                                    19,741
                                                                    -----------
        Total operating expenses                                      2,484,869
                                                                    -----------

Net loss                                                            $(2,365,939)
                                                                    ===========

Net loss per share of common stock                                  $(11,829.70)
                                                                    ===========

Weighted-average shares of
 common stock outstanding                                                   200
                                                                    ===========

Please read accompanying notes.

                                 VETMALL INC.
             STATEMENT OF CHANGES IN STOCKHOLDERS'/MEMBERS' EQUITY
FOR THE PERIOD FROM JUNE 28, 1999 (DATE OF INCEPTION) THROUGH MARCH 31, 2000

                              COMMON                                                                  MEMBERS'
                              STOCK                                                                   EQUITY
                          (CORPORATION)                                                              (LIMITED          TOTAL
                              NO. OF                          ADDITIONAL PAID-IN      (DEFICIT)      LIABILITY      SHAREHOLDERS'
                              SHARES           AMOUNT        CAPITAL (CORPORATION)   (CORPORATION)    COMPANY)         DEFICIT
                          -------------  ------------------  ---------------------   ------------   -------------   ------------
Balance June 28, 1999              --       $   --           $          --            $        --    $        --    $         --
Members' contribution              --           --                      --                     --        210,000         210,000
Net loss                           --           --                      --                     --     (2,365,939)     (2,365,939)
Members' distribution              --           --                      --                     --       (400,000)       (400,000)
Common stock issued                --           --                      --                     --             --              --
   in exchange for
   VetMall, LLC
   membership interest -
   200 shares at $.001
   par value                      200           --                   210,000           (2,765,939)     2,555,939              --
                         ------------    -----------------   ---------------------    -----------    -----------    ------------
Balance March 31,
2000                              200    $      --           $       210,000          $(2,765,939)   $        --    $ (2,555,939)
                         ============    =================   =====================    ===========    ===========     ===========

Please read accompanying notes.

                                 VETMALL INC.
                            STATEMENT OF CASH FLOWS
 FOR THE PERIOD FROM JUNE 28, 1999 (DATE OF INCEPTION) THROUGH MARCH 31, 2000


CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                       $  (2,365,939)
   Adjustments to reconcile net loss to net cash used in
      operating activities:
    Depreciation and amortization                                        50,870
    (Increase) decrease in:
     Accounts receivable, trade                                          (1,218)
    Increase (decrease) in:
     Accounts payable, trade                                            411,363
                                                                  -------------

   Net cash used in operating activities                             (1,904,924)
                                                                  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of computer hardware and software - 78%
     related party                                                     (436,025)
                                                                  -------------

   Net cash used in investing activities                               (436,025)
                                                                  -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Accounts payable, related parties                                  2,536,032
   Capital contribution                                                 210,000
   Members' distribution                                               (400,000)
                                                                  -------------

   Net cash provided by financing activities                          2,346,032
                                                                  -------------
Net increase in cash                                                      5,083
Cash beginning of period                                                   --
                                                                  -------------
Cash end of period                                                $       5,083
                                                                  =============

Please read accompanying notes.

                                 VETMALL INC.
                         NOTES TO FINANCIAL STATEMENTS
                                MARCH 31, 2000

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

VetMall, Inc. (the "Company") was founded in June 1999 as a Nevada limited liability corporation known as VetMall, LLC, which merged with VetMall, Inc. on March 20, 2000. The Company is an internet-based consumer pet care product sales distributor. It maintains a web site whereby consumers can order pet care products which are then shipped directly by the manufacturer. The products are primarily supplied by one vendor who is a 30% shareholder in the Company. In addition, the Company derives income from advertisers on its web site and from veterinarians subscribing to listing on its web site.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

ACCOUNTS RECEIVABLE

Management assesses accounts receivable to determine whether an allowance for credit loss is warranted. At March 31, 2000, no allowance was considered necessary.

REVENUE RECOGNITION

Revenue from sales of products is recognized when the product is shipped to the customer. Revenue from advertising is recognized as advertising is posted to the web site. Revenue from veterinarian subscriptions is recognized upon the signing of subscriptions and the receipt of funds.

COMPREHENSIVE INCOME

Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130), establishes standards for reporting comprehensive income which is defined as the change in equity of an enterprise except those resulting from stockholder transactions. All components of comprehensive income are required to be reported in the income statement. The Company adopted this Standard effective at its inception on June 28, 1999. During the period ended March 31, 2000, the Company did not engage in any transactions required to be reported under this Standard.

EARNINGS (LOSS) PER COMMON SHARE

Earnings (loss) per share are computed using the basic and diluted calculations on the face of the statement of operations giving effect to the conversion of the LLC membership interests into equivalent shares of the corporation, retroactive to its inception. Basic earning (loss) per share are calculated by dividing net income (loss) available to common stockholders by the weighted average number of shares of common stock outstanding for the period.

PROPERTY AND EQUIPMENT

Depreciation is provided using the straight-line method, in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives ranging from three to five years.

ADVERTISING

The Company charges advertising costs to expense as incurred. The amount of advertising expense for the period from June 28, 1999 (date of inception) through March 31, 2000 was approximately $195,600.

IMPAIRMENT OF ASSETS

In accordance with the provisions of Statement of Financial Accounting Standards No. 121, "Accounting For The Impairment Of Long-Lived Assets And For Long-Lived Assets To Be Disposed Of" (SFAS 121), the Company's policy is to evaluate whether there has

IMPAIRMENT OF ASSETS (CONTINUED)

been a permanent impairment in the value of long-lived assets, certain identifiable intangibles or goodwill when certain events have taken place that indicate that the remaining unamortized balance may not be recoverable. When factors indicate that the intangible assets should be evaluated for possible impairment, the Company uses an estimate of related undiscounted cash flows. Factors considered in the valuation include current operating results, trends and anticipated undiscounted future cash flows. There have been no impairment losses for the period from June 28, 1999 (date of inception) through March 31, 2000.

NOTE 2 - COMPUTER SOFTWARE AND EQUIPMENT

Computer software and equipment were purchased substantially from a related party (see Note 3) and consist of the following:

          Computer software                       $ 434,592
          Computer equipment                          1,434
                                                  ---------
                                                    436,026
          Accumulated depreciation                  (50,870)
                                                  ---------
          Property and equipment, net             $ 385,156
                                                  =========

NOTE 3 - RELATED PARTY TRANSACTIONS

RELATED PARTY TRANSACTIONS

The Company was formed as a joint venture between W. Butler Company ("Butler") and Desktop Corporation ("Desktop") in June 1999 to create a web based e-commerce web site to provide for sales of Butler's pet care products and subscription services to veterinarians. The initial funding of the Company was a cash contribution of $200,000 from Butler. In addition, the Company has an obligation to Butler of approximately $450,000 for Company expenses paid directly by Butler. The other shareholder, Desktop, contributed cash in the amount of $10,000 and provided consulting services. The Company purchased certain of its web enabling software from Desktop for approximately $400,000. At March 31, 2000, Butler owned 30% of the Company, Desktop owned 50% of the Company, DrugMax owned 20% of the Company directly and an additional 50% indirectly, through its ownership of Desktop.

The Company obtained a license from Desktop for the use of certain e-commerce software and related code, which enables the operation of its web site. The Company paid Desktop $200,000 for the license. The license agreement was terminated upon the purchase of Desktop by DrugMax.

The Company purchases its products from Butler. Total purchases from Butler for the period from June 28, 1999 (date of inception) through March 31, 2000 were approximately $2,900.

At March 31, 2000, the Company owed approximately $2,000,000 to DrugMax for consulting services provided and software purchases.

NOTE 4 - SALE OF COMPANY

On March 20, 2000, DrugMax became an indirect owner of 50% of the Company, through DrugMax's acquisition of all the issued and outstanding stock of Desktop. Simultaneously, DrugMax purchased an additional direct 20% interest in the Company, from Butler. In conjunction with DrugMax's acquisition of ownership in the Company, the Company merged with VetMall, Inc. (a Florida corporation) and distributed 200 shares of VetMall, Inc. common stock to the former holders of membership interests in the limited liability company. Subsequent to March 31, 2000, the portion of stock of VetMall, Inc. that was owned by Desktop was distributed to DrugMax. As a result of these transactions, DrugMax directly owned 70% of the Company as of April 19, 2000.

NOTE 5 - INCOME TAXES

The Company was originally incorporated as a Nevada limited liability company on June 28, 1999. A limited liability company is taxed as a partnership for Federal Income Tax purposes. The Company merged into a Florida corporation as of March 20, 2000 and the limited liability company terminated. Since the company was not subject to income tax until it became a corporation, no provision for income tax expense and deferred tax liability has been recorded.

NOTE 6 - GOING CONCERN

The Company's financial statements have been prepared in conformity with principles of accounting applicable to a going concern. These principles contemplate the realization of assets and liquidation of liabilities in the normal course of business. As reflected in the accompanying financial statements, the Company incurred a net loss of $2,365,939 during the period from June 28, 1999 (date of inception) through March 31, 2000. In addition, the Company's current liabilities exceed its current assets by $2,941,095. The ability of the Company to continue as a going concern is dependent upon increasing sales and obtaining additional capital and financing. DrugMax has committed to provide current operating funds while the Company expands its business operations.

These financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 7 - CONCENTRATION OF CREDIT RISK

The Company derived all of its advertising revenue from one pet product supplier and has received all of its subscription revenue from approximately 1,800 independent veterinarians. In addition, it purchases its products from Butler (see Note 3.) Due to the concentration of these sources of revenue and supply, the Company may be at risk in the event these sources cease to be customers or to provide products. The Company is working on expanding its business model to include business-to-business web sites and is seeking alternative suppliers to minimize credit risk in the future.

NOTE 8 - SUBSEQUENT EVENTS

In June 2000, the Company developed a new business-to-business web site, which the Company expects will be launched in July 2000, at the Company's web site address, www.vetmarket.com, which will provide for the sale of products from manufacturers to veterinarians.

Subsequent to March 31, 2000, the Company ceased selling web site subscriptions to veterinarians in order to focus its efforts on the development of its new web site.

On November 26, 1999, DrugMax.com, Inc. ("DrugMax") acquired all the issued and outstanding shares of Becan Distributors, Inc. and its subsidiary, Discount Rx, Inc. (collectively "Becan") for $2,000,000 in cash and 2,000,000 shares of DrugMax common stock. The acquisition is accounted for as a purchase.

On March 20, 2000, DrugMax acquired all the issued and outstanding shares of Desktop Corporation and its subsidiary, Desktop Ventures, Inc. (collectively "Desktop") for stock and payment of certain Desktop liabilities. Desktop provides consulting and software development services.

Simultaneous with the Desktop acquisition, DrugMax acquired a 20% interest in VetMall, Inc. ("VetMall") a website management company. Since Desktop already owned a 50% interest in VetMall, the acquisition of the additional 20% interest gave DrugMax a controlling interest in VetMall.

         Consolidated Financial Statements of Becan Distributors, Inc.


                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Becan Distributors, Inc. and Subsidiary
Pittsburgh, Pennsylvania

     We have audited the accompanying consolidated balance sheet of Becan Distributors, Inc. and Subsidiary as of March 31, 1999, and the related consolidated statement of operations, shareholder's equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The financial statements of Becan Distributors, Inc. as of March 31, 1998 were audited by other auditors whose report dated June 28, 1999, expressed an unqualified opinion on those statements.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Becan Distributors, Inc. and Subsidiary as of March 31, 1999, and the consolidated results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                            Brimmer, Burek, Keelan & McNally LLP


August 6, 1999
(Except for Note 7, as to which
the date is September 10, 1999)

                    BECAN DISTRIBUTORS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                        MARCH 31,              SEPTEMBER 30,
                                                  ----------------------  -----------------------
                                                     1998        1999        1998         1999
                                                  ----------  ----------  -----------  ----------
                                                                                  (UNAUDITED)
                   ASSETS
Current assets
 Cash........................................     $  208,372  $   69,010  $   20,739   $  120,983
 Accounts receivable.........................        876,505   1,640,823     948,124    2,511,246
 Inventory...................................        445,776   1,178,801     674,495    1,655,155
 Prepaid and other current assets............             --          --      15,525       63,317
                                                  ----------  ----------  ----------   ----------
  Total current assets.......................      1,530,653   2,888,634   1,658,883    4,350,701
 Property, plant and equipment -- net........          4,616      34,533      20,861       34,051
 Other assets -- net.........................          2,547      24,028       3,617       15,937
                                                  ----------  ----------  ----------   ----------
  Total assets...............................     $1,537,816  $2,947,195  $1,683,361   $4,400,689
                                                  ==========  ==========  ==========   ==========

    LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities
 Accounts payable............................     $1,022,121  $1,249,343  $  901,344   $2,653,800
 Accrued expenses............................          9,763      20,487       7,253       31,825
 Notes payable...............................        185,000          --          --           --
 Due to affiliates...........................        200,000      64,980     213,242           --
 Accrued income tax..........................             --      21,994          --           --
 Line of credit payable......................             --   1,448,931     430,000    1,461,509
                                                  ----------  ----------  ----------   ----------
  Total current liabilities..................      1,416,884   2,805,735   1,551,839    4,147,134
Shareholder's equity
 Common stock, no par; 850 shares
  authorized; 642.85 shares issued and
  outstanding, 500 shares issued and
  outstanding at March 31, 1998..............         50,000      85,000      85,000       85,000
Retained earnings............................         70,932      56,460      46,522      168,555
                                                  ----------  ----------  ----------   ----------
  Total shareholder's equity.................        120,932     141,460     131,522      253,555
                                                  ----------  ----------  ----------   ----------
  Total liabilities and shareholder's equity.     $1,537,816  $2,947,195  $1,683,361   $4,400,689
                                                  ==========  ==========  ==========   ==========


                        Please read accompanying notes.

                    BECAN DISTRIBUTORS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                FOR THE YEAR ENDED       FOR THE SIX MONTHS ENDED
                                                      MARCH 31,               SEPTEMBER 30,
                                             -------------------------  -------------------------
                                                1998          1999          1998         1999
                                             -----------   -----------  ------------  -----------
                                                                                (UNAUDITED)
Sales.................................       $10,389,518   $31,074,861  $12,214,804   $26,518,953
Cost of good sold.....................         9,985,401    30,199,867   11,842,877    25,913,464
                                             -----------   -----------  -----------   -----------
 Gross profit.........................           404,117       874,994      371,927       605,489
Operating expenses....................           299,748       659,158      268,698       397,246
                                             -----------   -----------  -----------   -----------
Income from operations................           104,369       215,836      103,229       208,243
Interest income.......................                --            --           18         2,061
Other income (expenses), net..........                --            --       12,000          (240)
Interest expense......................            15,631        99,811      (31,155)      (97,969)
                                             -----------   -----------  -----------   -----------
Net income before income taxes........            88,738       116,025       84,092       112,095
Income tax............................                --        21,994           --            --
                                             -----------   -----------  -----------   -----------
Net income............................       $    88,738   $    94,031  $    84,092   $   112,095
                                             ===========   ===========  ===========   ===========
Net income per share of common stock..       $    177.47   $    157.97  $    130.81   $    174.37
                                             ===========   ===========  ===========   ===========
Weighted-average shares of common
 stock outstanding....................            500.00        595.23       642.85        642.85
                                             ===========   ===========  ===========   ===========


                        Please read accompanying notes.

                    BECAN DISTRIBUTORS, INC. AND SUBSIDIARY

          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY

                                         COMMON STOCK
                                   -----------------------
                                    NUMBER OF                  RETAINED
                                      SHARES       AMOUNT      EARNINGS
                                   -----------    --------    ----------

Balance at 3/31/98..............      500.00       $50,000    $  70,932
Common stock issued for cash....      142.85        35,000           --
Net income......................          --            --       84,092
Dividends.......................          --            --     (108,503)
                                      ------       -------    ---------
Balance at 9/30/98 (unaudited)..      642.85        85,000       46,522
Net income......................          --            --        9,938
                                      ------       -------    ---------
Balance at 3/31/99..............      642.85        85,000       56,460
Net income......................          --            --      112,095
                                      ------       -------    ---------
Balance at 9/30/99 (unaudited)..      642.85       $85,000    $ 168,555
                                      ======       =======    =========


                        Please read accompanying notes.

                    BECAN DISTRIBUTORS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                       FOR THE YEAR ENDED     FOR THE SIX MONTHS ENDED
                                                            MARCH 31,               SEPTEMBER 30,
                                                       1998           1999        1998        1999
                                                    ---------   -----------   ---------    ---------
                                                                                         (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income........................................  $  88,738   $    94,031   $  84,092    $ 112,095
 Adjustments to reconcile net income (loss) to
  net cash used in operating activities
  Depreciation and amortization expense............      1,004         3,682         570       10,377
  Changes in operating assets and liabilities:
   (Increase) decrease in:
   Accounts receivable.............................   (829,726)     (764,318)    (68,127)    (870,423)
   Prepaid expenses and other assets...............     (2,547)      (21,481)    (17,545)     (63,317)
   Inventory.......................................   (423,426)     (733,025)   (228,719)    (476,354)
   Increase (decrease) in:
   Accounts payable................................    900,282       227,222    (120,777)   1,404,457
   Accrued income tax..............................         --        21,994          --           --
   Accrued expenses................................      3,371        10,724      (2,510)     (10,656)
                                                     ---------   -----------   ---------    ---------
 Net cash provided (used) by operating activities..   (262,304)   (1,161,171)   (353,016)     106,179
                                                     ---------   -----------   ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of equipment.............................     (5,620)      (33,599)    (18,281)      (6,512)
 Decrease in other assets..........................         --            --      (1,075)       4,708
                                                     ---------   -----------   ---------    ---------
 Net cash provided (used) by investing activities..     (5,620)      (33,599)    (19,356)      (1,804)
                                                     ---------   -----------   ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of debt....................         --            --          --           --
 Proceeds from affiliate loan......................    200,000        64,980      39,742           --
 Payment of affiliate loan.........................         --            --          --      (64,980)
 Proceeds from issuance of common stock............         50        35,000      35,000           --
 Principal payments on notes payable...............         --      (200,000)         --           --
 Dividends paid....................................         --      (108,503)   (108,503)          --
 Net change in revolving line of credit............     93,000     1,263,931     245,000       12,578
 Payments of related party obligations.............         --            --     (26,500)          --
                                                     ---------   -----------   ---------   ----------
 Net cash provided (used) by financing activities..    293,050     1,055,408     184,739      (52,402)
                                                     ---------   -----------   ---------    ---------
Net increase (decrease) in cash...................      25,126      (139,362)   (187,633)      51,973
Cash at beginning of year.........................     183,246       208,372     208,372       69,010
                                                     ---------   -----------   ---------    ---------
Cash at end of year...............................   $ 208,372   $    69,010   $  20,739    $ 120,983
                                                     =========   ===========   =========    =========


                        Please read accompanying notes.

                           BECAN DISTRIBUTORS, INC.
                                AND SUBSIDIARY
               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)



                             FOR THE YEAR ENDED     FOR THE SIX MONTHS ENDED
                                 MARCH 31,                SEPTEMBER 30
                             ------------------     ------------------------
                               1998      1999         1998            1999
                             --------  --------     --------        --------
                                                           (UNAUDITED)

SUPPLEMENTAL INFORMATION:
Interest paid..............  $ 15,631  $ 99,811     $ 31,155        $ 97,969
                             ========  ========     ========        ========
Taxes paid.................  $     --  $     --     $     --        $     --
                             ========  ========     ========        ========


                        Please read accompanying notes.

                           BECAN DISTRIBUTORS, INC.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

          MARCH 31, 1998 AND 1999 AND SEPTEMBER 30, 1999 (UNAUDITED)


NOTE 1 -- DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

  Becan Distributors, Inc. was incorporated January 18, 1997 as an Ohio corporation. Discount Rx, Inc., a wholly owned subsidiary of Becan Distributors, Inc. was incorporated August 17, 1998 as a Louisiana corporation. Becan Distributors, Inc. and Subsidiary (the "Company") is a wholesale distributor of pharmaceuticals, over the counter drugs, and health and beauty care products throughout the United States. The Company sells primarily to independent retail and regional chain owned drug stores.


  The Company was privately owned until June 26, 1998 and had elected with the consent of its shareholders to be taxed as an S corporation. On June 26, 1998, the Company executed an agreement and plan of reorganization with Nu-Wave Health Products, Inc. ("Nu-Wave") whereby all of the issued and outstanding capital stock of the Company was exchanged for 1,500,000 shares of Nu-Wave Health Products, Inc. As a result of the exchange, the Company became a wholly owned subsidiary of Nu-Wave and changed its year end from December 31 to March 31 so as to coincide with the year end of Nu-Wave. In August 1998, Nu-Wave changed its name to Dynamic Health Products, Inc.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  A summary of the significant accounting policies used in preparing the accompanying financial statements follows:

PRINCIPLES OF CONSOLIDATION

  The financial statements include the accounts of Becan Distributors, Inc. and its wholly owned Subsidiary, Discount Rx, Inc. Significant intercompany balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, however, management does not believe these differences would have a material effect on the operating results.

CASH AND CASH EQUIVALENTS

  For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

INVENTORIES

  Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

ACCOUNTS RECEIVABLE


  The Company has not experienced any bad debts from receivables during its existence and feels that no allowance for uncollectible amounts is required. Therefore, no provision has been made for bad debts.

INCOME TAXES


  The Company was an S corporation until the date of acquisition by Nu-Wave on June 26, 1998. Therefore, income tax expense reflects the activity from June 27, 1998 through March 31, 1999. The Company has no deferred tax assets or liabilities at March 31, 1999 and March 31, 1998, or September 30, 1999.

COMPREHENSIVE INCOME

  Financial Accounting Standards No. 130 establishes standards for reporting comprehensive income which is defined as the change in equity of an enterprise except those resulting from stockholder transactions. All components of comprehensive income are required to be reported in the income statement. The Company adopted this Standard effective April 1, 1998. During 1998, the Company did not engage in any transactions required to be reported under this new Standard.

EARNINGS PER COMMON SHARE

  Earnings per common share has been computed based upon the weighted-average number of shares outstanding during the period.

PROPERTY, PLANT AND EQUIPMENT

  Depreciation is provided for using the straight-line method, in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives ranging from three to seven years.

IMPAIRMENT OF ASSETS


  The Company's policy is to evaluate whether there has been a permanent impairment in the value of long-lived assets, certain identifiable intangibles and goodwill when certain events have taken place that indicate that the remaining balance may not be recoverable. When factors indicate that the intangible assets should be evaluated for possible impairment, the Company uses an estimate of related undiscounted future cash flows. There have been no impairment losses in the fiscal year ended March 31, 1999 and for the six months ended September 30, 1999.


ADVERTISING


  The Company charges advertising costs to expense as incurred. The amount of advertising expense for the fiscal years ended March 31, 1999 and March 31, 1998 was $63,175 and $39,422, respectively, and $2,372 for the six months ended September 30, 1999.

REVENUE RECOGNITION

  Revenues are recognized when the merchandise is shipped to the customer.

PROPERTY LEASES

  The Company leases a property in Pittsburgh, Pennsylvania that is being utilized by Becan for offices, warehousing, and shipping for its distribution operations, consisting of approximately 4,024 square feet. The offices are leased pursuant to a four year lease that expires on February 28, 2003. The Company has an option to continue the lease on a month to month basis or renew the lease at the end of the four year term. The rental under the lease is $1,658 per month subject to yearly adjustment for tax expenses.

  The Company leases a property in Mandeville, Louisiana that is being utilized by Discount Rx for offices, warehousing, and shipping for its distribution operations, consisting of approximately 1,200 square feet. The offices are leased on a month to month basis. The rental under the lease is $900 per month. Future minimum lease payments, by year in aggregate under non-cancelable operating leases consist of the following at March 31, 1999:


    YEAR ENDED MARCH 31,
---------------------------
 2000 .........    $18,238
 2001 .........    $19,896
 2002 .........    $19,896
 2003 .........    $18,238


RECLASSIFICATIONS


  Certain reclassifications have been made to the financial statements for the year ended March 31, 1998 to conform to the presentation at March 31, 1999 and September 30, 1999.


NOTE 2 -- RELATED PARTY TRANSACTIONS


  The Company buys over the counter drugs and health and beauty care products for resale from an affiliated corporation. Purchases from the affiliate for the year ended March 31, 1999 were $154,162, and $166,288 for the six months ended September 30, 1999.

  The Company has a verbal agreement to pay management fees to its parent company (Dynamic Health Products, Inc., formerly Nu-Wave) for various legal, accounting and administrative services. The agreement is for a monthly payment of $15,000 and started October 1, 1998. The agreement is to be reviewed periodically and adjusted at the discretion of the parent company. The amount of management fees for the year ended March 31, 1999 was $90,000, and $90,000 for the six months ended September 30, 1999.

  The Company owes approximately $64,980 to affiliated corporations for management fees and products purchased during the year. During the current fiscal year, the Company had various borrowing arrangements with stockholders of the Company. At the beginning of the year the amount of the indebtedness to stockholders was approximately $200,000. During the year an additional $75,000 was borrowed from stockholders or entities controlled by stockholders. The entire stockholder indebtedness was paid off during the year and all borrowing arrangements with stockholders and related entities were cancelled. Interest paid to those related parties for the year was $20,128.

  An officer of the Company had an employment agreement whereby, he was entitled to purchase additional shares of the company based upon the financial performance of the Company compared to certain agreed upon projections. Prior to the date of the reorganization with Nu-Wave in June 1998, the employment agreement was terminated and the officer purchased an additional 142.85 shares of common stock for $35,000 in full settlement of the employment agreement and obligations thereunder. The officer subsequently became the Chief Executive Officer of the parent company.

  The Company completed an agreement and reorganization with Nu-Wave Health Products, Inc. ("Nu-Wave") on June 26, 1998 whereby all of the issued and outstanding common stock of the Company was exchanged for 1,500,000 shares of common stock of Nu-Wave. As a result, the Company became a wholly owned subsidiary of Nu-Wave and changed its year-end from December 31 to March 31 so as to coincide with the year-end of Nu-Wave. After the exchange, the former shareholders of the Company owned approximately 84% of the parent company.

NOTE 3 -- INCOME TAXES

  Income taxes for the year ended March 31, 1999 differ from the amounts computed by applying the effective U.S. federal income tax rates of 15 to 34% to income before income taxes as a result of the following:

 Computed tax expense at the statutory rate ..............     $  27,698
 Increase (decrease) in taxes resulting from:
  State income taxes, net of federal tax benefit .........         5,440
 Effect of permanent differences and portion of income
  attributable to S Corporation status ...................       (11,144)
                                                                 -------
 Income tax expense ......................................     $  21,994
                                                                 =======

  The Company and its parent file a consolidated federal income tax return. Income tax expense in the Company's income statement has been allocated on the basis of separate company net income before tax.

  The Company has no deferred tax assets or liabilities at March 31, 1999 and September 30, 1999.

NOTE 4 -- LINE OF CREDIT

  In November 1998, the Company established a $2.0 million revolving credit facility scheduled to mature in November 2001. The credit available to the Company is based on a percentage of eligible accounts receivable and inventory. The facility imposes no financial covenants. Minimum borrowing under the agreement is $1,000,000. The agreement places limitations on disposition of assets and debt funding to transactions within the normal course of business and restricts the payment of dividends to any shareholder of record and any class of Common stock during the term of the agreement. All borrowings accrue interest at prime (7.75% at March 31, 1999) plus 1.25% and are secured by all assets of the Company. The Company had borrowed $1,448,931 under this facility at March 31, 1999 and $1,461,509 at September 30, 1999.

  The credit line payable is included with current liabilities instead of long-term liabilities as management believes that this presentation better reflects the utility of the current assets as the source of repayment for the credit line payable.

  The line of credit is personally guaranteed by Jugal Taneja, the Chairman of the Board of the parent company.

  The Company had a secured $700,000 demand line of credit with Mellon Bank, N.A., dated March 16, 1998 through February 28, 1999. At March 31, 1998 $185,000 was borrowed against the line of credit. This line of credit is renewable annually by mutual agreement of the parties. In November 1998, any outstanding obligations under this line of credit were satisfied from proceeds of the new $2,000,000 credit facility.


NOTE 5 -- CONCENTRATIONS OF CREDIT RISK

CASH IN BANK


  The Company maintains its checking accounts in two commercial banks. Cash in these checking accounts at times exceeded the $100,000 Federal Deposit Insurance Corporation's maximum insured balance coverage.

  Concentrations of credit risk with respect to sales are limited due to the distribution of sales over a large customer base as of March 31, 1999 and September 30, 1999. For the year ended March 31, 1999 and for the six months ended September 30, 1999, one customer represented approximately 11.07% of revenues derived from distribution.


NOTE 6 -- YEAR 2000 ISSUE


  The Year 2000 issue relates to limitations in computer systems and applications that may prevent proper recognition of the Year 2000. The potential effect of the Year 2000 issue on the Company will not be fully determinable until the Year 2000 and thereafter. The Company's software packages and all of the hardware associated with its operations are Year 2000 compliant. The Company is currently requesting that all suppliers supply certification statements that comply with the Year 2000 requirements. If the Year 2000 modifications are not properly completed either by the Company or entities with which the Company conducts business, the Company's revenues and financial condition could be adversely impacted.

NOTE 7 -- PENDING SALE OF COMPANY

  On September 8, 1999, an agreement was signed between Nutriceuticals.com Corporation ("Nutriceuticals") and Dynamic Health Products, Inc., the sole stockholder of the Company whereby the Company will be sold to Nutriceuticals. The terms of the agreement call for the acquisition of all the outstanding stock of the Company by Nutriceuticals. If the sale is consummated as planned, the Company would become a wholly owned subsidiary of Nutriceuticals. The sale is subject to the consummation of a public offering by Nutriceuticals.

                      DRUGMAX.COM, INC. AND SUBSIDIARIES
                UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                      June 30, 2000                              March 31, 2000
                                                                    ---------------                              --------------
ASSETS
Current assets:
  Cash and cash equivalents                                         $     4,124,356                              $    6,020,129
  Accounts receivable, net                                                7,805,881                                   4,106,105
  Inventory                                                               8,000,307                                   1,416,241
  Due from affiliates                                                        12,899                                      13,564
  Prepaid expenses and other current assets                                 217,138                                     126,542
                                                                    ---------------                              --------------
Total current assets                                                     20,160,581                                  11,682,581

Property and equipment, net                                                 770,012                                     693,340
Intangible assets (primarily goodwill), net                              29,057,457                                  26,090,635
Stockholder notes receivable                                                100,000                                           -
Notes receivable                                                             37,614                                      37,614
Deposits                                                                      8,242                                       9,742
                                                                    ---------------                              --------------
Total assets                                                        $    50,133,906                              $   38,513,912
                                                                    ===============                              ==============

   LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                                  $     6,433,611                              $    3,170,890
  Accrued expenses                                                          532,612                                     442,598
  Credit lines payable                                                    8,222,733                                   2,391,095
  Notes payable - current portion                                           236,147                                       4,872
  Due to affiliates                                                         564,610                                     511,717
                                                                    ---------------                              --------------
Total current liabilities                                                15,989,713                                   6,521,172

Notes payable - long term                                                 1,471,575                                           -
                                                                    ---------------                              --------------
Total liabilities                                                        17,461,288                                   6,521,172
                                                                    ---------------                              --------------

Commitments and contingencies

Stockholders' equity:
  Preferred stock, $.001 par value; 2,000,000 shares authorized;                  -                                           -
   no preferred shares issued or outstanding
  Common stock, $.001 par value; 24,000,000 shares authorized;                6,419                                       6,202
   6,417,754 and 6,200,499 shares issued and outstanding
  Additional paid-in capital                                             36,279,447                                  34,079,957
  Accumulated deficit                                                    (3,613,248)                                 (2,093,419)
                                                                    ---------------                              --------------
Total stockholders' equity                                               32,672,618                                  31,992,740
                                                                    ---------------                              --------------
Total liabilities and stockholders' equity                          $    50,133,906                              $   38,513,912
                                                                    ===============                              ==============

See accompanying notes to unaudited condensed consolidated financial statements.

                       DRUGMAX.COM, INC. AND SUBSIDIARIES
         UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               Three Months Ended            Three Months Ended
                                                                  June 30, 2000                 June 30, 1999
                                                              ---------------------          -------------------
Net revenues                                                   $      28,816,653              $     33,899

Cost of goods sold                                                    27,813,691                    14,786
                                                                ----------------               -----------

Gross profit                                                           1,002,962                    19,113


Selling, general and administrative expenses                           2,363,190                   101,308
                                                                ----------------               -----------

Operating loss                                                        (1,360,228)                  (82,195)
                                                                ----------------               -----------
Other income (expense):
  Interest income                                                         64,355                       335
  Interest expense                                                      (223,956)                     (589)
                                                                ----------------               -----------
Total other income (expense)                                            (159,601)                     (254)
                                                                ----------------               -----------

Net loss                                                       $      (1,519,829)             $    (82,449)
                                                                ================               ===========

Basic and diluted net loss per share                           $           (0.24)             $      (0.02)
                                                                ================               ===========

Basic and diluted weighted average number of
     common shares outstanding                                         6,374,780                 5,351,028
                                                                ================               ===========

See accompanying notes to unaudited condensed consolidated financial statements.

                       DRUGMAX.COM, INC. AND SUBSIDIARIES
                UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                  Three Months Ended       Three Months Ended
                                                                                    June 30, 2000            June 30, 1999
                                                                                -------------------      -------------------
Cash flows from operating activities:
Net loss                                                                        $        (1,519,829)     $           (82,449)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization                                                               708,625                    2,500
Changes in operating assets and liabilities:
     Accounts receivable, net                                                              (210,216)                  (9,760)
     Inventory                                                                              106,570                   (2,860)
     Due from affiliates                                                                        665                        -
     Prepaid expenses and other current assets                                              (68,600)                 (25,399)
     Stockholder notes receivable                                                            70,000                        -
     Deposits                                                                                 1,500                      180
     Accounts payable                                                                      (697,834)                 (17,572)
     Accrued expenses                                                                       (90,878)                  42,973
                                                                                -------------------      -------------------
Net cash used in operating activities                                                    (1,699,997)                 (92,387)


Cash flows from investing activities:
       Purchases of property and equipment                                                  (62,451)                       -
       Increase in intangible assets                                                         (2,038)                       -
       Cash paid for acquisitions, net                                                   (1,757,481)                       -
                                                                                -------------------      -------------------
Net cash used in by investing activities                                                 (1,821,970)                       -


Cash flows from financing activities:
      Net change under revolving line of credit agreements                                1,617,638                        -
      Payments of long-term obligations                                                     (44,337)                       -
      Proceeds from related party obligation                                                      -                   50,000
      Proceeds from affiliates                                                               52,893                        -
                                                                                -------------------      -------------------
Net cash provided by financing activities                                                 1,626,194                   50,000
                                                                                -------------------      -------------------

Net decrease in cash and cash equivalents                                                (1,895,773)                 (42,387)


Cash and cash equivalents at beginning of period                                          6,020,129                   56,986
                                                                                -------------------      -------------------

Cash and cash equivalents at end of period                                      $         4,124,356      $            14,599
                                                                                ===================      ===================
Supplemental disclosure of cash flow information:

 Cash paid during period for interest                                           $           234,464      $                 -
                                                                                ===================      ===================
 Cash paid for income taxes                                                     $                 -      $                 -
                                                                                ===================      ===================
  Issuance of 217,255 shares of common stock for the acquisition of
   Valley Drug Company                                                          $         2,199,707      $                 -
                                                                                ===================      ===================

See accompanying notes to unaudited condensed consolidated financial statements.

DrugMax.com, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements

For the Three Months Ended June 30, 2000 and 1999

NOTE A - BASIS OF PRESENTATION

     The accompanying condensed consolidated financial statements include the accounts of DrugMax.com, Inc. and its subsidiaries, Discount Rx, Inc., Valley Drug Company, Desktop Corporation, and VetMall, Inc. (collectively the "Company"). All intercompany balances and transactions have been eliminated.

     In March 2000 Becan Distributors, Inc., the Company's wholly owned subsidiary, was merged into the Company. All Becan financial activity has been included as a division of the Company.

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring items) considered necessary for a fair presentation have been included. Interim results are not necessarily indicative of the results that may be expected for a full year. These statements should be read in conjunction with the consolidated financial statements and footnotes as of and for the year ended March 31, 2000 and as of and for the period September 8, 1998 through March 31, 1999, included elsewhere in this prospectus.

NOTE B - RECENTLY ISSUED AUTHORITATIVE GUIDANCE

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 provides guidance related to revenue recognition issues based on interpretations and practices followed by the SEC. Management has determined that the adoption of SAB101 did not have a material impact on its June 30, 2000 condensed consolidated financial statements.

NOTE C - ACQUISITIONS

     On April 19, 2000, DrugMax Acquisition Corporation ("Buyer"), a wholly owned subsidiary of DrugMax, Valley Drug Company ("Valley"), Ronald J. Patrick ("Patrick") and Ralph A. Blundo ("Blundo" and together with Patrick, the "Sellers") signed a Merger Purchase Agreement (the "Agreement"). In connection with the merger, the Sellers received an aggregate of 226,666 shares of the Company's common stock and cash in the amount of $1.7 million. The Sellers were granted the right to include their shares in any registration filed by the Company until such time as their shares of the Company may be sold pursuant to Rule 144 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended. In addition, the Sellers deposited 22,666 shares of the Company's common stock with an escrow agent (the "Holdback Shares"). Based on audited financial statements of Valley as of April 19, 2000, the stockholders' equity amounted to $400,667 which was $141,160 less than the threshold amount of $541,827 required by the Agreement. Therefore, 9,411 of the Holdback Shares will be returned to the Company. After consideration of the return of the Holdback Shares, a total of 217,255 shares at $10.125 per share were issued for the acquisition. The acquisition was accounted for using the purchase method of accounting and accordingly $3.6 million of goodwill was recorded. The goodwill will be amortized over fifteen (15) years.

     The results of operations of Valley are included in the unaudited condensed consolidated financial statements from the purchase date. The Company acquired the following assets and liabilities (net of cash received of $502) in the above business combination:

          Accounts receivable                             $  3,478,637
          Inventory                                          6,690,636
          Property and equipment                                67,146
          Other assets                                         266,380
          Goodwill                                           3,557,023
          Assumption of liabilities                        (10,102,634)
                                                   -------------------
          Net value of purchased assets                      3,957,188
          Fair value of common stock issued                  2,199,707
                                                   -------------------
          Cash paid for acquisitions                      $  1,757,481
                                                   ===================


     The unaudited pro forma effect of the Valley acquisition on the Company's revenues, net loss and net loss per share, had the acquisition occurred on April 1, 1999 is as follows:

                                                      For the Three          For the Three
                                                      Months Ended           Months Ended
                                                      June 30, 2000          June 30, 1999
                                                 --------------------     ------------------
          Revenues                                         31,633,652            $12,676,946
          Net loss                                          1,486,171                 80,580
          Basic and diluted net loss per share                  ($.23)                 ($.02)

NOTE D - INCOME TAXES

     The Company has adopted Statement of Financial Accounting Standards No. 109 ("SFAS 109"), Accounting for Income Taxes. Under SFAS 109, the Company uses the asset and liability method which recognizes the amount of current and deferred taxes payable or refundable at the date of the financial statements as a result of all events that have been recognized in the consolidated financial statements and as measured by the provisions of enacted tax laws.

     The Company has a gross deferred tax asset as of June 30, 2000, which represents the potential future tax benefit associated with its operating losses to date. Management has evaluated the available evidence regarding the future taxable income and other possible sources of realization of deferred tax assets. A 100 percent valuation has been established by management against the gross deferred tax asset, as it is more likely than not the deferred tax asset will not be realized.

     The Company continually reviews the adequacy of the valuation allowance and will recognize deferred tax asset benefits only when a reassessment indicates that it is more likely than not that the benefits will be realized. The Company will recognize a deferred tax asset only when such reassessments indicate that the benefits will be realizable.

NOTE E - COMMITMENTS AND CONTINGENCIES

     In conjunction with the Valley acquisition, the Company agreed to become an additional guarantor of the outstanding bank indebtedness of Valley. As of June 30, 2000, Valley maintains a revolving line of credit and a term loan with National City Bank with a combined outstanding balance of approximately $6.1 million. The revolving line of credit and term loan are also personally guaranteed by the former owners of Valley.

NOTE F - SEGMENT INFORMATION

     During the three months ended June 30, 2000, the Company operated two industry segments: wholesale distribution and computer software development. The Company operated only in the wholesale distribution segment through March 20, 2000. The following table reports financial data that management uses in its business segment analysis.


     There were no inter-segment sales or transfers during the first three months of fiscal year 2000 or 1999. Operating loss by business segment excludes interest income, interest expense, and other income and expenses.

     Summarized financial information by business segment is as follows:

                                         For the Three          For the Three
                                          Months Ended        Months Ended June
                                         June 30, 2000             30, 1999
                                        ----------------      -----------------
Revenue from external customers
Distribution..........................       $28,718,856          $    33,899
Software Development..................            97,797                   --
                                          --------------       --------------

Total.................................       $28,816,653          $    33,899
                                          ==============       ==============


Segment loss from operations
Distribution..........................       $   841,257          $    82,195
Software Development..................           518,971                   --
                                          --------------       --------------

Total.................................       $ 1,360,228          $    82,195
                                          ==============       ==============

                                           June 30, 2000         March 31, 2000
                                          --------------       ----------------

Assets
Distribution..........................       $50,060,809          $38,408,017
Software Development..................            73,097              105,895
                                          --------------       ----------------

Total.................................       $50,133,906          $38,513,912
                                          ==============       ================


NOTE G - SUBSEQUENT EVENTS

SUBSEQUENT EVENTS

On July 7, 2000, the Company entered into a consulting agreement with Marc Mazur Consulting, Inc. Upon satisfaction by Marc Mazur Consulting, Inc. of its obligations under the agreement, the Company will grant to Marc Mazur Consulting, Inc. warrants to purchase 200,000 shares of common stock with an exercise price of $10.00 per share. Upon issuance, these warrants will be immediately exercisable.

In August 2000, the audited amount of Valley stockholders' equity as of April 19, 2000 was determined to be $400,667, which was $141,160 less than the threshold amount of $541,827 required by the agreement. Therefore, 9,411 of the holdback shares will be returned to the Company. After consideration of the return of the holdback shares, a total of 217,255 shares at $10,125 per share were issued for the acquisition.

On September 13, 2000, the Company entered into a letter of intent to purchase substantially all of the assets of Penner & Welsch, Inc. ("P&W"), a wholesale distributor of pharmaceuticals, over-the-counter products and health and beauty care products, headquartered in New Orleans, LA. Also on that date, P&W filed a voluntary petition for Chapter 11 relief under the United States Bankruptcy Code. The case is pending in the United States Bankruptcy Court for the Eastern District of Louisiana. Pursuant to the letter of intent, the Company will work with P&W, on an exclusive basis, to formulate a bankruptcy reorganization plan, pursuant to which the Company offered to purchase, for $750,000 worth of restricted common stock, all of P&W's assets and/or equity, without its liabilities, while keeping P&W's customers in continuous service. In addition, on September 13, 2000, the Company entered into a management agreement with P&W, pursuant to which it will manage the day-to-day operations of P&W, in exchange for a management fee equal to three percent of the gross revenues of P&W each month, with an additional 1% available in months in which certain operating measures are achieved.

On September 13, 2000, the Company entered into a financing and security agreement with P&W, pursuant to which the Company has agreed to provide P&W with a secured revolving line of credit for the sole purpose of purchasing inventory from the Company, up to an aggregate amount of $2.5 million as may be requested by P&W and as may be allowed by the Company in its sole discretion. The line of credit is secured by a second lien on substantially all of the assets of P&W, second only to P&W's primary banking facility, as well as real estate owned by an affiliate of P&W. On September 14, 2000, the Bankruptcy Court entered an emergency interim order approving the management agreement and financing and security agreement. However, the bankruptcy plan, including the proposed acquisition, management agreement and financing and security agreement, are still subject to the final approval of the United States Bankruptcy Court for the Eastern District of Louisiana, and the Company cannot guarantee that the transaction will be completed or, if completed, that the Company will successfully assimilate the additional personnel, operations, acquired technology and products of P&W into the business, or retain key personnel and customers.

On or about September 19, 2000, the Company informed the selling shareholders of Desktop that 20,000 shares held under escrow, pursuant to the acquisition agreement, would not be released as contemplated in the initial purchase price. Upon final receipt of these shares from the escrow agent, management anticipates reducing the purchased goodwill by approximately $329,000.

On October 24, 2000, the Company obtained from Mellon Bank, N.A. ("Mellon") a line of credit and a $2 million term loan to refinance the prior bank indebtedness, to provide additional working capital, and for other general corporate purposes. The new line of credit enables the Company to borrow a maximum of $15 million, with borrowings limited to 85% of eligible accounts receivable and 65% of eligible inventory. The term loan is payable in monthly principal installments of $55,556 commencing on December 1, 2000, and in one final payment of the remaining principal balance plus all accrued and unpaid interest thereon on October 24, 2003. The term loan bears interest, payable monthly, at 0.75% per annum over the base rate, which is the higher of Mellon's prime rate or the effective federal funds rate plus 0.50% per annum. The revolving credit facility will bear interest at the floating rate of 0.25% per annum above the base rate. After the Company delivers the audited consolidated financial statements for the fiscal year ending March 31, 2001 to Mellon, the applicable margin over the base rate may change on an annual basis depending on the ratio of funded debt to EBITDA. At the Company's option, interest may instead be paid at a LIBOR rate plus an applicable margin, which also varies on the ratio of funded debt to EBITDA. Under the terms of the agreement, DrugMax is prohibited from paying dividends, and it must maintain certain financial ratio covenants in addition to others of the type customarily required by lenders for similar facilities. On October 27, 2000, proceeds were used to repay the Merrill Lynch Financial and National City Bank credit facilities, aggregating approximately $8.9 million, and approximately $5.5 million was available for borrowing.

NOTE H - LOSS PER SHARE

     Basic net loss per common share is computed by dividing loss available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted net loss per common share is calculated by dividing loss available to common stockholders by the weighted average number of shares of common stock outstanding during the period, adjusted for the dilutive effect of common stock equivalents, using the treasury stock method. The Company does not have any dilutive shares outstanding.

                              VALLEY DRUG COMPANY
                                BALANCE SHEETS
                            MARCH 31, 2000 AND 1999

                                    ASSETS

                                                2000               1999
                                             ----------         ----------
Current assets                               (unaudited)        (unaudited)

  Cash                                       $      500        $         -
  Accounts receivable, net                    2,899,271          2,759,761
  Inventory                                   6,585,222          7,097,160
  Prepaid and other current assets               21,125             41,411
                                             ----------        -----------

     Total current assets                     9,506,118          9,898,332

Property, plant and equipment - net              67,951             65,893

Shareholder note receivable                      70,000                  -

Non-current accounts receivable                 265,553             21,639

Other non-current assets                         72,860             59,798
                                             ----------        -----------

     Total assets                            $9,982,482        $10,045,662
                                             ==========        ===========

                              VALLEY DRUG COMPANY
                                BALANCE SHEETS
                            MARCH 31, 2000 AND 1999

                     LIABILITIES AND SHAREHOLDERS' EQUITY

                                                         2000           1999
                                                      ----------    -----------
Current liabilities                                   (unaudited)    (unaudited)

  Line of credit                                      $4,368,000    $ 3,933,468
  Current portion long-term debt                         254,912        220,000
  Bank overdraft                                               -        895,868
  Accounts payable                                     3,177,225      3,283,954
  Accrued expenses                                       174,779        126,553
                                                      ----------    -----------

       Total current liabilities                       7,974,916      8,459,843

Long-term debt                                         1,510,083      1,744,518
                                                      ----------    -----------

       Total liabilities                               9,484,999     10,204,361

Shareholders' equity
  Common stock, no par; 500 shares authorized;
       100 shares issued and outstanding, at
       March 31, 2000 and 1999                                 -              -
  Retained earnings                                      497,483       (158,699)
                                                      ----------    -----------

       Total shareholders' equity                        497,483       (158,699)
                                                      ----------    -----------

       Total liabilities and Shareholders' equity     $9,982,482    $10,045,662
                                                      ==========    ===========

Please read accompanying notes

                              VALLEY DRUG COMPANY
                           STATEMENTS OF OPERATIONS
                  THREE MONTHS ENDED MARCH 31, 2000 AND 1999
                                  (Unaudited)

                                           2000               1999
                                        -----------        -----------

Sales                                   $12,264,706        $12,285,830

Cost of good sold                        11,673,984         11,798,602
                                        -----------        -----------

  Gross Profit                              590,722            487,228


Operating expenses
  Depreciation                                4,100                  -
  General and administrative                460,460            541,450
                                        -----------        -----------

  Total operating expenses                  464,560            541,450
                                        -----------        -----------

  Operating income (loss)                   126,162            (54,222)


Other income (expense)
  Interest income                             5,922              1,703
  Interest expense                         (166,249)           (92,959)
                                        -----------        -----------

Total other income (expense)               (160,327)           (91,256)
                                        -----------        -----------

Net loss                                $   (34,165)       $  (145,478)
                                        ===========        ===========

Basic and diluted loss per share        $   (341.65)       $ (1,454.78)
                                        ===========        ===========
Weighted average shares of
 common stock outstanding                       100                100
                                        ===========        ===========


Please read accompanying notes.

                              VALLEY DRUG COMPANY
                           STATEMENTS OF CASH FLOWS
                  THREE MONTHS ENDED MARCH 31, 2000 AND 1999
                                  (Unaudited)

                                                          2000         1999
                                                       ---------   -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                             $ (34,165)  $  (145,478)
  Adjustments to reconcile net loss to
    net cash provided (used) by operating activities:
     Depreciation and amortization expense                11,150             -
     Changes in operating assets and liabilities:
     (Increase) decrease in:
      Accounts receivable                               (197,517)       21,223
      Inventory                                         (246,103)   (1,339,876)
      Other current assets                                     -       (17,625)
      Other assets                                        22,749       136,213
     Increase (decrease) in:
      Accounts payable                                   274,272       448,573
      Accrued expenses                                    29,589       963,861
                                                       ---------   -----------

  Net cash provided (used) by operating activities      (140,025)       66,891
                                                       ---------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment                      (5,303)      (42,531)
  Notes receivable acquired                                    -       (70,000)
  Payments received on notes                                   -        52,000
                                                       ---------   -----------

  Net cash provided (used) by investing activities        (5,303)      (60,531)
                                                       ---------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings on line of credit                       202,000     3,933,468
  Proceeds from issuance of debt                               -     2,000,000
  Payments on long-term debt                             (56,674)   (1,254,316)
  Purchase and retirement of common stock                      -    (6,760,068)
                                                       ---------   -----------

  Net cash provided (used) by financing activities       145,326    (2,080,916)
                                                       ---------   -----------

Net increase (decrease) in cash                               (2)   (2,074,556)

Cash at beginning of period                                  502     2,137,036
                                                       ---------   -----------

Cash at end of period                                  $     500   $    62,480
                                                       =========   ===========

SUPPLEMENTAL INFORMATION:
  Cash paid for interest                               $ 166,249   $    92,959
                                                       =========   ===========

Please read accompanying notes.

                              VALLEY DRUG COMPANY
              NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
              FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999

NOTE A - BASIS OF PRESENTATION

The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring items) considered necessary for a fair presentation have been included. Interim results are not necessarily indicative of the results that may be expected for a full year. These statements should be read in conjunction with the financial statements and footnotes for the year ended December 31, 1999 which are included elsewhere herein.

NOTE B - RECENTLY ISSUED AUTHORITATIVE GUIDANCE

In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 provides guidance related to revenue recognition issues based on interpretations and practices followed by the SEC. Management has determined that the adoption of SAB 101 did not have a material impact on its March 31, 2000 condensed financial statements.

NOTE C - ACQUISITION

On April 19, 2000, the Company was acquired by DrugMax.com, Inc.

NOTE D - INCOME TAXES

The Company was privately owned until April 19, 2000 and had elected with the consent of its shareholders to be taxed as an S corporation. On April 19, 2000, the Company executed an agreement and plan of reorganization with DrugMax.com, Inc. ("DrugMax") whereby all of the issued and outstanding capital stock of the Company was exchanged for shares of DrugMax (Note 7). As a result of the exchange, the Company became a wholly owned subsidiary of DrugMax. Under those provisions, the Company does not pay federal corporate income taxes on its taxable income. Instead, the shareholders are liable for individual federal and state income taxes on their proportionate shares of the Company's taxable income.

NOTE E - LOSS PER SHARE

Basic and diluted net loss per common share is computed by dividing loss available to common stockholders by the weighted-average number of common shares outstanding during the period.

NOTE F - LINE OF CREDIT

In January 1999, the Company established a $ 4.5 million revolving credit facility scheduled to mature in January 2002. The credit available to the Company is based on a percentage of eligible accounts receivable and inventory. The facility imposes financial covenants on tangible net worth, leverage, and a debt service ratio. Minimum borrowing under the agreement is $1,000. The agreement places limitations on disposition of assets and debt funding to transactions within the normal course of business and restricts the payment of dividends to any shareholder of record and any class of common stock during the term of the agreement. Borrowings accrue interest at 11% and are secured by all assets of the Company. The shareholders have personally guaranteed the loan.

Basis of Presentation of Unaudited Pro Forma Condensed Consolidated Financial Statements for the Year Ended March 31, 2000.

The unaudited pro forma data presented in the unaudited pro forma condensed Consolidated statements of operations are included in order to illustrate the effect on the Company's financial statements of the transactions described below:

On November 26, 1999, DrugMax.com, Inc. ("DrugMax") acquired all the issued and outstanding shares of Becan Distributors, Inc. and its subsidiary, Discount Rx, Inc. (collectively "Becan") for $2,000,000 in cash and 2,000,000 shares of DrugMax common stock. The acquisition is accounted for as a purchase.

On March 20, 2000, DrugMax acquired all the issued and outstanding shares of Desktop Corporation and its subsidiary, Desktop Ventures, Inc. (collectively "Desktop") for stock and payment of certain Desktop liabilities. Desktop provides consulting and software development services. The acquisition is accounted for as a purchase.

Simultaneous with the Desktop acquisition, DrugMax acquired a 20% interest in VetMall, Inc. ("VetMall") a web site management company. Since Desktop already owned a 50% interest in VetMall, the acquisition of the additional 20% interest gave DrugMax a controlling interest in VetMall. The acquisition is accounted for as a purchase.

On April 19, 2000, DrugMax acquired all the issued and outstanding stock of Valley Drug Company for $1,700,000 and 226,666 shares of DrugMax common stock. The acquisition is accounted for as a purchase.

For purposes of the statement of operations the adjustments are presented as if DrugMax had acquired Becan, Desktop, VetMall and Valley as of April 1, 1999.

The pro forma information is based on the following historical financial statements after giving effect to the transactions using the purchase method of accounting and the assumptions and adjustments in the accompanying notes to the unaudited pro forma condensed consolidated financial statements.

     The audited consolidated financial statements of DrugMax (as filed in DrugMax's Form 10-KSB/A, for the fiscal year ended March 31, 2000),

     The unaudited consolidated financial statements of Becan which were provided by Becan, for the period April, 1999 through November 26, 1999.

     The audited consolidated financial statements of Desktop for the fiscal year ended March 31, 2000 (filed with Form 8-K/A of DrugMax filed on June 29, 2000) which have been provided by Desktop,

     The audited financial statements of VetMall for the period from June 28, 1999 (date of inception) through March 31, 2000 (filed with Form 8-K/A of DrugMax filed on June 29, 2000) which were provided by VetMall, and

     The December 31, 1999 audited financial statements of Valley for the year ended December 31, 1999 (filed with this report under Item 7 (a)) which have been provided by Valley.

These unaudited pro forma condensed consolidated financial statements may not be indicative of the results that actually would have occurred if the acquisitions had occurred on the dates indicated or of the results which may be obtained in the future.

In the opinion of management, all adjustments have been made that are necessary to present fairly the pro forma data.

The Unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the financial statements and related notes of the respective companies.

Becan's statement of operations includes only activity from April 1, 1999 through November 26, 1999 (date of acquisition). The VetMall statement of operations is for the period from June 28, 1999 (date of inception) through March 20, 2000 (date of acquisition). The Desktop statement of operations is for the period from April 1, 1999 to March 20, 2000 (date of acquisition). All activity of Becan, Desktop and VetMall subsequent to the respective dates of acquisition is included in DrugMax's March 31, 2000 consolidated statement of operations. Valley's statement of operations is for the year ended December 31, 1999. The minority interest for 30% of VetMall has not been recognized because of VetMall's shareholders' deficit.

Adjustments reflect the following:

(a) Elimination of intercompany revenues and expenses and equity in loss of affiliate to reflect the consolidation of Desktop and VetMall due to the common ownership created by the acquisition.

(b) Amortization expense related to goodwill arising from the Becan acquisition (15 year life.)

(c) Amortization expense related to goodwill arising from the Desktop acquisition (5 year life.)

(d) Amortization expense related to goodwill arising from the VetMall acquisition (5 year life.)

(e) Amortization expense related to goodwill arising from the Valley acquisition (15 year life.)

(f) Tax benefit lost as result of the acquisition and the corresponding limitation on Desktop's net operating loss carry forwards.

(g) Weighted average shares of common stock outstanding was calculated based on the assumption that the shares issued in connection with the acquisitions were outstanding for the entire period.

                               DRUGMAX.COM, INC.
      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED MARCH 31, 2000


                                                   DRUGMAX            BECAN             DESKTOP          VETMALL
                                                APRIL 1, 1999     APRIL 1, 1999      APRIL 1, 1999    JUNE 28, 1999
                                               MARCH 31, 2000   NOVEMBER 26, 1999   MARCH 20, 2000   MARCH 20, 2000
                                               ---------------  ------------------  ---------------  ---------------
Net revenues                                      $21,050,547    $ 33,721,393         $  2,374,506      $   574,706

Cost of sales                                      20,906,771      32,965,395               18,815          458,739
                                                  -----------    ------------         ------------   --------------
Gross profit                                          143,776         755,998            2,355,691          115,967
                                                  -----------    ------------         ------------   --------------
Operating expenses:
Selling, general and administrative expense         2,076,653         421,994            2,572,164        2,314,856
Goodwill amortization-Becan                                                --
Goodwill amortization-Desktop
Goodwill amortization-VetMall                                              --
Goodwill amortization-Valley Drug                                          --
                                                  -----------    ------------         ------------   --------------
Total operating expenses                            2,076,653         421,994            2,572,164        2,314,856
                                                  -----------    ------------         ------------   --------------

Operating income (loss)                            (1,932,877)        334,004             (216,473)      (2,198,889)
Interest income                                       144,340           5,455                   54
Interest expense                                     (107,095)        (99,090)             (50,996)
Other income and (expenses), net                      (93,312)         (8,377)             798,982
Equity in loss of affiliate                                                --           (1,099,444)
                                                  -----------    ------------         ------------    -------------
Income (loss) before income tax                    (1,988,944)        231,992             (567,877)      (2,198,889)

Income tax provision                                       --              --              280,042
                                                  -----------    ------------         ------------     ------------
Net income (loss)                                 $(1,988,944)   $    231,992         $   (287,835)     $(2,198,889)
                                                  ===========    ============         ============      ===========
Basic and diluted net income (loss)
per share                                         $     (0.51)
                                                  ===========
Basic and diluted weighted average
  number of shares outstanding                      3,875,445
                                                  ===========

                                                 VALLEY DRUG                           PROFORMA
                                                JANUARY 1, 1999                       CONSOLIDATED
                                               DECEMBER 31, 1999   ADJUSTMENTS        MARCH 31, 2000
                                               -----------------   -----------        --------------
Net revenues                                      $50,572,187    $ (1,999,682) (a)    $106,293,657

Cost of sales                                      48,037,331                          102,387,051
                                                  -----------      ----------         ------------
Gross profit                                        2,534,856      (1,999,682)           3,906,606
                                                  -----------      ----------         ------------
Operating expenses:
Selling, general and administrative expense         1,737,992      (2,110,307) (a)       7,013,352
Goodwill amortization-Becan                                           126,663  (b)         126,663
Goodwill amortization-Desktop                                         568,925  (c)         568,925
Goodwill amortization-VetMall                                         384,545  (d)         384,545
Goodwill amortization-Valley Drug                                     230,214  (e)         230,214
                                                  -----------      ----------         ------------
Total operating expenses                            1,737,992        (799,960)           8,323,699
                                                  -----------      ----------         ------------

Operating income (loss)                               796,864      (1,199,722)          (4,417,093)
Interest income                                        13,113              --              162,962
Interest expense                                     (565,371)             --             (822,552)
Other income and (expenses), net                                     (110,625) (a)         586,668
Equity in loss of affiliate                                         1,099,444  (a)              --
                                                  -----------      ----------         ------------
Income (loss) before income tax                       244,606        (210,903)          (4,490,015)

Income tax provision                                                 (280,042) (f)              --
                                                  -----------      ----------         ------------
Net income (loss)                                 $   244,606    $   (490,945)        $ (4,490,015)
                                                  ===========      ==========         ============

Basic and diluted net income (loss)
per share                                                                              $     (0.89)
                                                                                       ===========

Basic and diluted weighted average
  number of shares outstanding                                                 (g)       5,018,708
                                                                                       ===========

Basis of Presentation of Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Three Months Ended June 30, 2000.

The unaudited pro forma data presented in the unaudited pro forma condensed consolidated statements of operations are included in order to illustrate the effect on the Company's financial statements of the transaction described below:

On April 19,2000, DrugMax.com,Inc. (DrugMax) acquired all the issued and outstanding shares of Valley Drug Company (Valley) for $1,700,000 and 217,225 shares of common stock. The acquisition is accounted for as a purchase.

For purposes of the statement of operations the adjustments are presented as if DrugMax had acquired Valley as of April 1, 2000.

The pro form information is based on the following historical financial statements after giving effect to the transaction using the purchase method of accounting and the assumptions and adjustments in the accompanying notes to the unaudited pro forma condensed consolidated financial statements.

     The unaudited condensed consolidated financial statements of DrugMax
(as filed on DrugMax's Form 10QSB, for the three months ended June 30, 2000),

     The audited financial statements of Valley for the period ended April 18, 2000.

These pro forma condensed consolidated financial statements may not be indicative of the results that actually would have occurred if the acquisition had occurred on the date indicated or of the results which may be obtained in the future.

In the opinion of management, all adjustments have been made that are necessary to present fairly the pro forma data.

Valley's statement of operations includes only activity from April 1, 2000 through April 19, 2000 (date of acquisition).

                               DrugMax.com Inc.
      Pro Forma Unaudited Condensed Consolidated Statement of Operations
                                 June 30, 2000

                                                           DrugMax               Valley Drug
                                                      Three Months Ended        04/01/2000 to           Pro forma
                                                           06/30/00              04/18/2000
                                                 ---------------------------------------------------------------------
Net revenues                                                   $28,816,653            $2,816,998           $31,633,651

Cost of goods sold                                              27,813,691             2,755,859            30,569,550
                                                 ---------------------------------------------------------------------
Gross profit                                                     1,002,962                61,139             1,064,101

Selling, general and administrative expenses                     2,363,190                74,768             2,437,958
                                                 ---------------------------------------------------------------------

Operating (loss) before other income and expense                (1,360,228)              (13,628)           (1,373,856)
                                                 ---------------------------------------------------------------------
Other income (expense):
Interest income                                                     64,355                  (996)               63,359
Interest expense                                                  (223,956)               17,808              (206,148)
                                                 ---------------------------------------------------------------------
Total other income (expense)                                      (159,601)               16,812              (142,789)
                                                 ---------------------------------------------------------------------
Net income (loss)                                              $(1,519,829)           $    3,184           $(1,516,645)
                                                 =====================================================================

Basic and diluted net loss per share                           $     (0.24)                                $     (0.24)
                                                 =====================================================================

Basic and diluted weighted average number of
common shares outstanding                                        6,374,780                                   6,374,780
                                                 =====================================================================


The pro forma statement reflects the inclusion of Valley Drug Company's results of operations for the 18 days of April preceding DrugMax's acquisition of Valley. Since the majority of Valley's activity for the quarter, was already included in DrugMax's consolidated statement of operations for the quarter ended June 30, 2000, no additional adjustments were considered necessary.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

     Section 78.7502 of the Nevada Revised Statutes permits a corporation to include in our charter documents, and in agreements between the corporation and our directors and officers, provisions expanding the scope of indemnification beyond the indemnification specifically provided by the current law.

     Article XI of our Bylaws provides for the indemnification of officers, directors and third parties acting on our behalf if such person acted in good faith and in a manner reasonably believed to be in, and not opposed to, our best interest and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

     In addition to providing for indemnification in our Bylaws, we may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of we, or is or was serving at the request of we as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of his or her status as such. Further, we may enter into indemnification agreements with our directors and executive officers in the future.

Item 25. Other Expenses of Issuance and Distribution.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

Description                                                           Amount
-----------                                                           ------

Securities and Exchange Commission filing fee.................        $ 3,943.00
NASD filing fee...............................................          1,493.65
Nasdaq listing fee............................................
Blue Sky filing fees and expenses.............................
Legal fees and expenses.......................................
Underwriter's expenses........................................
Accounting fees and expenses..................................
Printing, postage, and mailing expenses.......................
Stock transfer agent fees and certificates....................
Miscellaneous.................................................

Total.........................................................        $

Item 26. Recent Sales of Unregistered Securities.

     During the past three years, DrugMax has issued unregistered securities to a limited number of persons as described below. The following information regarding DrugMax's shares of common stock has been adjusted to give effect to
(i) the one-for-fifty reverse split of DrugMax's common stock effected in March 1999, (ii) the two-for-one stock split in the form of a stock dividend effected in April 1999, and (iii) a one-for-two reverse stock split in October 1999.

(1) On March 18, 1999, DrugMax issued an aggregate of 2,400,000 shares of common stock to 14 investors in connection with the merger of Nutriceuticals.com Corporation, a Florida corporation, with and into DrugMax.

(2) On March 31, 1999, DrugMax issued an aggregate of 100,000 shares of common stock, to one investor in connection with the acquisition of Healthseek.com Corporation, a Massachusetts corporation.

(3) On August 16, 1999, DrugMax issued an aggregate of 20,000 shares of common stock to Lyntren Communications, Inc. in connection with the acquisition of the Nutriceuticals.com domain name.

(4) On November 26, 1999, DrugMax issued an aggregate of 2,000,000 shares of common stock to Dynamic Health Products, a Florida corporation, in connection with the acquisition of Becan Distributors, Inc.

(5) On March 20, 2000, DrugMax issued an aggregate of 50,000 shares of common stock in connection with the acquisition of Desktop Corporation.

(6) On March 20, 2000, DrugMax issued an aggregate of 49,985 shares of common stock to retire debt associated with the acquisition of Desktop Corporation.

(7) On March 20, 2000 DrugMax issued 25,000 shares of common stock in connection with the acquisition of VetMall.

(8) On April 19, 2000 DrugMax issued 217,225 shares of common stock in connection with the acquisition of Valley Drug Company.

     None of the foregoing transactions involved any underwriter, underwriting discounts or commissions or any public offering, and DrugMax believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof. The recipients in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access to information about DrugMax.

Item 27. Exhibits.

The following exhibits are filed with this registration statement:

1.1 Underwriting Agreement between DrugMax.com, Inc. and Utendahl Capital Partners, L.P.(*)

2.1 Agreement and Plan of Merger by and between NuMed Surgical, Inc. and Nutriceuticals.com Corporation, dated as of January 15, 1999. (1)

2.2 Agreement and Plan of Reorganization between DrugMax and Eric Egnet dated March 31, 1999. (1)

2.3 Agreement and Plan of Reorganization dated September 8, 1999 by and between Nutriceuticals.com Corporation and Dynamic Health Products, Inc. (2)

2.4 Agreement and Plan of Reorganization between DrugMax.com, Inc., Jimmy L. Fagala, K. Sterling Miller, and HCT Capital Corp. dated as of March 20, 2000. (3)

2.5 Stock Purchase Agreement between DrugMax.com, Inc. and W.A. Butler Company dated as of March 20, 2000. (3)

2.6 Merger Purchase Agreement between DrugMax.com, Inc., DrugMax Acquisition Corporation, and Valley Drug Company, Ronald J. Patrick and Ralph A. Blundo dated as of April 19, 2000. (4)

3.1  Articles of Incorporation of NuMed Surgical, Inc., filed October 18, 1993.
     (1)

3.2 Articles of Amendment to the Articles of Incorporation of NuMed Surgical, Inc., filed March 18, 1999. (1)

3.3 Articles of Merger of NuMed Surgical, Inc. and Nutriceuticals.com Corporation, filed March 18, 1999. (1)

3.4 Certificate of Decrease in Number of Authorized Shares of Common Stock of Nutriceuticals.com Corporation, filed October 29, 1999. (5)

3.5 Articles of Amendment to Articles of Incorporation of Nutriceuticals.com Corporation, filed January 11, 2000. (8)

3.6 Articles and Plan of Merger of Becan Distributors, Inc. and DrugMax.com, Inc., filed March 29, 2000. (8)

3.7  Amended and Restated Bylaws, dated November 11, 1999. (5)

4.1  Specimen of Stock Certificate. (8)

4.2  Form of Representative's Warrant Agreement. (*)

5.1 Opinion of [Shumaker, Loop & Kendrick, LLP], re: legality of securities registered *

10.1 Consulting Agreement by and between DrugMax.com, Inc. and Stephen M. Watters dated as of August 10, 2000.

10.2 Employment Agreement by and between Nutriceuticals.com Corporation and William L. LaGamba dated January 1, 2000. (7)

10.3 Employment Agreement by and between Valley Drug Company and Ronald J. Patrick dated April 19, 2000. (8)

10.4 Employment Agreement by and between Valley Drug Company and Ralph A. Blundo dated April 19, 2000. (8)

10.5 Consulting Agreement by and between DrugMax.com, Inc. and Jugal K. Taneja, dated as of April 1, 1999. (1)

10.6 Loan and Security Agreement among DrugMax.com, Inc. and Valley Drug Company and Mellon Bank, N.A. dated October 24, 2000.

21   Subsidiaries of the Registrant

23.1 Consent of Deloitte & Touche LLP

23.2 Consent of Brimmer, Burek, Keelan & McNally LLP, independent auditors (Valley)

23.3 Consent of Brimmer, Burek, Keelan & McNally LLP, independent auditors (VetMall)

23.4 Consent of Brimmer, Burek, Keelan & McNally LLP, independent auditors (Desktop)

23.5 Consent of Brimmer, Burek, Keelan & McNally LLP, independent auditors
     (Becan)

23.6 Consent of Kirkland, Russ, Murphy & Tapp, independent auditors

23.7 Consent of Shumaker, Loop & Kendrick, LLP (included in Exhibit 5.1) *

24   Powers of Attorney (reference is made to the signature page)

27   Financial Data Schedule**

99.1 DrugMax.com, Inc.1999 Incentive and Non-Statutory Stock Option Plan. (8)

________________
*    To be filed by amendment.
**   Contained in electronically filed version only.

(1) Incorporated by reference to DrugMax's Registration Statement on Form SB-2, filed June 29, 1999, File Number 0-24362, as amended.

(2) Incorporated by reference to Amendment No. 1 to DrugMax's Registration Statement on Form SB-2, filed on September 13, 1999, File No. 0-24362.

(3) Incorporated by reference to DrugMax's Report on Form 8-K, filed April 6, 2000, File Number 0-24362.

(4) Incorporated by reference to DrugMax's Report on Form 8-K, filed May 3, 2000, File Number 0-24362.

(5) Incorporated by reference to Amendment No. 2 to DrugMax's Registration Statement on Form SB-2, filed on November 12, 1999, File No. 0-24362.

(6) Incorporated by reference to DrugMax's Report on Form 8-K, filed February 8, 2000, File No. 0-24362.

(7) Incorporated by reference to DrugMax's Form 10-KSB, filed June 29, 2000, File No. 0-24362.

(8) Incorporated by reference to DrugMax's Form 10-KSB, filed July 14, 2000, File No. 0-24362.

Item 28. Undertakings.

(1) For determining any liability under the Securities Act, we hereby undertake to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(2) Insofar as indemnification for liabilities arising from the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(3) For determining any liability under the Securities Act, we hereby undertake to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

                                  SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in the city of Largo, State of Florida, on October 31, 2000.


                                       DrugMax.com, Inc.


                                       By: /s/ William L. LaGamba
                                          -----------------------------------
                                            William L. LaGamba, President and
                                                 Chief Operating Officer


                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints each of William L. LaGamba and Jugal K. Taneja his attorney-in-act, with the power of substitution, to sign any amendments, including post-effective amendments, to this registration statement, and any registration statement filed pursuant to Rule 462(b) of the Securities Act related hereto, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

          Signatures                       Title                    Date
          ----------                       -----                    ----

By: /s/ Jugal K. Taneja            Chairman of the Board      October 31, 2000
   ------------------------        and Chief Executive
Jugal K. Taneja                    Officer



By: /s/ William L. LaGamba         President and              October 31, 2000
   ------------------------        Chief Operating Officer
William L. LaGamba

By: /s/ Ronald J. Patrick          Director                   October 31, 2000
   ------------------------
Ronald J. Patrick

By: /s/ Stephen M. Watters         Director                   October 31, 2000
   ------------------------
Stephen M. Watters

By: /s/ Howard L. Howell DDS       Director                   October 31, 2000
   -------------------------
Dr. Howard L. Howell, DDS

By: /s/ Jeffrey K. Peterson        Director                   October 31, 2000
   ------------------------
Jeffrey K. Peterson

By: /s/ Joseph Zappala             Director                   October 31, 2000
   ------------------------
Joseph Zappala